As filed with the Securities and Exchange Commission on July 13, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Coeur d’Alene Mines Holdings Company

(Exact name of registrant as specified in its charter)

Idaho	81-0652176
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814
(208) 667-3511
(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)

Dennis E. Wheeler

Chairman of the Board and Chief Executive Officer
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814
(208) 667-3511
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Coeur d’Alene Canadian Acquisition Corporation

(Exact name of registrant as specified in its charter)

New Brunswick	98-0428735
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814
(208) 667-3511
(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)

Stewart McKelvey

44 Chipman Hill, Suite 1000
P.O. Box 7289, Stn. A
Saint John, New Brunswick
E2L 4S6
(506) 632-1970
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Andrew E. Bogen, Esq.
Gibson, Dunn & Crutcher, LLP
333 South Grand Avenue
Los Angeles, California 90071-3197
(213) 229-7000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the transactions described in the enclosed offer to purchase

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

    If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☐

Continued on next page

Continued

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered(1)	Registered(2)	Per Unit	Offering Price(3)	Fee

Coeur d’Alene Mines Holdings Company Common Stock, par value $1.00 per share, (together with the associated rights to purchase stock pursuant to the Rights Agreement between the Registrant and ChaseMellon Shareholder Services, L.L.C.)	452,303,628	N/A	$1,610,905,509	$204,102

Coeur d’Alene Canadian Acquisition Corporation exchangeable shares, without par value	452,303,628	N/A	$1,610,905,509	(4)

(1)	This Registration Statement relates to securities of Coeur d’Alene Mines Holdings Company, which is intended to be the successor registrant to Coeur d’Alene Mines Corporation, an Idaho corporation, and up to an identical number of exchangeable shares, without par value, of Coeur d’Alene Canadian Acquisition Corporation, to be issued (a) in exchange for all of the issued and outstanding common shares of Wheaton River Minerals Ltd., a corporation existing under the Business Corporations Act (Ontario) (“Wheaton”), pursuant to the offer to purchase all of the issued and outstanding common shares of Wheaton and (b) in connection with a proposed subsequent acquisition transaction to acquire any Wheaton common shares not acquired in the offer to purchase.

(2)	This amount is based upon the maximum number of shares of common stock of Coeur d’Alene Mines Holdings Company issuable in connection with the offer to purchase and a subsequent acquisition transaction, based on the outstanding number of Wheaton common shares as reported by Wheaton as of May 10, 2004.

(3)	Covers all of the securities set forth in footnote 1. Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for Wheaton’s common shares as reported by the American Stock Exchange on July 7, 2004.

(4)	The registration fee for the exchangeable shares is reflected in the fee payable for the Coeur d’Alene Mines Holdings Company common stock.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information contained herein may change. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The registrant may not complete the offer to purchase and issue these securities until the registration statement is effective. This offer to purchase shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

SUBJECT TO COMPLETION, DATED JULY 13, 2004

OFFER TO PURCHASE
all of the outstanding common shares of
Wheaton River Minerals Ltd.
for
any of the following per Wheaton common share, at the election of the depositing holder:

up to Cdn$5.47, in cash, subject to proration;

or
0.796 shares of Coeur d’Alene Mines Holdings Company Common Stock;
or
0.796 Exchangeable Shares of Coeur d’Alene Canadian Acquisition Corporation
by

COEUR D’ALENE MINES CORPORATION

subject to the procedures and limitations described in this offer to purchase and the related letter of transmittal

    No securities commission or similar authority in Canada or the United States has in any way passed upon the merits of or approved or disapproved these securities or determined if this offer to purchase is truthful or complete. Any representation to the contrary is a criminal offense. This offer to purchase is being mailed to Wheaton (as defined below) shareholders with a U.S. mailing address. A separate form of this offer to purchase, containing additional information required by Canadian law, will be mailed to Wheaton shareholders who are in Canada or whose last address on the books of Wheaton is in Canada.

    The offer to purchase and the withdrawal rights of the shareholders of Wheaton River Minerals Ltd., a corporation existing under the Business Corporations Act (Ontario) (“Wheaton”), will be open for acceptance during the period beginning on the date of the offer to purchase and ending at 5:00 p.m., Eastern Daylight Time, on August 27, 2004, unless extended as described below. Wheaton common shares deposited under the offer to purchase may be withdrawn at any time prior to being taken up.

     This offer to purchase is being made by Coeur d’Alene Mines Corporation, an Idaho corporation (“Coeur”), Coeur d’Alene Mines Holdings Company, an Idaho corporation (“New Coeur”), which is presently a wholly-owned subsidiary of Coeur, Coeur d’Alene Canadian Acquisition Corporation, a New Brunswick Company and an indirect subsidiary of Coeur (“Canadian Exchange Co.”), and Coeur d’Alene Acquisition ULC, a wholly-owned subsidiary of New Coeur that will be utilized in the offer to purchase (“Nova Scotia ULC”). As used herein, the term the “Offerors” means each of, and collectively, Coeur, New Coeur, Canadian Exchange Co. and Nova Scotia ULC. Immediately prior to the consummation of the offer to purchase, subject to approval by Coeur’s shareholders, Coeur will effect a reorganization whereby it will become a wholly-owned subsidiary of New Coeur and the name of New Coeur will be changed to “Coeur d’Alene Mines Corporation.” All of the outstanding common stock of Coeur will become, without any further action on the part of the holders thereof, common stock of New Coeur having rights and privileges the same as the existing Coeur common stock, and New Coeur common stock will be listed on the New York Stock Exchange (“NYSE”). Wheaton common shares which are taken up for stock will be exchanged for either common stock of New Coeur or exchangeable shares of Canadian Exchange Co., at the election of the Wheaton shareholder who deposits such Wheaton common shares under the offer to purchase. These exchangeable shares are referred to as “Exchangeable Shares,” and will, under the circumstances described herein, be exchangeable for shares of New Coeur common stock on a one-for-one basis. Following the purchase of Wheaton common shares in the offer to purchase, Coeur, Wheaton, assuming Coeur takes up and pays for Wheaton common shares representing greater than 50% of the outstanding Wheaton common shares, Canadian Exchange Co. and Nova Scotia ULC will be direct or indirect subsidiaries of New Coeur.

     The Offerors hereby offer upon the terms and subject to the conditions set forth in this offer to purchase and in the related letter of transmittal to issue for each issued and outstanding Wheaton common share any one of the following (referred to as the “Offer Consideration”), at the election of the depositing holder:

•	Cdn$5.47 in cash, subject to proration if Wheaton shareholders request in the aggregate more than the maximum cash available; or

•	0.796 shares of New Coeur common stock; or

•	0.796 Exchangeable Shares.

     Wheaton shareholders may choose among the three types of Offer Consideration, although the election must be made as to all shares deposited under the offer to purchase. For more information regarding the choices of consideration being offered to Wheaton shareholders pursuant to the offer to purchase, see the section entitled “Offer to Purchase — The Offer — Alternatives Available.”

     The Offerors are making the offer to purchase to acquire all the outstanding Wheaton common shares. If Wheaton common shares validly deposited under the offer to purchase are taken up and paid for, the Offerors currently intend to acquire, directly or indirectly, all outstanding Wheaton common shares not deposited under the offer to purchase in accordance with applicable law by way of a subsequent acquisition transaction. The Offerors currently intend that the terms of the subsequent acquisition transaction will provide that each issued and outstanding Wheaton common share may be exchanged (at the holder’s option) for cash, shares of New Coeur common stock or Exchangeable Shares in the same proportions issued pursuant to the offer to purchase.

     The obligations to complete the offer to purchase are subject to the satisfaction or waiver of the conditions described in “Offer to Purchase — Conditions of the Offer.”

     Coeur common stock currently is traded on the NYSE under the symbol “CDE” and, upon the effectiveness of the Coeur reorganization and the purchase of Wheaton common shares pursuant to the offer to purchase, the common stock of New Coeur will be listed under the same symbol. Wheaton’s common shares currently are traded on the Toronto Stock Exchange (“TSX”) under the symbol “WRM” and on the American Stock Exchange (“AMEX”) under the symbol “WHT.” It is a condition of the offer to purchase that New Coeur common stock be approved for listing on the NYSE and the TSX, and that the Exchangeable Shares be approved for listing on the TSX.

     In this offer to purchase, “$” refers to United States dollars and “Cdn$” refers to Canadian dollars.

     The securities offered in this offer to purchase involve certain risks. For a discussion of risk factors you should consider in evaluating the offer to purchase, see “Risk Factors” beginning on page 18.

The Dealer Managers for the offer to purchase are

JPMorgan                                    CIBC World Markets Inc.

This offer to purchase is dated July ●, 2004

      The Offerors have not authorized anyone to provide any information or make any representation about the Offerors or their affiliates that is different from, or in addition to, the information and representations contained in this offer to purchase or in any of the materials regarding the Offerors or their affiliates accompanying or incorporated by reference into this document. Wheaton shareholders should not rely on any information or representations regarding the Offerors or their affiliates not contained in this offer to purchase or in such documents accompanying or incorporated by reference into this offer to purchase. The offer to purchase does not apply to any jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or to persons to whom it is unlawful to direct these types of activities. The information contained in this document speaks only as of the date of this document or the dates of the documents incorporated by reference, and the Offerors do not undertake any duty to update any such information except as required by applicable law.

      This offer to purchase incorporates by reference important business and financial information about Coeur and Wheaton from certain documents filed with the Securities and Exchange Commission (“SEC”) that may not have been included in, or delivered with, this offer to purchase. This information is available on the SEC’s website at http://www.sec.gov and from other sources. See “Where You Can Find Additional Information” beginning on page 82.

      Wheaton shareholders may obtain copies of documents incorporated by reference without charge by contacting Coeur’s information agent, MacKenzie Partners, Inc., at the phone numbers listed on the back cover of this document. Wheaton shareholders should request documents at least five business days before the scheduled expiration date for the offer to purchase to allow sufficient time for delivery.

      THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER TO PURCHASE.

IMPORTANT NOTE

      As of the date of this offer document, Wheaton has refused to meet with Coeur to discuss a combination of Wheaton and Coeur. The Offerors have not had access to the non-public books and records of Wheaton, and the Offerors are not in a position to independently assess or verify the information in Wheaton’s publicly filed financial statements. On June 28, 2004, in response to a request from Coeur, Wheaton’s counsel advised Coeur’s counsel that Wheaton and its independent public accountants are prepared to consent to the inclusion herein of Wheaton’s financial statements and the related reconciliations of financial information recorded in accordance with Canadian generally accepted accounting principles (referred to as “Canadian GAAP”), to United States generally accepted accounting principles (referred to as “US GAAP”). Coeur intends to undertake the procedures necessary to allow such consents as Coeur deems practicable and useful in the circumstances, however, such procedures will not amount to an audit and will not enable Coeur or the Offerors to independently assess or verify the information in Wheaton’s publicly filed financial statements. Furthermore, to date, no such formal consents from Wheaton or its independent public accountants have been received.

      As a result, all historical information regarding Wheaton contained herein has been derived solely from Wheaton’s public reports and securities filings, and all pro forma financial information reflecting the pro forma effects of a combination of Wheaton and Coeur has been derived in part from Wheaton’s publicly-filed information. In addition, all reconciliations of Wheaton’s financial information, which Wheaton records in accordance with Canadian GAAP, to US GAAP is based exclusively upon Wheaton’s own Canadian GAAP to US GAAP reconciliations contained in Wheaton’s public reports and securities filings unless otherwise indicated. See “Risk Factors — The Offerors have been unable to independently verify the reliability of the Wheaton information in this offer to purchase” on page 19.

SUMMARY TERM SHEET

      This summary highlights information more fully described elsewhere herein and may not contain all the information that is important to you. You should read the following summary and the more detailed information, financial data and statements about the Offerors and the offer to purchase provided elsewhere herein and in the documents incorporated by reference, including the “Risk Factors” section and Coeur’s unaudited consolidated pro forma financial statements and the notes thereto. References to “Coeur” mean Coeur d’Alene Mines Corporation, its predecessors and consolidated subsidiaries, or any one or more of them, as the context requires. References to the “Offerors” mean any or all of Coeur, New Coeur, Canadian Exchange Co. and Nova Scotia ULC, as the context requires. Page numbers in parentheses following certain of the headings in this summary term sheet refer to other places in this document which may contain more detailed information regarding the subject matter summarized.

The Offer (Page 22)

      Pursuant to the offer to purchase, the Offerors are offering to purchase from the holders thereof all of the issued and outstanding Wheaton common shares, including any Wheaton common shares that may be issued after the date of this offer to purchase but before the completion of the offer to purchase, at a price for each Wheaton common share of:

•	Cdn$5.47 in cash, subject to the maximum cash consideration discussed below; or

•	0.796 shares of New Coeur common stock; or

•	0.796 Exchangeable Shares.

      The cash and stock consideration available pursuant to the offer to purchase is referred to generally as the “Offer Consideration.” Wheaton shareholders are free to choose among the three types of Offer Consideration, although the election must be made as to all shares deposited under the offer to purchase. Wheaton shareholders who properly deposit shares but do not elect a specific type of Offer Consideration will be deemed to have elected to, and will, receive shares of New Coeur common stock. Shareholders who elect cash and do not specify that they want to receive Exchangeable Shares in the event of proration also will be deemed to have elected to receive New Coeur common stock for the portion of the Offer Consideration not paid in cash.

Cash Option

      The maximum aggregate amount of cash that will be paid to Wheaton shareholders under the offer to purchase (referred to as the “Tender Cash Maximum”) is the product of (i) Cdn$570 million and (ii) a fraction, the numerator of which is the number of Wheaton common shares properly deposited under the offer to purchase and not withdrawn, and the denominator of which is the number of Wheaton common shares outstanding at the time Wheaton common shares are taken up and paid for under the offer to purchase.

      Elections to receive cash will be subject to proration if Wheaton shareholders request in the aggregate to receive more than the Tender Cash Maximum. If proration is necessary, all Wheaton shareholders who elect to receive cash will be treated equally, based on the percentage of the total number of Wheaton common shares properly deposited (and not withdrawn) by each Wheaton shareholder who makes a cash election relative to the total number of Wheaton common shares properly deposited (and not withdrawn) for which the cash election has properly been made.

      Based on the number of issued and outstanding Wheaton common shares on May 27, 2004, if all Wheaton shareholders elected to receive cash for their Wheaton common shares, Wheaton shareholders would receive Cdn$1.00 per Wheaton common share in cash and 0.650 shares of New Coeur common stock or 0.650 Exchangeable Shares (for shareholders who affirmatively elect to receive Exchangeable Shares if there is proration). If less than all Wheaton shareholders elect the cash option, Wheaton shareholders will receive up to Cdn$5.47 per Wheaton common share in cash (subject to proration based on the Tender Cash Maximum) plus, if proration occurs, a number of shares of New Coeur common stock or Exchangeable Shares.

      If there is proration, the number of shares of New Coeur common stock or Exchangeable Shares that will be issued in respect of each Wheaton common share for which a cash election is made will be 0.796 multiplied by a fraction, the numerator of which is Cdn$5.47 minus the amount of cash paid per Wheaton common share deposited, and the denominator of which is Cdn$5.47.

      Wheaton shareholders who elect to receive cash will receive shares of New Coeur common stock if proration occurs unless they elect to receive Exchangeable Shares by properly completing the letter of transmittal accompanying this document (referred to as the “Letter of Transmittal”). Wheaton shareholders who elect to receive cash who do not properly so complete the Letter of Transmittal will receive shares of New Coeur common stock in addition to their pro rata portion of the Tender Cash Maximum.

      Wheaton shareholders should note that the amount of cash paid per Wheaton common share is directly affected by the number of Wheaton common shares as to which a cash election is made. If any Wheaton warrantholders or optionholders choose to exercise their warrants or options, then additional Wheaton common shares will be outstanding. The amount paid per Wheaton common share deposited under a cash election will be less if and to the extent any such exercises occur, or if additional Wheaton common shares are otherwise issued, before the expiration of the offer to purchase and those additional Wheaton common shares are deposited pursuant to a cash election. See the section entitled “Reasons for and Purpose of the Offer to Purchase; Plans for Wheaton.”

All Share Option

      Wheaton shareholders who do not elect to receive cash consideration will receive either shares of New Coeur common stock or Exchangeable Shares for their Wheaton common shares. Wheaton shareholders who wish to receive Exchangeable Shares must properly complete and deposit a Letter of Transmittal reflecting an election to receive Exchangeable Shares. Wheaton shareholders who affirmatively elect to receive shares of New Coeur common stock or who otherwise validly deposit Wheaton common shares but do not make an election on the Letter of Transmittal will be deemed to have elected to, and will, receive shares of New Coeur common stock. Depending on the election made or deemed made, Wheaton shareholders who do not properly elect to receive cash consideration will receive either 0.796 Exchangeable Shares or 0.796 shares of New Coeur common stock for each Wheaton common share properly deposited and not withdrawn. Each Exchangeable Share will be exchangeable, under the circumstances described herein, at the option of the holder thereof into one share of New Coeur common stock, as described below under the section entitled “About Canadian Exchange Co.”

      Holders of Wheaton common shares who are residents of the United States for tax purposes and who receive Exchangeable Shares and holders of Wheaton common shares who are residents of Canada for tax purposes and who receive shares of New Coeur common stock may be subject to certain adverse tax consequences. Such holders are urged to consult their own advisors regarding the tax consequences of the proposed transactions.

Alternatives Available

      The following table illustrates the Offer Consideration alternatives available to Wheaton shareholders:

Election Made	Cash	Stock

Cash election, sub-election for Exchangeable Shares if proration occurs	Up to Cdn$5.47 per share, subject to proration	Exchangeable Shares for the pro rated amount of consideration not paid in cash
Cash election, sub-election for New Coeur common stock or no sub-election if proration occurs	Up to Cdn$5.47 per share, subject to proration	Shares of New Coeur common stock for the pro rated amount of consideration not paid in cash
Exchangeable Shares election	None	0.796 Exchangeable Shares per Wheaton common share deposited
New Coeur common stock election	None	0.796 shares of New Coeur common stock per Wheaton common share deposited
No election specified	None	0.796 shares of New Coeur common stock per Wheaton common share deposited

      The offer to purchase is made only for Wheaton common shares and is not made for any warrants, options or other securities that may entitle the holder to acquire Wheaton common shares. Any holder of such securities who wishes to accept the offer to purchase must exercise, exchange or convert those securities and deposit the resulting Wheaton common shares issued, in accordance with the offer to purchase. Any such exercise must be sufficiently in advance of the expiration date to permit the Wheaton common shares acquired with respect to the exercise, exchange or conversion of those securities to be deposited under the offer to purchase in accordance with the procedures described below under the sections entitled “Offer to Purchase — Time for Acceptance” and “— Manner of Acceptance.”

Payment of Offer Consideration by Individual Offerors

      The Offerors reserve the right to determine which of the Offerors will take up individual Common Shares deposited under the offer to purchase. The Offerors expect that Canadian Exchange Co. will take up any Common Shares in respect of which Exchangeable Shares are issued as full or partial consideration and that Nova Scotia ULC will take up any Common Shares in respect of which shares of New Coeur common stock are issued as full or partial consideration. The Offerors expect that Nova Scotia ULC will take up any Common Shares in respect of which cash is the full consideration. In any such event, each of the Offerors will take appropriate steps to ensure that the proper consideration is available from the specific Offeror taking up Common Shares pursuant to the offer to purchase.

Coeur d’Alene Mines Corporation (Page 36)

      Coeur, the world’s largest primary silver producer and a growing gold producer, is engaged in the exploration, development and operation of silver and gold mining properties located in the United States, Chile, Argentina and Bolivia. Coeur currently expects to produce 14.5 million ounces of silver and 133,000 ounces of gold in 2004. In 2003, Coeur produced approximately 14.2 million ounces of silver and 119,500 ounces of gold. In 2002, Coeur produced approximately 14.8 million ounces of silver and 117,114 ounces of gold.

      Coeur’s mines are located in Southern Chile (the Cerro Bayo Mine), Argentina (the Martha Mine), Nevada (the Rochester Mine) and the Silver Valley region of northern Idaho (the Galena Mine). Coeur owns and operates 100% of these mines. In addition, Coeur owns or leases, either directly or through Coeur’s subsidiaries, silver and gold development projects in Bolivia (the San Bartolomé silver project) and Alaska (the Kensington gold project). Coeur also controls strategic properties with significant exploration potential close to Coeur’s existing mining operations. Coeur’s customers are bullion trading banks that purchase silver and gold from Coeur and then sell these metals to end users for use in industry applications such as electronic circuitry, jewelry and silverware production and the manufacture and development of photographic film. In addition, Coeur sells high grade gold and silver concentrates to smelters in Japan and Canada.

      Coeur was incorporated in Idaho in 1928. Coeur’s principal executive offices are located at 400 Coeur d’Alene Mines Building, 505 Front Avenue, Coeur d’Alene, Idaho 83814 and Coeur’s telephone number is (208) 667-3511. Coeur’s website is www.coeur.com. Information contained on the web site is not incorporated by reference into this offer to purchase, and you should not consider information contained on the web site as part of this offer to purchase.

      Coeur common stock is listed on the NYSE under the symbol “CDE.”

New Coeur (Page 38)

      Coeur d’Alene Mines Holdings Company, or New Coeur, is a newly-formed, wholly-owned direct subsidiary of Coeur. New Coeur was formed in preparation for the proposed Coeur reorganization, described in greater detail below, and has not otherwise conducted any business activities to date. New Coeur’s principal executive offices are located at 400 Coeur d’Alene Mines Building, 505 Front Avenue, Coeur d’Alene, Idaho 83814 and New Coeur’s telephone number is (208) 667-3511.

Canadian Exchange Co. (Page 38)

      Coeur d’Alene Canadian Acquisition Corporation is a newly-formed, wholly-owned subsidiary of Coeur. Canadian Exchange Co. was incorporated solely for the purpose of this offer to purchase and has not otherwise conducted any business activities to date. Canadian Exchange Co.’s registered offices are located at 44 Chipman Hill, Suite 1000, P.O. Box 7289, Stn. “A”, Saint John, New Brunswick E2L 4S6.

Wheaton River Minerals Ltd. (Page 44)

      Wheaton is an Ontario corporation engaged in the acquisition, exploration and operation of precious metal properties. The principal products and sources of cash flow for Wheaton are gold, silver and copper. The registered office and principal executive offices of Wheaton are located at Suite 1560, Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia V6C 3l6 Canada, and its telephone number is (604) 696-3000.

      Wheaton’s primary operating properties consist of an indirect 37.5% interest in the Bajo de la Alumbrera gold-copper mine in Argentina (the “Alumbrera Mine”), an indirect 100% interest in the San Dimas, San Martin and Nukay gold-silver mines in Mexico and an indirect 100% interest in the Peak gold mine in Australia (the “Peak Mine”). Wheaton also has indirect 100% interests in the Los Filos gold project in Mexico (the “Los Filos Project”) and in the Amapari gold project in Brazil (the “Amapari Project”), both of which are advanced development stage properties.

      Wheaton’s common shares are listed on the TSX under the symbol “WRM” and the AMEX under the symbol “WHT.”

Purpose of the Offer to Purchase and Acquisition of Remaining Shares (Page 48)

      The Offerors are making the offer to purchase in order for New Coeur to acquire all outstanding Wheaton common shares. If Wheaton common shares validly deposited under the offer to purchase are taken up and paid for, the Offerors currently intend to acquire, directly or indirectly, all outstanding Wheaton common shares in accordance with applicable law by way of a subsequent acquisition transaction. In order to effect a subsequent acquisition transaction, the Offerors may seek to cause a special meeting of the Wheaton shareholders to be called to consider an amalgamation, statutory arrangement, capital reorganization, consolidation or other transaction as a result of which the Offerors would, directly or indirectly, acquire all of the remaining voting securities of Wheaton.

      New Coeur currently anticipates that the terms of any subsequent acquisition transaction would provide that each outstanding Wheaton common share could be exchanged (at the holder’s option) for cash, shares of New Coeur common stock or Exchangeable Shares in the same proportions issued pursuant to the offer to purchase. New Coeur also may consider an arrangement pursuant to which Wheaton common shares not so exchanged for cash or stock will be converted into Exchangeable Shares pursuant to an amalgamation of Wheaton with a subsidiary of New Coeur.

      The Wheaton warrants are unaffected by the offer to purchase (except as described in the section entitled “Risk Factors”) and the offer to purchase is not made for the Wheaton warrants. If, after completion of the offer to purchase, the Offerors implement a subsequent acquisition transaction, the Offerors intend to structure such transaction so that the holders of Wheaton warrants would thereafter have the right to receive Exchangeable Shares upon the exercise thereof with the exercise price adjusted, in accordance with the terms of the warrants, based on the exchange ratio used in the offer to purchase. New Coeur currently intends to maintain the listing of the warrants on the TSX and AMEX. See the section entitled “Risk Factors — The market and listing for Wheaton common shares may be affected.”

      Following a subsequent acquisition transaction, it is New Coeur’s current intention that Wheaton would continue its current operations, as a wholly-owned subsidiary of New Coeur.

Time for Acceptance (Page 25)

      The offer to purchase is open for acceptance until 5:00 p.m. Eastern Daylight Time on August 27, 2004, unless extended or withdrawn. The term “expiration time” means 5:00 p.m. Eastern Daylight Time on August 27, 2004 or, if later, the latest date and time to which the time of expiration of the offer to purchase has been extended, as described in the section entitled “Offer to Purchase — Extension of the Expiration Time or Variation or Change of the Offer.”

      The offer to purchase may be accepted by delivering to the Depositary for the offer to purchase at any of its offices specified in the Letter of Transmittal, so as to arrive there not later than the expiration time:

•	the certificate or certificates representing Wheaton common shares in respect of which the offer to purchase is being accepted;

•	a Letter of Transmittal in the form accompanying the offer to purchase or a facsimile thereof, properly completed and signed as required by the instructions contained in the Letter of Transmittal; and

•	any other relevant documents required by the instructions in the Letter of Transmittal. See the section entitled “Offer to Purchase — Manner of Acceptance — Letter of Transmittal.”

      If a Wheaton shareholder wishes to deposit Wheaton common shares pursuant to the offer to purchase and the certificate(s) representing those Wheaton common shares are not immediately available, or if the certificate(s) and all other required documents cannot be provided to the Depositary at or prior to the expiration time, such Wheaton common shares nevertheless may be validly deposited under the offer to purchase in compliance with the procedures for guaranteed delivery using the accompanying Notice of Guaranteed Delivery. See the section entitled “Offer to Purchase — Manner of Acceptance — Procedure for Guaranteed Delivery.”

      Wheaton shareholders will not be required to pay any fee or commission if they accept the offer to purchase by transmitting their Wheaton common shares directly to The Bank of New York (the “Depositary”).

Conditions of the Offer (Page 27)

      Subject to certain restrictions, the Offerors will have the right to withdraw the offer to purchase, and will not be required to take up or pay for any Wheaton common shares deposited under the offer to purchase, if any of the conditions described in the section entitled “Offer to Purchase — Conditions of the

Offer,” have not been satisfied or waived at or prior to the expiration time. Among other things, the obligation to take up and pay for deposited Wheaton common shares is conditional upon there having been properly deposited under the offer to purchase and not withdrawn at the expiration time that number of Wheaton common shares that constitutes at least 66 2/3% of the Wheaton common shares outstanding at the time Wheaton common shares are taken up under the offer to purchase.

Sources of Funds (Page 49)

      The Offerors intend to pay the cash consideration in the offer to purchase and any subsequent acquisition transaction through a combination of available cash and the proceeds of a financing transaction with a major international investment bank. The financing transaction, which is conditioned on at least 66 2/3% of the outstanding Wheaton common shares being taken up under the offer to purchase, as well as other customary conditions, would entail the issuance of up to $225.0 million of 2% convertible debt securities due 2024 with an option to purchase an additional $50.0 million. The conversion price will be determined after Wheaton common shares are taken up under the offer to purchase and will be equal to the then trading price of New Coeur common stock, subject to a per share minimum. The terms will be similar to those of Coeur’s existing 1.25% senior convertible notes and will include a provision stating that the notes will be convertible during a particular quarter if New Coeur’s common stock price for at least 20 trading days in the last 30 consecutive trading days in the preceding quarter is more than 120% of then effective conversion price. Coeur has executed a commitment letter and paid a customary fee in connection with this financing. The pro forma financial statements included in this offer to purchase reflect the incurrence of $225.0 million of such debt.

Payment for Deposited Wheaton Common Shares (Page 31)

      Upon the terms and subject to the satisfaction or waiver of the conditions of the offer to purchase, at the expiration time the Wheaton common shares that have been validly deposited and not withdrawn will be required to be taken up no later than 10 days from the expiration time. See the section entitled “Offer to Purchase — Take Up of, and Payment for, Deposited Wheaton common shares.”

Rights to Withdraw (Page 32)

      All deposits of Wheaton common shares under the offer to purchase are irrevocable, except as provided in the section entitled “Offer to Purchase — Right to Withdraw,” which provides that Wheaton common shares deposited under the offer to purchase may be withdrawn at any time before any shares are taken up and if such Wheaton common shares have not been paid for by the Offerors within three business days after having been taken up.

Tax Considerations of Elections (Pages 55 to 73)

      Each of the alternatives available to Wheaton shareholders pursuant to the offer to purchase may provide tax benefits and will result in different tax consequences to the holder, depending upon facts specific to each holder. For example, while each Wheaton shareholder who wants to receive stock is free to request shares of New Coeur common stock or Exchangeable Shares, regardless of where the holder lives, it is anticipated that holders resident in Canada for tax purposes may realize some tax benefits from electing Exchangeable Shares while holders resident in the United States for tax purposes may benefit from electing New Coeur common stock as opposed to Exchangeable Shares. Furthermore, holders of Wheaton common shares who are residents of the United States for tax purposes and who receive Exchangeable Shares and holders of Wheaton common shares who are residents of Canada for tax purposes and who receive New Coeur common stock may be subject to certain adverse tax consequences. Such holders are urged to consult their own advisors regarding the tax consequences of the proposed transactions. Wheaton shareholders should carefully review the tax consequences of the proposed transactions in the sections entitled “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations,” and should seek independent tax advice in determining which election may be best under the holder’s specific circumstances.

Accounting Treatment (Page 50)

      The acquisition of Wheaton by New Coeur would be accounted for under the purchase method of accounting under U.S. GAAP. Under US GAAP, one of the combining companies is deemed to be the acquiror for accounting purposes based upon a number of factors.

      Because the Wheaton shareholders will hold a majority of the outstanding common stock of the combined entity post acquisition, and the board of directors of the combined entity will be elected annually by the shareholders of the combined company, the transaction will be accounted for as a “Reverse Acquisition.” As a result, although Coeur is the legal acquiror, Wheaton will be deemed the accounting acquiror which means that historical operations of the combined entity prior to the combination will be those of Wheaton. Coeur’s results of operations will be included with Wheaton’s consolidated results of operations from the date of closing, and Coeur’s consolidated net assets will be recorded at fair value.

Dissenters’ Rights (Page 78)

      No dissenters’ rights are available in connection with the offer to purchase. However, if a subsequent acquisition transaction is completed, Wheaton shareholders will have certain rights under Sections 185, 188 and 189, as applicable, of the Business Corporations Act (Ontario) (referred to herein as the “OBCA”) to dissent and demand dissenters’ rights and to receive payment in cash of the fair value of their Wheaton common shares.

Material Differences in Rights of Shareholders (Page 73)

      The governing documents and laws of the respective jurisdictions of incorporation of New Coeur and Wheaton vary, and therefore holders of Wheaton common shares will have different rights once they become New Coeur shareholders.

The Coeur Reorganization (Page 38)

      Immediately prior to the taking up of Wheaton common shares deposited under the offer to purchase, Coeur will, subject to shareholder approval, be reorganized to create a holding company structure. At such time, Coeur will become a wholly-owned subsidiary of New Coeur and the name of New Coeur will be changed to “Coeur d’Alene Mines Corporation.” All of the outstanding common stock of Coeur will become, without any further action on the part of holders, common stock of New Coeur having rights and privileges the same as the existing Coeur common stock, and New Coeur common stock will be listed on the NYSE and the TSX.

      Nova Scotia ULC and Canadian Exchange Co. will be newly-formed entities organized specifically for the purpose of the transactions described herein. Each of these entities holds only nominal assets, has no material liabilities, and has not conducted any prior business activities.

Risk Factors (Page 18)

      An investment in shares of New Coeur common stock or Exchangeable Shares and the possible business combination of New Coeur and Wheaton are subject to certain risks. See the section entitled “Risk Factors.”

Terminology Used

      Because the offer to purchase is being made pursuant to applicable Canadian and United States law, certain terms used may be unfamiliar to you. In particular, the Canadian term “taken up” is equivalent to “accepted for purchase” in United States tender offer terminology, and shares “deposited under” the offer to purchase is the Canadian equivalent to the United States concept of “tendered pursuant to” the offer to purchase. The Canadian term “subsequent acquisition transaction” generally refers to a transaction similar to a merger.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF COEUR

      The following are summary selected consolidated financial data for Coeur for each of the years in the five-year period ended December 31, 2003 and for the three months ended March 31, 2003 and 2004. The information with respect to the five years ended December 31, 2003 has been derived from the audited consolidated financial statements of Coeur, and the data with respect to the three months ended March 31, 2003 and 2004 are derived from the unaudited consolidated financial statements of Coeur contained in Coeur’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. All historical financial information presented with respect to Coeur is in accordance with US GAAP. Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

      This summary information is derived from and should be read in conjunction with the financial statements and related notes incorporated by reference into this offer to purchase, as described in “Incorporation of Certain Documents by Reference.” Shareholders also should read this summary data with the unaudited pro forma condensed combined financial information beginning on page F-1.

	Coeur Historical Financial Data

	Quarter Ended
	March 31,		Year Ended December 31

	2004	2003	2003	2002	2001	2000	1999

	($ in thousands except per share data)
Operating data
Revenues	$27,624	$29,263	$109,739	$94,488	$71,912	$101,206	$108,946
Net loss from continuing operations	$(3,032)	$(28,891)	$(64,735)	$(81,208)	$(3,073)	$(47,465)	$(27,991)
Net loss	$(3,032)	$(31,190)	$(67,034)	$(81,208)	$(3,067)	$(47,813)	$(28,323)
Basic and diluted loss per share	$(0.01)	$(0.23)	$(0.40)	$(1.04)	$(0.07)	$(1.41)	$(1.61)
Weighted average shares	213,142	133,503	168,186	78,193	41,946	35,439	24,185
Balance sheet data
Cash, cash equivalents and short term investments	$234,776	$39,838	$81,682	$9,611	$18,151	$43,142	$109,913
Inventories	49,277	44,096	44,628	41,402	46,286	54,979	53,769
Property, plant and equipment	100,481	96,424	103,697	93,933	119,919	130,724	137,132
Other assets	36,845	31,139	28,269	28,142	26,024	42,532	53,233

Total assets	$421,379	$211,497	$258,276	$173,088	$210,380	$271,377	$354,047

Current liabilities	$20,128	$61,311	$22,460	$36,079	$41,715	$25,278	$21,173
Long-term debt	180,000	43,796	9,563	66,797	122,319	204,569	236,231
Other long-term liabilities	28,174	29,161	29,966	22,914	19,558	24,090	28,478
Shareholders’ equity	193,077	77,229	196,287	47,298	26,788	17,440	68,165

Total liabilities and shareholders’ equity	$421,379	$211,497	$258,276	$173,088	$210,380	$271,377	$354,047

SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF WHEATON

      The following summary selected historical financial data of Wheaton are derived from the publicly filed audited consolidated financial statements contained in Wheaton’s Annual Report on Form 40-F for the fiscal year ended December 31, 2003 and the quarterly reports on Form 6-K for the quarter ended March 31, 2004. This summary data should be read together with Wheaton’s financial statements and the accompanying notes. Wheaton’s financial statements filed with the SEC (which are excerpted below) are, according to Wheaton, in accordance with Canadian GAAP, which differs from US GAAP in certain respects. Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

	Wheaton Historical Financial Data

	Quarter Ended
	March 31,		Year Ended December 31

CANADIAN GAAP	2004	2003	2003	2002	2001(1)	2000(1)	1999(1)

	(Cdn$ in thousands except per share data)
Operating data
Sales	$114,134	$17,257	$212,633	$34,693	$9,010
Earnings (loss) before income taxes	$51,231	$5,615	$82,703	$8,055	$(10,579)
Net earnings (loss)	$33,671	$4,064	$57,659	$5,602	$(10,733)

Basic earnings per share	$0.06	$0.02	$0.14	$0.04	$(0.18)
Diluted earnings per share	$0.05	$0.02	$0.13	$0.04	$(0.18)

Weighted average shares basic	565,111	244,368	412,035	137,327	60,075
Weighted average shares diluted	650,677	251,494	439,214	143,227	61,186
Balance sheet data
Cash and cash equivalents	$173,814	$20,540	$151,878	$22,936
Inventories	85,814	9,640	87,545	3,456
Property, plant and equipment	712,544	151,897	583,911	110,896
Other assets	67,215	195,190	67,671	14,810

Total assets	$1,039,387	$377,267	$891,005	$152,098

Current liabilities	$117,569	$20,128	$77,296	$9,912
Long-term debt	49,798	—	81,423	—
Other long-term liabilities	192,119	42,239	176,168	34,132
Shareholders’ equity	679,901	314,900	556,118	108,054

Total liabilities and shareholders’ equity	$1,039,387	$377,267	$891,005	$152,098

(1)	Coeur understands that Wheaton did not file audited income statement data with the SEC for any years prior to 2001 and did not file audited balance sheet data with the SEC for any years prior to 2002.

SUMMARY SELECTED UNAUDITED HISTORICAL AND PRO FORMA DATA OF WHEATON

      The historical data of Wheaton for the years ended December 31, 2001, 2002 and 2003 has been derived by Coeur from Wheaton’s audited financial statements filed with the SEC. In the SEC filings in which such financial statements appear, Wheaton states in its filings that such financial data is in accordance with US GAAP, after reconciliation from Canadian GAAP by Wheaton under the reconciliation principles set forth by Wheaton in its SEC filings.

      The pro forma US GAAP Wheaton historical information for the quarter ended March 31, 2004 has been prepared by Coeur and is derived from the historical financial statements of Wheaton as filed with the SEC as of and for the year ended December 31, 2003 and as of and for the quarter ended March 31, 2004. Wheaton is not required to make publicly available a reconciliation from Canadian GAAP to US GAAP of interim financial information. In preparing this data, Coeur reconciled Wheaton’s Canadian GAAP information to US GAAP using the reconciliation principles set forth in Note 1 of the notes to the unaudited pro forma condensed consolidated financial statements included herein. Such Notes reflect a pro forma cash adjustment of $(105,990,000) that reflects Wheaton’s proportionately consolidated share of cash in Argentina that is treated under US GAAP on an equity accounting basis.

      The pro forma combined data for the quarter ended March 31, 2004 has been prepared by Coeur and is derived from the historical financial statements of Coeur and Wheaton as filed with the SEC. In preparing this data, Coeur reconciled Wheaton’s Canadian GAAP information to US GAAP using the reconciliation principles set forth in Note 1 of the notes to the unaudited pro forma condensed consolidated financial statements included herein. The pro forma combined balance sheet information gives effect to the combination of Coeur and Wheaton as described under the section entitled “Accounting Treatment” and the unaudited pro forma condensed consolidated financial statements, and the notes, thereto, included herein, and the issuance of $225.0 million of 2% convertible debt securities due 2024 in connection with the offer to purchase, as if such transactions occurred on March 31, 2004. The pro forma combined income statement information gives effect to such transactions as if they occurred on January 1, 2003.

      To date, the Offerors have not had access to the non-public books and records and detailed accounting records or other information necessary to independently assess or verify the information in Wheaton’s publicly-filed financial statements. As a result, Coeur can not in any manner confirm the accuracy or completeness of the following information.

		Pro Forma
		US GAAP
	Pro Forma	Wheaton	Wheaton Historical Financial Data
	Combined	Historical
	Quarter	Quarter
	Ended	Ended	Year Ended December 31,
	March 31,	March 31,
UNITED STATES GAAP	2004	2004	2003	2002	2001(1)	2000(1)	1999(1)

	($ in thousands except per share data)
Operating data
Sales	$96,549	$68,925	$102,726	$34,693	$9,010
Earnings (loss) before income taxes	$33,853	$38,010	$60,063	$6,889	$(11,025)
Net earnings (loss)	$29,514	$33,671	$52,053	$4,809	$(11,183)
Basic earnings per share	$0.05	$0.06	$0.13	$0.04	$(0.19)
Diluted earnings per share	$0.04	$0.05	$0.12	$0.03	$(0.19)

Weighted average shares — basic	580,464	565,111	412,035	137,327	60,075
Weighted average shares — diluted	711,539	650,677	439,214	143,227	61,186
Balance sheet data
Cash and cash equivalents	$11,641	$67,824	$95,824	$22,936
Inventories	50,992	1,715	—	—
Property, plant and equipment	1,667,136	464,337	328,140	109,730
Other assets	408,370	343,455	314,979	19,874

Total assets	$2,138,139	$877,331	$738,943	$152,540

Current liabilities	$63,918	$43,790	$32,551	$9,912
Long-term debt	454,798	49,798	49,843	—
Other long-term liabilities	491,570	109,681	106,270	33,759
Shareholders’ equity	1,127,853	674,062	550,279	108,869

Total liabilities and shareholders’ equity	$2,138,139	$877,331	$738,943	$152,540

(1)	Coeur understands that Wheaton did not file audited income statement data with the SEC for any years prior to 2001 and did not file audited balance sheet data with the SEC for any years prior to 2002.

COMPARATIVE PER SHARE INFORMATION

      The following table summarizes unaudited per share information for Coeur and Wheaton separately on a historical basis and on an equivalent pro forma combined basis. This information should be read in conjunction with the audited consolidated financial statements of Coeur and Wheaton incorporated by reference herein and the unaudited pro forma condensed combined financial statements beginning on page F-1. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the actual operating results or financial position that would have resulted if Coeur and Wheaton had merged at the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The historical book value per share is computed by dividing total shareholders’ equity by the number of shares outstanding at the end of the period. The pro forma income per share is computed by dividing the pro forma income from continuing operations available to holders of common stock by the pro forma weighted average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma shareholders’ equity by the pro forma number of common shares outstanding at the end of the period. The historical per share information of Coeur and Wheaton was derived from Coeur’s and Wheaton’s respective historical annual financial statements.

	Three Months Ended	Year Ended
	March 31, 2004	December 31, 2003

Coeur — Historical
Historical per common share:
Income per basic share	$(0.01)	$(0.40)
Income per diluted share	$(0.01)	$(0.40)
Dividends declared	$—	$—
Book value per share	$0.90	$0.92
Wheaton — Historical (Canadian GAAP)
Historical per common share:
Income per basic share	$0.06	$0.14
Income per diluted share	$0.05	$0.13
Dividends declared	$—	$—
Book value per share	$1.20	$1.04
Unaudited Wheaton (US GAAP)
Historical per common share:
Income per basic share	$0.06	$0.13
Income per diluted share	$0.05	$0.12
Dividends declared	$—	$—
Book value per share	$1.19	$1.03
Unaudited Pro Forma Combined (US GAAP)
Unaudited pro forma per common share of New Coeur:
Income per basic share	$0.05	$(0.04)
Income per diluted share	$0.04	$(0.04)
Dividends declared	$—	$—
Book value per share	$1.94	$1.79

COMPARATIVE MARKET DATA

      Wheaton common shares are currently traded on the TSX under the symbol “WRM” and on the AMEX under the symbol “WHT.” Coeur common stock is currently traded on the NYSE under the symbol “CDE.” The following table sets forth the closing prices per common share of Wheaton as reported on the TSX and the AMEX and of Coeur as reported on the NYSE on (1) May 27, 2004, the last trading day preceding the initial public announcement of Coeur’s proposed business combination with Wheaton, and (2) on July 8, 2004, the most recent trading day practicable before the filing of this offer to purchase. Shareholders should read this information in conjunction with the “Comparative Per Share Market Price and Dividend Information” below.

	TSX				AMEX		NYSE

	May 27,		July 8,		May 27,	July 8,	May 27,	July 8,
Issuer	2004		2004		2004	2004	2004	2004

Wheaton	Cdn$	3.96	Cdn$	3.93	$2.92	$2.98	$—	—
Coeur		—		—	—	—	$5.06	$4.02

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

      The following table sets forth, for each of the calendar quarters indicated, the high and low closing sales prices per share, and the average daily trading volumes, reported by the TSX, AMEX and NYSE, as applicable. Neither Coeur nor Wheaton declared dividends on the Coeur common stock or the Wheaton common shares, respectively, during such periods.

	Coeur/NYSE			Wheaton/AMEX(1)			Wheaton/TSX

			Avg. Daily			Avg. Daily			Avg. Daily
	High	Low	Volume	High	Low	Volume	High	Low	Volume

							(Canadian $)

2001
March 31	$1.60	$0.88	139,052	$0.43	$0.21	9,163	$0.65	$0.34	196,006
June 30	1.95	1.00	437,735	0.60	0.36	8,947	0.92	0.57	214,239
September 30	1.28	0.73	313,290	0.55	0.30	32,104	0.84	0.51	147,288
December 31	0.94	0.65	199,491	0.45	0.35	5,738	0.67	0.58	146,007
2002
March 31	1.46	0.79	677,315	0.63	0.36	12,993	1.03	0.58	324,544
June 30	2.09	0.98	2,337,886	1.20	0.60	43,973	1.94	0.97	994,526
September 30	2.36	1.31	1,677,091	1.01	0.59	52,205	1.51	0.95	902,566
December 31	1.92	1.31	1,270,514	1.00	0.60	183,270	1.47	0.94	1,118,361
2003
March 31	2.08	1.16	1,745,620	1.14	0.76	1,088,338	1.77	1.10	2,750,154
June 30	1.55	1.27	1,418,149	1.27	0.81	1,084,148	1.70	1.18	2,620,752
September 30	3.72	1.40	4,922,723	2.13	1.21	2,872,436	2.89	1.68	5,019,018
December 31	5.78	2.92	4,313,765	3.21	1.79	5,439,179	4.19	2.40	6,811,384
2004
March 31	7.67	5.34	6,006,784	3.42	2.55	5,944,716	4.48	3.39	7,036,810
June 30	7.14	3.88	4,591,726	3.32	2.37	4,932,666	4.34	3.25	8,536,254
Through July 12	4.27	3.98	3,649,600	3.00	2.79	3,481,586	3.95	3.68	10,669,350

(1)	Wheaton began trading on the AMEX on December 11, 2002. Numbers in this column for periods prior to such date represent trading activity on the OTC Bulletin Board.

FORWARD-LOOKING STATEMENTS

      Some of the information included in this offer to purchase and other materials filed or to be filed by the Offerors with the SEC (as well as information included in statements made or to be made by the Offerors or their representatives and information about Wheaton or its business, all of which has been derived solely from Wheaton’s public reports and filings) contains or may contain forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts, often will be phrased in the future-tense, and may include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. Forward-looking statements that relate to Coeur or its business are based on the Offerors’ beliefs and expectations about future events, and include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to Coeur’s financial condition, results of operations, future performance and business, including statements relating to Coeur’s business strategy and Coeur’s current and future development plans.

      Forward-looking statements are included in this offer to purchase and may be included in other materials filed by the Offerors with the SEC (as well as information included in other statements made or to be made by the Offerors or the Offerors’ representatives and information about Wheaton or its business, all of which has been derived solely from Wheaton’s public reports and filings). Although the Offerors believe that the expectations reflected in its forward-looking statements are reasonable, any or all of the forward-looking statements in this offer to purchase or in the Offerors’ public reports and securities filings may prove to be incorrect. This may occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Many factors discussed in this offer to purchase, some of which are beyond the Offerors’ control, will be important in determining Coeur’s or the combined company’s future performance. Consequently, actual results may differ materially from those predicted in or that might be anticipated from forward-looking statements. Therefore, Wheaton shareholders should not regard such forward-looking statements as a representation that the predictions or expectations reflected in the forward-looking statements will be achieved, and Wheaton shareholders should not place undue reliance on such forward-looking statements.

      The Offerors disclaim all responsibility for the accuracy or completeness of any information about Wheaton derived, excerpted or incorporated by reference from Wheaton’s public reports and securities filings, because to date the Offerors have not had access to non-public books and records of Wheaton, and the Offerors are not in a position to independently verify the information in Wheaton’s publicly filed financial statements.

      The Offerors undertake no obligation, other than as required by applicable law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, shareholders should review Coeur’s subsequent reports filed from time to time with the SEC on Forms 10-K, 10-Q and 8-K.

REPORTING CURRENCIES AND FINANCIAL PRINCIPLES

      All references to “$” or “dollars” in this document refer to United States dollars, unless otherwise indicated. All financial information contained in this offer to purchase is reported in U.S. dollars unless otherwise noted.

      Coeur’s financial statements are prepared in accordance with US GAAP. Wheaton’s audited consolidated financial statements and the notes thereto are stated by Wheaton to have been prepared in accordance with Canadian GAAP, and all reconciliations of Wheaton’s Canadian GAAP information to US GAAP are based exclusively on reconciliations taken directly from Wheaton’s public reports and filings, unless expressly noted otherwise.

INFORMATION CONCERNING WHEATON

      All information concerning Wheaton contained or incorporated by reference in this offer to purchase has been taken from or is based upon publicly available documents and records filed by Wheaton with Canadian securities regulatory authorities, the SEC and other public sources. The Offerors have no knowledge or reason to believe that any statements concerning Wheaton or its business that are incorporated by reference, excerpted or otherwise derived from, taken from or based upon Wheaton’s filings are untrue or incomplete in any material respect. However, The Offerors and their respective directors and officers do not assume any responsibility and shall not have any liability for the accuracy or completeness of such information, including any Wheaton financial statements or Canadian GAAP to US GAAP reconciliations included in Wheaton’s public filings, or for any failure by Wheaton to disclose events or facts which may have occurred or which may affect the significance or accuracy of any information filed by Wheaton. The Offerors have no means of verifying the accuracy or completeness of any such information regarding Wheaton or whether Wheaton has failed to disclose events that may have occurred or may affect the significance or accuracy of any information. In fact, as noted elsewhere in this offer to purchase, to date the Offerors have not had access to non-public books and records of Wheaton, and the Offerors are not in a position to independently verify the information in Wheaton’s publicly filed financial statements.

EXCHANGE RATES

      The following table sets forth the average exchange rate for one U.S. dollar expressed in Canadian dollars for each period indicated and the exchange rate at the end of such period, based upon the Canadian Dollar spot rate at close provided by Bloomberg:

	Six Months	Year Ended December 31,
	Ended June 30,
	2004	2003	2002	2001	2000	1999

Rate at end of period	1.3328	1.2970	1.5718	1.5930	1.4991	1.4461
Average rate for period	1.3381	1.3993	1.5700	1.5486	1.4852	1.4852

      On May 27, 2004, the last trading day prior to the announcement of Coeur’s proposed business combination with Wheaton, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the Canadian Dollar spot rate at close provided by Bloomberg was Cdn$1.3579. On July 12, 2004, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the Canadian Dollar spot rate at close provided by Bloomberg was Cdn$1.3175.

RISK FACTORS

      An investment in shares of New Coeur common stock or the Exchangeable Shares involves certain risks. Wheaton shareholders should consider the following discussion of risks in addition to the other information in this offer to purchase before depositing and exchanging Wheaton common shares. In addition to historical information, the information in this offer to purchase contains “forward-looking” statements about Coeur’s future business and performance, as described above in “Forward-Looking Statement.” Coeur’s actual operating results, financial performance and the price of New Coeur common stock or the Exchangeable Shares may be very different from what Coeur expects as of the date of this offer to purchase. The risks below address some specific risks and uncertainties relating to the offer to purchase, the anticipated subsequent acquisition transaction, the proposed combination of Coeur and Wheaton, and the receipt and ownership of shares of New Coeur common stock or Exchangeable Shares as a result of such transactions. Wheaton shareholders should also consider the risk factors set forth in Coeur’s Annual Report on Form 10-K for the year ended December 31, 2003, which was filed with the SEC and is incorporated by reference in this offer to purchase. In addition, shareholders should consider the specific risks associated with Wheaton’s business, which are described in Wheaton’s annual report on Form 40-F for the year ended December 31, 2003, which is incorporated by reference in this offer to purchase as described herein.

You may receive securities with a market value lower than you expected.

      As one of the options in the offer to purchase, the Offerors are offering to exchange 0.796 shares of New Coeur common stock or 0.796 Exchangeable Shares (which are exchangeable, under the circumstances described herein, for New Coeur common stock on a one-for-one basis and are therefor subject to substantially the same economic risks as New Coeur common stock) for each Wheaton common share deposited and not withdrawn. Based on the closing prices of the Wheaton common shares and Coeur common stock on the TSX and NYSE, respectively, on May 27, 2004, the date Coeur first made a proposal for a combination of Coeur and Wheaton, this exchange ratio represents a premium of 38.0% to Wheaton shareholders. If the market price of Coeur (or, after the Coeur reorganization, New Coeur) common stock declines, the value of the consideration received by Wheaton shareholders will decline as well. For example, during the twelve month period ending on July 12, 2004 (the most recent practicable date prior to the date of this offer to purchase), the closing price of Coeur common stock on the NYSE varied from a low of $1.43 to a high of $7.67 and ended that period at $4.02. Variations like these may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of Coeur, market assessments of the likelihood the offer to purchase will be consummated, regulatory considerations, general market and economic conditions and other factors over which Coeur has no control.

The market and listing for Wheaton common shares may be affected.

      The purchase of any Wheaton common shares by New Coeur pursuant to this offer to purchase will reduce the number of Wheaton common shares that might otherwise trade publicly, as well as the number of shareholders, and, depending on the number of shareholders depositing and the number of Wheaton common shares purchased under the offer to purchase, the closing of this offer to purchase would likely adversely affect the liquidity and market value of the remaining Wheaton common shares held by the public. After the purchase of the Wheaton common shares under this offer to purchase, it may be possible for Wheaton to take steps towards the elimination of any applicable public reporting requirements under applicable securities legislation in any province in which it has an insignificant number of shareholders.

      The rules and regulations of the TSX and the AMEX, respectively, establish certain criteria that, if not met, could lead to the delisting of the Wheaton common shares from the TSX and/or the AMEX. Among such criteria are the number of shareholders, the number of Wheaton common shares publicly held and the aggregate market value of the Wheaton common shares publicly held. Depending on the number of Wheaton common shares purchased pursuant to this offer to purchase, it is possible that the Wheaton common shares would fail to meet the criteria for continued listing on the TSX and/or the

AMEX. If this were to happen, the Wheaton common shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such shares. New Coeur intends to cause Wheaton to apply to delist the Wheaton common shares from the TSX and the AMEX as soon as practicable after the completion of this offer to purchase, any compulsory acquisition or subsequent acquisition transaction.

Market for Exchangeable Shares may not appear.

      Although the economic value of the Exchangeable Shares is expected to be closely linked to the trading value of New Coeur common stock due to the right to exchange at any time, under the circumstances described herein, Exchangeable Shares for shares of New Coeur common stock, there can be no assurance that an active trading market in the Exchangeable Shares will be sustained or that the Exchangeable Shares will continue to meet the listing requirements of the TSX. The price at which the Exchangeable Shares will trade will be based upon the market for such shares on the TSX and the price at which the shares of New Coeur common stock will trade will be based upon the market for such shares on the NYSE and the TSX. Although the market price for the Exchangeable Shares on the TSX and the market price of the shares of New Coeur common stock on the NYSE and the TSX should reflect essentially equivalent values, there can be no assurances that the market price of the shares of New Coeur common stock will be identical, or even similar, to the market price of the Exchangeable Shares. Furthermore, although the Exchangeable Shares are exchangeable, under the circumstances described herein, for an equivalent number of shares of New Coeur common stock, such securities have no trading history, will be less widely held than the New Coeur common stock, and accordingly may trade at a lower market price, or be less liquid, than either your Wheaton common shares or the New Coeur common stock into which they may be exchanged.

The Offerors have been unable to independently verify the reliability of the Wheaton information in this offer to purchase.

      Despite requests from Coeur to commence discussions regarding a combination of Wheaton and Coeur, Wheaton has refused to commence discussions or to give Coeur access to its detailed accounting records or other non-public information. On June 28, 2004, in response to a request from Coeur, Wheaton’s counsel advised Coeur’s counsel that Wheaton and its independent public accountants are prepared to consent to the inclusion herein of Wheaton’s financial statements and the related reconciliations of financial information recorded in accordance with Canadian GAAP to United States GAAP. Coeur intends to undertake the procedures necessary to allow such consents as Coeur deems practicable and useful in the circumstances, however, such procedures will not amount to an audit and will not enable Coeur or the Offerors to independently assess or verify the information in Wheaton’s publicly filed financial statements. To date, no such formal consents from Wheaton or its independent public accountants have been received. Therefore, all Wheaton information presented in this offer to purchase, including all Wheaton financial information and all pro forma financial information derived in part from the Wheaton financial information, has been derived by necessity from Wheaton’s public reports and securities filings. Although Coeur has no reason to doubt the accuracy or completeness of Wheaton’s publicly disclosed information, any inaccuracy or material omission in Wheaton’s publicly available information, including the information about or relating to Wheaton contained in this offer to purchase, could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies, or adversely affect the operational plans of the combined company and its results of operations and financial condition.

Change of control provisions in Wheaton’s agreements triggered upon the acquisition of Wheaton may lead to adverse consequences.

      Wheaton may be a party to agreements that contain change of control provisions that may be triggered following the completion of the offer, as a result of New Coeur owning Wheaton common shares representing a majority of the voting rights of Wheaton. The operation of these change of control provisions, if triggered, could result in unanticipated expenses following the consummation of the offer or adversely affect Wheaton’s results of operations and financial condition. Unless these change of control provisions are waived by the other party, the operation of any of these provisions could adversely affect Wheaton’s operations and the financial condition of the combined company. As mentioned above, Wheaton has to date refused Coeur’s requests for negotiations, and there can be no assurance as to the existence or absence of such agreements or provisions, or the magnitude of payments or expenses or other adverse consequences, if any, which could result.

If New Coeur acquires Wheaton, Coeur may be required to pay a fee of approximately $26.0 million.

      Under the recently terminated arrangement agreement between Wheaton and IAMGold, one or both parties may be required to pay break fees to the other, depending on the circumstances of the termination. In view of the potential that each of Wheaton and IAMGold might be obligated to pay termination fees to the other if both were acquired, Coeur and Golden Star entered into an agreement intended to provide for payment of the net amount of the two termination fees in lieu of the amounts payable under the Wheaton/IAMGold agreement if IAMGold were acquired by Golden Star and Wheaton were acquired by Coeur. The amount of the net payment was set at $26 million, payable to Golden Star or IAMGold, based on the trading prices of Wheaton and IAMGold at that time. Depending on the break fees ultimately determined to be payable, if any, Coeur may face a claim by Golden Star that Coeur owes approximately $26 million to Golden Star.

There may be difficulties in integrating the Coeur and Wheaton businesses.

      The offer to purchase is being made with the expectation that its successful completion and a subsequent combination with Wheaton will result in increased earnings and cost savings for the combined company. This expectation is based on presumed synergies from consolidation and enhanced growth opportunities of the combined company. These anticipated benefits will depend in part on whether Coeur’s and Wheaton’s operations can be integrated in an efficient and effective manner, and whether the expected bases or sources of synergies in fact do produce the benefits anticipated. Most operational and strategic decisions, and certain staffing decisions, with respect to the combined company have not yet been made and may not have been fully identified. These decisions and the integration of the two companies will present significant challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, significant one-time write-offs or restructuring charges, unanticipated costs, and the loss of key employees. There can be no assurance that there will be operational or other synergies realized by the combined company, or that the integration of the two companies’ operations, management and cultures will be timely or effectively accomplished, or ultimately will be successful in increasing earnings and reducing costs.

After the offer to purchase is completed, Wheaton would become a majority-owned subsidiary of New Coeur and New Coeur’s interests could differ from those of Wheaton shareholders who do not deposit shares.

      After the consummation of the offer to purchase, New Coeur would have the power to elect directors, appoint new management, approve certain actions requiring the approval of Wheaton shareholders, including adopting certain amendments to Wheaton’s organizational and governing documents and approving mergers or sales of Wheaton’s assets. In particular, after the consummation of the offer to purchase, New Coeur intends to exercise New Coeur’s statutory right, if available, to acquire all Wheaton common shares not deposited pursuant to the offer to purchase, or, if such statutory rights are not available, to pursue a combination of Wheaton and New Coeur through an amalgamation, plan of arrangement or other second-stage transaction. In any of these contexts, New Coeur’s interests with respect to Wheaton may differ from, or be adverse to, those of any remaining minority shareholders who do not deposit Wheaton common shares.

Coeur shareholders may not approve the Coeur reorganization, the increase in authorized capital or other matters necessary in order to complete the offer to purchase.

      In order for Coeur to consummate the offer to purchase and the Coeur reorganization, the holders of Coeur common stock, voting at a meeting of such holders, shall have approved the following:

•	the merger of Coeur into a merger subsidiary corporation as part of the Coeur Reorganization as described under the section entitled “About Coeur,” which will require the affirmative vote of the holders of a majority of the outstanding shares of Coeur common stock entitled to vote at such meeting;

•	the amendment to the New Coeur certificate of incorporation to increase the authorized shares of common stock from 500,000,000 shares to 1,500,000,000, which will require the affirmative vote of the holders of a majority of the outstanding shares of Coeur common stock entitled to vote at such meeting; and

•	the issuance of shares of New Coeur common stock (i) in the offer to purchase, (ii) in the acquisition transaction, (iii) upon exchange of Exchangeable Shares, upon the circumstances described herein, (iv) upon exercise of Wheaton warrants and options, and (v) upon conversion of the convertible debt securities to be issued by Coeur in connection with the offer to purchase, which will require the affirmative vote of the holders of a majority of the shares of Coeur common stock entitled to vote at such meeting.

      Coeur’s existing shareholders may not approve one or all of these transactions. If so, specific conditions to the offer to purchase would not be satisfied and the Offerors would have no obligation to complete the offer to purchase. The Offerors will not waive this condition. Although Coeur is unaware of any specific reason its shareholders would not approve these necessary steps, and Coeur believes that its shareholders will support the proposed transactions as being in their best interests, there can be no assurance that Coeur’s shareholders will agree or will grant the necessary approvals.

OFFER TO PURCHASE

TO:	THE HOLDERS OF COMMON SHARES OF WHEATON RIVER MINERALS LTD.

      The accompanying materials contain important information and should be read carefully before making a decision in respect of the offer to purchase. The offer to purchase and those materials, which are incorporated into and form part of the offer to purchase, constitute the take-over bid circular required under applicable securities laws.

The Offer

      Pursuant to the offer to purchase, the Offerors are offering to purchase from the holders thereof all of the issued and outstanding Wheaton common shares, including any Wheaton common shares that may be issued after the date of this offer to purchase but before the completion of the offer to purchase, on the basis per Wheaton common share of:

•	Cdn$5.47, in cash, subject to the maximum cash consideration discussed below; or

•	0.796 shares of New Coeur common stock; or

•	0.796 Exchangeable Shares.

      The cash and stock consideration available pursuant to the offer to purchase is referred to generally as the “Offer Consideration.” Wheaton shareholders are free to choose among the three types of Offer Consideration, although the election must be made as to all shares deposited under the offer. Wheaton shareholders who properly deposit shares but do not elect a specific type of Offer Consideration will be deemed to have elected to receive shares of New Coeur common stock. Shareholders who elect cash and do not specify that they want to receive Exchangeable Shares in the event of proration also will be deemed to have elected to receive shares of New Coeur common stock for the portion of the Offer Consideration not paid in cash.

Cash Option

      The maximum aggregate amount of cash that will be paid to Wheaton shareholders under the offer to purchase is the Tender Cash Maximum. As defined above, the Tender Cash Maximum is the product of (i) Cdn$570 million and (ii) a fraction, the numerator of which is the number of Wheaton common shares properly deposited under the offer to purchase and not withdrawn, and the denominator of which is the number of Wheaton common shares outstanding at the time Wheaton common shares are taken up and paid for under the offer to purchase.

      Elections to receive cash will be subject to proration if Wheaton shareholders request in the aggregate to receive more than the Tender Cash Maximum. If proration is necessary, all Wheaton shareholders who elect to receive cash will be treated equally, based on the percentage of the total number of Wheaton common shares properly deposited (and not withdrawn) by each shareholder who makes a cash election relative to the total number of Wheaton common shares properly deposited (and not withdrawn) for which the cash election has properly been made.

      Based on the number of issued and outstanding Wheaton common shares on May 27, 2004, if all Wheaton shareholders elected to receive cash for their Wheaton common shares, Wheaton shareholders would receive Cdn$1.00 per Wheaton common share in cash and either 0.650 shares of New Coeur common stock or 0.650 Exchangeable Shares (for shareholders who affirmatively elect to receive Exchangeable Shares if there is proration). If less than all Wheaton shareholders elect the cash option, Wheaton shareholders will receive up to Cdn$5.47 per Wheaton common share in cash (subject to proration based on the Tender Cash Maximum) plus, if proration occurs, a number of shares of New Coeur common stock or Exchangeable Shares.

      If there is proration, the number of shares of New Coeur common stock or Exchangeable Shares that will be issued in respect of each Wheaton common share for which a cash election is made will be 0.796 multiplied by a fraction, the numerator of which is Cdn$5.47 minus the amount of cash paid per Wheaton common share deposited, and the denominator of which is Cdn$5.47.

      Wheaton shareholders who elect to receive cash will receive shares of New Coeur common stock if proration occurs unless they elect to receive Exchangeable Shares by properly completing the Letter of Transmittal. Wheaton shareholders who elect to receive cash who do not properly so complete the Letter of Transmittal accompanying this document will receive shares of New Coeur common stock in addition to their pro rata portion of the Tender Cash Maximum.

      Wheaton shareholders should note that the amount of cash paid per Wheaton common share is directly affected by the number of Wheaton common shares as to which a cash election is made. If any Wheaton warrantholders or optionholders choose to exercise their warrants or options, then additional Wheaton common shares will be outstanding. The amount paid per Wheaton common share deposited under a cash election will be less if and to the extent any such exercises occur, or if additional Wheaton common shares are otherwise issued, before the expiration of the offer to purchase and those additional Wheaton common shares are deposited pursuant to a cash election. See the section entitled “Reasons for and Purpose of the Offer to Purchase; Plans for Wheaton.”

All Share Option

      Wheaton shareholders who do not elect to receive the cash consideration will receive either shares of New Coeur common stock or Exchangeable Shares for their Wheaton common shares. Wheaton shareholders who wish to receive Exchangeable Shares must properly complete and deposit a Letter of Transmittal reflecting an election to receive Exchangeable Shares. Wheaton shareholders who affirmatively elect to receive shares of New Coeur common stock or who otherwise validly deposit Wheaton common shares but do not make an election on the Letter of Transmittal will be deemed to have elected to, and will, receive shares of New Coeur common stock. Depending on the election made or deemed made, shareholders who do not properly elect to receive cash consideration will receive either 0.796 Exchangeable Shares or 0.796 shares of New Coeur common stock for each Wheaton common share properly deposited and not withdrawn. Each Exchangeable Share will be exchangeable, under the circumstances described herein, at the option of the holder into one share of New Coeur common stock, as described below under the section entitled “About Canadian Exchange Co.”

      Holders of Wheaton common shares who are residents of the United States for tax purposes and who receive Exchangeable Shares and holders of Wheaton common shares who are residents of Canada for tax purposes and who receive New Coeur common stock may be subject to certain adverse tax consequences. Such holders are urged to consult their own advisors regarding the tax consequences of the proposed transactions.

Alternatives Available

      The following table illustrates the Offer Consideration alternatives available to Wheaton shareholders:

Election Made	Cash	Stock

Cash election, sub-election for Exchangeable Shares if proration occurs	Up to Cdn$5.47 per share, subject to proration	Exchangeable Shares for the pro rated amount of consideration not paid in cash
Cash election, sub-election for New Coeur common stock or no sub-election if proration occurs	Up to Cdn$5.47 per share, subject to proration	Shares of New Coeur common stock for the pro rated amount of consideration not paid in cash
Exchangeable Shares election	None	0.796 Exchangeable Shares per Wheaton common share deposited
New Coeur common stock election	None	0.796 shares of New Coeur common stock per Wheaton common share deposited
No election specified	None	0.796 shares of New Coeur common stock per Wheaton common share deposited

      The offer to purchase is made only for Wheaton common shares and is not made for any warrants, options or other securities that may entitle the holder to acquire Wheaton common shares. Any holder of such securities who wishes to accept the offer to purchase must exercise those securities and deposit the Wheaton common shares issued, in accordance with the offer to purchase. Any such exercise must be sufficiently in advance of the expiration date to permit the Wheaton common shares acquired on the exercise of those securities to be deposited under the offer to purchase in accordance with the procedures described below in the sections entitled “Offer to Purchase — Time for Acceptance” and “— Manner of Acceptance.”

Tax Considerations of Elections

      Each of the alternative choices available to Wheaton shareholders pursuant to the offer to purchase may provide tax benefits and will result in different tax consequences to the holder, depending upon facts specific to each holder. For example, while each Wheaton shareholder who wants to receive stock is free to request New Coeur common stock or Exchangeable Shares regardless of where the holder lives, it is anticipated that holders resident in Canada for tax purposes may realize some tax benefits from electing Exchangeable Shares while holders resident in the United States for tax purposes may benefit from electing New Coeur common stock as opposed to Exchangeable Shares. Furthermore, holders of Wheaton common shares who are residents of the United States for tax purposes and who receive Exchangeable Shares and holders of Wheaton common shares who are residents of Canada for tax purposes and who receive shares of New Coeur common stock may be subject to certain adverse tax consequences. Such holders are urged to consult their own advisors regarding the tax consequences of the proposed transactions. Wheaton shareholders should carefully review the description of the tax consequences of the proposed transactions in the sections entitled “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations,” and should seek independent tax advice in determining which election may be best under the holder’s specific circumstances.

Fractional Shares

      Fractional shares of New Coeur common stock or Exchangeable Shares will not be issued pursuant to the offer to purchase. Instead, each Wheaton shareholder who otherwise would be entitled to receive a fractional share will receive cash in an amount equal to such fraction multiplied by Cdn$5.47, in each case minus any required withholding of taxes and without interest. For the purposes of determining any cash payments in lieu of fractional shares, all Wheaton common shares deposited by a registered shareholder will be aggregated.

Time for Acceptance

      The offer to purchase is open for acceptance during the period beginning on the date of the offer to purchase and ending at 5:00 p.m. (Eastern Daylight Time) on August 27, 2004 or such later time or times and date or dates as may be fixed by New Coeur, on behalf of all of the Offerors, or from time to time pursuant to the section entitled “Extension of the Expiry Date or Variation or Change of the Offer,” below, unless the offer to purchase is withdrawn.

Manner of Acceptance

Letter of Transmittal

      The offer to purchase may be accepted by delivering to the Depositary at any of the offices specified in the Letter of Transmittal, so as to arrive there not later than the expiration time:

•	the certificate or certificates representing Wheaton common shares in respect of which the offer to purchase is being accepted;

•	a Letter of Transmittal properly electing to receive Exchangeable Shares in consideration for the Wheaton common shares being deposited or electing to receive shares of New Coeur common stock in the form accompanying the offer to purchase or a facsimile thereof, properly completed and manually executed as required by the instructions and rules contained in the offer to purchase; and

•	any other relevant documents required by the instructions and rules set forth in the Letter of Transmittal.

      Except as otherwise provided in the instructions and rules set out in the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution (as described in the Letter of Transmittal).

      The offer to purchase will be deemed to be accepted only if the Depositary has actually received these documents on or before the expiration time of the procedure for guaranteed delivery described below under the section entitled “Procedure for Guaranteed Delivery” has been complied with.

Procedure for Guaranteed Delivery

      If a Wheaton shareholder wishes to deposit Wheaton common shares pursuant to the offer to purchase and the certificate(s) representing those Wheaton common shares are not immediately available, or that shareholder cannot deliver the certificates and all other required documents to the Depositary before the expiration time, those Wheaton common shares may nevertheless be deposited if all of the following conditions are met:

•	the deposit is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form accompanying the offer to purchase or a facsimile thereof, is received by the Depositary at any of the offices specified in the Notice of Guaranteed Delivery at or before the expiration time; and

•	the certificate(s) representing the deposited Wheaton common shares, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or a facsimile thereof in the appropriate form covering such shares and any other documents required by the Letter of Transmittal, are received at any of the offices of the Depositary provided in the Letter of Transmittal on or before 4:30 p.m. (local time at the place of deposit) on the third trading day on the TSX after the date on which the expiration time occurred.

      To be effective, the Notice of Guaranteed Delivery must be delivered by hand or courier, transmitted by facsimile or mailed to the Depositary at any of the offices specified in the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form provided in that Notice.

General

      New Coeur reserves the right, in accordance with applicable law, on behalf of all of the Offerors, to permit a Wheaton shareholder to accept the offer to purchase in a manner other than as set out above.

      Wheaton shareholders are advised that use of the mail to transmit share certificates and Letter of Transmittal is at the shareholder’s risk. We recommend that share certificates and accompanying Letter of Transmittal be delivered by hand to the Depositary and that a receipt be obtained for their deposit; if documents are mailed, we recommend that insured mail with return receipt or acknowledgement of receipt be used and that proper insurance be obtained.

      Holders of Wheaton common shares registered in the name of a broker, dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing those Wheaton common shares.

      No fee or commission will be payable by a Wheaton shareholder who delivers such shares directly to the Depositary or utilizes the facilities of a Soliciting Dealer to accept the offer to purchase.

Power of Attorney

      The execution of a Letter of Transmittal by a Wheaton shareholder irrevocably appoints New Coeur or its designees as the true and lawful agent, attorney and attorney in fact of that shareholder with respect to Wheaton common shares deposited and purchased under the offer to purchase (the “Purchased Wheaton common shares”) and with respect to any and all stock dividends, securities, rights, warrants or other interests or distributions accrued, declared, paid, issued, transferred, made or distributed on or in respect of the Purchased Wheaton common shares on or after the date of the announcement of the offer to purchase (collectively, “Other Securities”). This appointment is effective from and after the date (the “Effective Date”) the Purchased Wheaton common shares are taken up and paid for under the offer to purchase and affords New Coeur full power of substitution (such power of attorney being coupled with an interest being irrevocable), in the name and on behalf of the holder who deposited those Wheaton common shares, to:

•	register, record, transfer and enter the transfer of the Purchased Wheaton common shares and any Other Securities on the books of Wheaton;

•	vote, execute and deliver any instruments of proxy, authorizations and consents in form and on terms satisfactory to New Coeur in respect of any Purchased Wheaton common shares and any or all Other Securities, revoke any such instrument, authorization or consent given prior to or after the Effective Date, designate in any such instruments of proxy any person(s) as the proxy or the proxy nominee(s) of the Wheaton shareholder in respect of those Purchased Wheaton common shares and those Other Securities for all purposes;

•	execute, endorse and negotiate any cheques or other instruments representing any distribution payable to the holder; and

•	exercise any and all other rights of a holder of Purchased Wheaton common shares and any Other Securities.

      Additionally, a Wheaton shareholder who executes a Letter of Transmittal agrees, from and after the date on which the Purchased Wheaton common shares are taken up and paid for under the offer to purchase:

•	not to vote any of the Purchased Wheaton common shares or Other Securities at any meeting of holders of those securities;

•	not to exercise any other rights or privileges attached to any of those securities; and

•	to deliver to New Coeur any and all instruments of proxy, authorizations or consents received in respect of all those securities.

      All prior proxies given by a holder of Purchased Wheaton common shares with respect to those Purchased Wheaton common shares and to those Other Securities shall be revoked at the date on which the Purchased Wheaton common shares are taken up and paid for under the offer to purchase and no subsequent proxies may be given by that holder with respect to those Purchased Wheaton common shares or Other Securities.

Depositing Wheaton Shareholders’ Representations and Warranties

      The deposit of Wheaton common shares pursuant to the offer to purchase will create and constitute a binding agreement between the applicable Wheaton shareholder and each of the Offerors upon the terms and subject to the conditions of the offer to purchase, including the Wheaton shareholder’s representation and warranty that:

•	such shareholder has full power and authority to deposit, sell, assign and transfer the Wheaton common shares (and any Other Securities) being deposited and has not sold, assigned or transferred or agreed to sell, assign or transfer any of such Wheaton common shares (and Other Securities) to any other person;

•	the shareholder owns the Wheaton common shares (and any Other Securities) being deposited within the meaning of applicable securities laws;

•	the deposit of those Wheaton common shares (and any Other Securities) complies with applicable securities laws; and

•	when those Wheaton common shares (and any Other Securities) are taken up and paid for under the offer to purchase, the Nova Scotia ULC or Canadian Exchange Co., as the case may be, will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances and claims.

Conditions of the Offer

      New Coeur may withdraw the offer to purchase on behalf of all of the Offerors (in which event no Offeror shall be required to take up and/or pay for any Wheaton common shares deposited under the offer to purchase) or extend the period of time during which the offer to purchase is open (in which event the Offerors may postpone taking up and paying for any Wheaton common shares deposited under the offer to purchase) unless each of the following conditions has been satisfied or has been waived by New Coeur on behalf of the Offerors at or prior to the expiration time:

(a) there shall have been properly deposited under the offer to purchase and not withdrawn at the expiration time that number of Wheaton common shares that constitutes at least 66 2/3% of the Wheaton common shares outstanding at the time Wheaton common shares are taken up under the offer to purchase;

(b) Wheaton shall not have entered into or effectuated any other agreement or transaction with any person or entity having the effect of impairing the Offerors’ ability to acquire Wheaton or otherwise diminishing the expected economic value to the Offerors of the acquisition of Wheaton including, but not limited to, any material issuance of new securities of Wheaton, the declaration of any extraordinary dividend, the adoption of a shareholder rights plan or any other transaction not in the ordinary course of Wheaton’s business;

(c) the shares of New Coeur’s common stock and the Exchangeable Shares shall have been approved for listing on the NYSE and the TSX, respectively, subject to official notice of issuance;

(d) the registration statements for the shares of New Coeur common stock and the Exchangeable Shares to be issued pursuant to the offer to purchase and the shares of New Coeur common stock that may be issued upon the exchange of any such Exchangeable Shares shall have become effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the registration statements or a proceeding seeking a stop order shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the SEC and New Coeur shall have received all necessary state securities law or blue sky authorizations;

(e) all necessary orders shall have been obtained from relevant Canadian securities regulatory authorities in respect of the Exchangeable Shares to be issued pursuant to the offer to purchase, the shares of New Coeur common stock that may be issued upon the exchange of any such Exchangeable Shares and the resale of any such Exchangeable Shares or shares of New Coeur common stock;

(f) the Offerors shall have received waivers relating to any change of control provisions in any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Wheaton or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except such waivers the absence of which would not in the aggregate materially adversely affect Wheaton and its subsidiaries;

(g) the holders of Coeur common stock, voting at a meeting of such holders, shall have approved the following:

•	the merger of a merger subsidiary corporation of Coeur into Coeur as part of the Coeur Reorganization as described under “About Coeur”, which will require the affirmative vote of the holders of a majority of the outstanding shares of Coeur common stock entitled to vote at such meeting;

•	the amendment to the Coeur articles of incorporation to increase the authorized shares of common stock from 500,000,000 shares to 1,500,000,000, which will require the affirmative vote of the holders of a majority of the outstanding shares of Coeur common stock entitled to vote at such meeting; and

•	the issuance of shares of New Coeur common stock (i) in the offer to purchase, (ii) in any subsequent acquisition transaction, (iii) upon exchange of Exchangeable Shares, as described herein, (iv) upon exercise of Wheaton warrants and options, and (v) upon conversion of the convertible debt securities to be issued by New Coeur in connection with the offer to purchase, each of which will require the affirmative vote of the holders of a majority of the shares of Coeur common stock entitled to vote at such meeting;

(h) there shall be no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition challenging the offer to purchase or preventing the completion of the offer to purchase or any of the other transactions described in this offer to purchase, and there shall be no statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which requires consent or approval or challenges, prohibits, restricts or makes illegal the completion of the offer to purchase or the subsequent acquisition transaction;

(i) there shall not be pending or threatened any suit, action or proceeding by any governmental entity (1) challenging the offer to purchase, seeking to restrain or prohibit the completion of the offer to purchase or seeking to obtain from New Coeur or Wheaton or their respective subsidiaries any damages that are material in relation to Wheaton and its subsidiaries, on a consolidated basis, or New Coeur and its subsidiaries, on a consolidated basis, (2) seeking to prohibit or limit the ownership or operation by New Coeur or Wheaton or any of New Coeur’s subsidiaries of any material portion of the business or assets of Wheaton or New Coeur or any of New Coeur’s subsidiaries or to compel Wheaton or New Coeur or any of New Coeur’s subsidiaries to dispose of or hold separate any material portion of the business or assets of New Coeur or Wheaton or any of New Coeur’s subsidiaries as a result of the offer to purchase, (3) seeking to prohibit New Coeur from effectively controlling in any material respect the business or operations of Wheaton, or (4) which otherwise is reasonably likely to have a material adverse effect on New Coeur and its subsidiaries, on a consolidated basis, or Wheaton and its subsidiaries, on a consolidated basis;

(j) there shall be no change or threatened change in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of Wheaton or any of its subsidiaries, on a consolidated basis, that, in the reasonable judgment of New Coeur, on behalf of the Offerors, is or may be materially adverse to Wheaton and its subsidiaries, on a consolidated basis, and the Offerors shall not have become aware of any facts that, in the reasonable judgment of New Coeur, on behalf of the Offerors, have or may have material adverse significance with respect to Wheaton and its subsidiaries or their business or prospects or the value to New Coeur of the common shares of Wheaton;

(k) the Offerors shall have obtained or received all approvals, consents, clearances or waivers required to be obtained or received from any governmental regulatory agency, authority or commission in connection with the offer to purchase and the subsequent acquisition transaction, including without limitation (A) the expiration of any waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (B) the issuance by the Commissioner of Competition of an advance ruling certificate pursuant to Section 102 of the Competition Act (Canada) or, alternatively, the expiration or waiver of any waiting period related to merger pre-notification under Part IX of the Competition Act (Canada), if applicable, together with the receipt of advice from the Commissioner (which advice will not have been rescinded or amended), to the satisfaction of the Offerors, in their reasonable judgment, that she does not intend to oppose the acquisition contemplated by the offer to purchase if such advice is considered by the Offerors, in their reasonable judgment, to be desirable, and (C) if the acquisition to purchase requires review under the Investment Canada Act, the completion of such review and the receipt of confirmation from the Minister responsible for Industry Canada that he or she is satisfied that the acquisition is likely to be of net benefit to Canada, which confirmation shall be on terms satisfactory to the Offerors, in their reasonable judgment; and

(l) there shall not have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or Canada, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States, Canada, or abroad or in the market price of the Wheaton common shares, (iii) any change in the general political, market, economic or financial conditions in the U.S., Canada or abroad that could, in the sole judgment of New Coeur, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, shareholders equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of Wheaton or any of its subsidiaries, (iv) any material change in U.S. or Canadian currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or governmental entity on, or other event that, in the sole judgment of New Coeur, might affect the extension of credit by banks or other lending institutions, (vii) a commencement of war or armed hostilities or other national or international calamity directly or indirectly involving the U.S. or Canada, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer to purchase, a material acceleration or worsening thereof.

      The conditions listed above are for the exclusive benefit of the Offerors, and New Coeur may assert them, on behalf of any or all of the Offerors, regardless of the circumstances giving rise to any of the conditions. Unless precluded from doing so by applicable law, New Coeur may, in its sole discretion, waive any of these conditions in whole or in part on behalf of the Offerors. The determination as to whether any condition has been satisfied shall be in New Coeur’s reasonable judgment and will be final and binding on all parties. The failure by New Coeur at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each right shall be deemed a continuing right that may be asserted at any time and from time to time.

      Any waiver of a condition or withdrawal of the offer to purchase shall be effective upon written notice or other communication confirmed in writing by New Coeur, on behalf of the Offerors, to that effect to the Depositary at its principal office in New York. New Coeur shall make a public announcement of the waiver or withdrawal promptly after giving notice to the Depositary and shall cause the Depositary to promptly provide a copy of such notice in the manner provided in the section entitled “Notice” below to all Wheaton shareholders whose Wheaton common shares have not been taken up under the offer to purchase at the date of the occurrence of such waiver or withdrawal, if required by applicable law.

Extension of the Expiration Date or Variation or Change of the Offer to Purchase

      The offer to purchase is open for acceptance until the expiration time unless earlier withdrawn.

      The Offerors reserve the right at any time and from time to time to extend the offer to purchase or to vary the offer to purchase by giving written notice or other communication (confirmed in writing) of such extension or variation to the Depositary at its principal office in New York, and by causing the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in “Notice” below to all Wheaton shareholders. New Coeur shall, make a public announcement of the extension or variation on behalf of the Offerors as soon as possible after giving notice of an extension or variation to the Depositary, and provide a copy of the notice to the NYSE, the TSX and AMEX. Any notice of extension or variation will be deemed to have been given and to be effective on the day it is delivered or otherwise communicated in writing to the Depositary at its principal office in New York.

      Where the terms of the offer to purchase are varied, the offer to purchase will not expire before 10 business days after the notice of such variation has been mailed to Wheaton shareholders, unless otherwise permitted by applicable law.

      If, before the expiration time or after the expiration time but before the expiration of all rights of withdrawal with respect to the offer to purchase, a material change occurs in the information contained in the offer to purchase or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Wheaton shareholder to accept or reject the offer to purchase (other than a change that is not within the control of the Offerors or their affiliates), New Coeur, on behalf of the Offerors, will give written notice of such change to the Depositary at its principal office in New York, and will cause the Depositary to promptly provide a copy of such notice in the manner provided in the section entitled “Notice” below to all Wheaton shareholders, if required by applicable law. As soon as practicable after giving notice of such a material change to the Depositary, New Coeur will make a public announcement of the change in information and provide a copy of the notice thereof to the NYSE, the TSX and AMEX.

      During any such extension or in the event of a material variation or change in information, all Wheaton common shares previously deposited and not taken up or withdrawn will remain subject to the offer to purchase and may be accepted for purchase by New Coeur in accordance with the terms of the offer to purchase, subject to the withdrawal rights described in the section entitled “Right to Withdraw” below. An extension of the expiration time, a variation of the terms of the offer to purchase or a change in information does not constitute a waiver by any of the Offerors of any rights described above in the section entitled “Conditions of the Offer.” If the Offer Consideration is increased, the increased consideration will be paid to all depositing Wheaton shareholders whose Wheaton common shares are taken up under the offer to purchase.

      New Coeur, on behalf of the Offerors, will follow any extension, termination, variation, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, variation or amendment, any related announcement will be issued no later than 5:00 p.m., Eastern Daylight Time, on the date on which the expiration time previously was to occur. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to Wheaton shareholders in connection with the offer to purchase be promptly sent to those shareholders in a manner reasonably designed to inform them of that change) and without limiting the manner in which New Coeur may choose to make any public announcement, New

Coeur assumes no obligation to publish, advertise or otherwise communicate any public announcement of this type other than by making a release to the Dow Jones News Service.

Take Up of, and Payment for, Deposited Wheaton Common Shares

      If all conditions described above in the section entitled “Conditions of the Offer” have been satisfied or waived by New Coeur on behalf the Offerors at the expiration time, all Wheaton common shares that have been properly deposited and not withdrawn will be required to be taken up no later than 10 days from the expiration time. All Wheaton common shares taken up under the offer to purchase will be paid for as soon as possible and, in any event, within three business days of having been taken up.

      Subject to applicable law, the Offerors expressly reserve the right to delay taking up and paying for any Wheaton common shares or, on or after the expiration time, to terminate the offer to purchase to comply with any applicable law. No Wheaton common shares properly deposited under the offer to purchase will be taken up unless all Wheaton common shares then properly deposited under the offer to purchase are taken up.

      Wheaton common shares properly deposited and not withdrawn pursuant to the offer to purchase will be deemed to have been taken up and accepted for payment if, as and when New Coeur, on behalf of the Offerors, gives written notice or other communication confirmed in writing to the Depositary at its principal office in New York to that effect.

      Nova Scotia ULC and Canadian Exchange Co., as applicable, will pay for Wheaton common shares properly deposited under the offer to purchase and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) and certificates for shares of New Coeur common stock and Exchangeable Shares, as applicable, for transmittal to depositing Wheaton shareholders. Under no circumstances will interest accrue or be paid to persons depositing Wheaton common shares by any of the Offerors or the Depositary, regardless of any delay in making payment for those shares.

      Fractional shares of New Coeur common stock or Exchangeable Shares will not be issued pursuant to the offer to purchase. Instead, each depositing Wheaton shareholder who would otherwise be entitled to receive a fractional share will receive cash in an amount equal to such fraction multiplied by Cdn$5.47, in each case minus any required withholding of taxes and without interest. For the purposes of determining any cash payments in lieu of fractional shares, all Wheaton common shares deposited by a registered shareholder will be aggregated.

      The Depositary will act as the agent of Wheaton shareholders who have properly deposited Wheaton common shares under the offer to purchase for the purposes of receiving payment under the offer to purchase and transmitting that payment to those Wheaton shareholders, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by those Wheaton shareholders who have properly deposited Wheaton common shares.

      Settlement with each Wheaton shareholder who has properly deposited Wheaton common shares under the offer to purchase will be made by the Depositary forwarding a certificate for the shares of New Coeur common stock or Exchangeable Shares, and/or a check payable in Canadian funds in respect of any cash consideration payable (including cash in lieu of fractional shares) by first class mail representing payment for the Wheaton common shares taken up. Unless otherwise specified by the Wheaton shareholder in the Letter of Transmittal, any check will be issued in the name of the registered holder of the Wheaton common shares so deposited. Unless the Wheaton shareholder depositing the Wheaton common shares instructs the Depositary to hold the check for pick-up by marking the appropriate box on the Letter of Transmittal, any check will be forwarded by first class mail to the address specified in the Letter of Transmittal. If no address is specified, any check will be sent to the address of the Wheaton shareholder as shown on the register of Wheaton shareholders maintained by or on behalf of Wheaton. Checks mailed in accordance with this paragraph will be deemed to be delivered and payment will be deemed to be made by New Coeur at the time of mailing.

      If the Offer Consideration payable pursuant to the offer to purchase is increased before the expiration time, the increased consideration will be paid in respect of all Wheaton common shares acquired pursuant to the offer to purchase.

Right to Withdraw

      Except as otherwise provided in this section, all deposits of Wheaton common shares pursuant to the offer to purchase are irrevocable. Wheaton common shares deposited under the offer to purchase may be withdrawn by or on behalf of the depositing Wheaton shareholder (unless otherwise required or permitted by applicable law):

•	at any time prior to Wheaton common shares being taken up under the offer to purchase, upon the receipt by the Depositary of the notice of withdrawal in respect of such Wheaton common shares;

•	if the Wheaton common shares have not been paid for within three business days after having been taken up; or

•	at any time before the expiration of the tenth day after the date upon which either:

•	a notice of change relating to a material change that has occurred in the information contained in the offer to purchase (or any other notice of change or notice of variation relating to the offer to purchase), and such change is one that would reasonably be expected to affect the decision of a Wheaton shareholder to accept or reject the offer to purchase, is first mailed, delivered or otherwise properly communicated, unless such change is not within the control of the Offerors or their affiliates, but only if such deposited Wheaton common shares have not been taken up by New Coeur as of the date of the occurrence of the change; provided that such change occurs before the expiration time or after the expiration time but before the expiry of all rights of withdrawal in respect of the offer to purchase; or

•	a notice of variation concerning a material variation of the terms of the offer to purchase (other than (A) a variation consisting solely of the waiver of one or more conditions of the offer to purchase or (B) an increase in the Offer Consideration where the time for deposit is not extended for a period greater than 10 days) is first mailed, delivered or otherwise properly communicated.

      Notice of withdrawal of deposited Wheaton common shares must (i) be made by a method that provides the Depositary with a written or printed copy of such notice (which includes a telegraphic or telecopy communication); (ii) be made by or on behalf of the depositing Wheaton shareholder; (iii) be signed by or on behalf of the Wheaton shareholder who signed the Letter of Transmittal that accompanied the Wheaton common shares being withdrawn; (iv) specify such Wheaton shareholder’s identity, the number of Wheaton common shares to be withdrawn, the name of the registered Wheaton shareholder of, and the certificate number shown on each certificate evidencing, the Wheaton common shares being withdrawn; and (v) be actually received by the Depositary within the applicable time specified above. Any signature in the withdrawal notice must be guaranteed in the same manner as in the Letter of Transmittal.

      Withdrawals may not be rescinded. Any Wheaton common shares withdrawn will be deemed not properly deposited for the purposes of the offer to purchase, but may be re-deposited at any time on or prior to the expiration time by following the applicable procedures described in the section entitled “Manner of Acceptance” above.

      In addition to the foregoing withdrawal rights, holders of Wheaton common shares in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See the section entitled “Statutory Rights” in the Circular.

Return of Wheaton common shares

      If any Wheaton common shares deposited under the offer to purchase are not taken up pursuant to the offer to purchase, or certificates are submitted for more Wheaton common shares than are properly deposited, certificates for those Wheaton common shares that are not taken up (or were not properly deposited) will be returned to the depositing shareholder without expense to the shareholder or, in the case of Wheaton common shares deposited by book-entry transfer, those common shares that have not been taken up or properly deposited will be credited to an account maintained within DTC, as soon as practicable after the expiration time or withdrawal or termination of the offer to purchase.

Mail Service Interruption

      Notwithstanding any other provisions of the offer to purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, checks and other relevant documents will not be mailed if Coeur determines, in its reasonable discretion, that delivery by mail may be delayed by a disruption of mail service. Holders of Wheaton common shares entitled to checks and/or other relevant documents that are not mailed for this reason may take delivery thereof at the office of the Depositary at which they deposited their Wheaton common shares until such time as New Coeur has determined, in its reasonable discretion, that delivery by mail will no longer be delayed. Notwithstanding the section entitled “Take Up of, and Payment for, Deposited Wheaton Common Shares” above, but subject to the section entitled “Notice” below, checks and other relevant documents not mailed for this reason will, subject to applicable law, be conclusively deemed to have been delivered on the first day upon which they are available for delivery at the office of the Depositary at which the Wheaton common shares were deposited. Notice of any such determination by New Coeur shall be given to holders of Wheaton common shares in accordance with the section entitled “Notice” below.

Notice

      Except as otherwise provided in this offer to purchase, any notice that the Offerors or the Depositary may provide, give or cause to be given under the offer to purchase will be deemed to have been properly given if mailed to the registered holders of Wheaton common shares at their respective addresses appearing in the registers maintained in respect of such Wheaton common shares and will be deemed to have been delivered and received on the mailing date. These provisions shall apply notwithstanding any accidental omission to provide or give notice to any one or more holders of Wheaton common shares and notwithstanding interruption of mail service in Canada, the United States or elsewhere following mailing. In the event of any interruption of mail service, New Coeur intends to make reasonable efforts to disseminate the notice by other means, such as publication. Subject to the approval of applicable regulatory authorities, in the event of any interruption of mail service, any notice that the Offerors or the Depositary may provide, give or cause to be given under the offer to purchase will be deemed to have been properly provided or given to or received by holders of Wheaton common shares if (i) it is given to the NYSE, TSX and/or the AMEX for dissemination through their facilities; (ii) it is published once in the National Edition of The Globe and Mail or The National Post; or (iii) it is given to the Canada Newswire Service or Dow Jones Newswire.

Dividends and Distributions

      If, on or after the date of this offer to purchase, Wheaton should subdivide, consolidate or otherwise materially change any of the Wheaton common shares or its capitalization or disclose that it has taken any such action, New Coeur on behalf of the Offerors may make such adjustments as it deems appropriate to reflect such subdivision, consolidation or other change in the purchase price and other terms of the applicable offer to purchase including (without limitation) the type of securities offered to be purchased and the amounts payable therefor.

      Wheaton common shares acquired pursuant to the offer to purchase shall be acquired free and clear of all encumbrances, together with all rights and benefits arising therefrom including the right to any and all cash and stock dividends, securities, rights, warrants or other interests or distributions which may be accrued, declared, paid, issued, distributed, made or transferred on or in respect of such Wheaton common shares and which are made payable or distributable to the holders of those Wheaton common shares of record on a date on or after the date of the offer to purchase. If Wheaton should declare or pay any cash or stock dividend or make any other distribution on, or issue any securities, rights, warrants or other interests or distributions in respect of, deposited Wheaton common shares after the date of the offer to purchase, such dividend, distribution or rights will be received and held by the depositing Wheaton shareholder for the account of Nova Scotia ULC or Canadian Exchange Co., as the case may be, and (i) to the extent that cash dividends or cash distributions do not exceed the amount payable in cash to the depositing Wheaton shareholder pursuant to the offer to purchase, the amount payable to the depositing Wheaton shareholder will be reduced by the amount of any such dividend or distribution which shall be returned by the depositing shareholder; and (ii) the amount by which any cash dividend or distribution exceeds the amount payable in cash to the depositing Wheaton Shareholder together with any non-cash dividend, distribution or rights, shall be remitted promptly by the depositing holder to the Depositary or another person designated by New Coeur for the Offerors’ account accompanied by appropriate documentation of transfer. Pending such remittance, Nova Scotia ULC or Canadian Exchange Co., as the case may be, shall be entitled to all rights and privileges as the owner of any such dividend, distribution or rights and may deduct the value thereof from the amount payable in cash by it pursuant to the offer to purchase to the depositing Wheaton shareholder.

Market Purchases

      None of the Offerors will acquire beneficial ownership of Wheaton common shares while the offer to purchase is outstanding, other than pursuant to the offer to purchase.

Unauthorized Representations

      No person has been authorized to provide any information or make any representation on behalf of the Offerors or their affiliates not contained or referred to in this document and, if given or made, such information must be considered as not having been authorized by the Offerors.

Other Terms

      The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the offer to purchase collectively comprise the terms and conditions of the offer to purchase.

      New Coeur shall determine in its reasonable discretion all questions relating to the interpretation of the offer to purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity (including time of receipt) of any acceptance of the offer to purchase and any withdrawal of Wheaton common shares, including, without limitation, the satisfaction or non-satisfaction of any condition, the validity, time and effect of any deposit of Wheaton common shares or notice of withdrawal of Wheaton common shares, and the due completion and execution of the Letter of Transmittal. New Coeur’s determination of such matters shall be final and binding for all purposes. New Coeur, on behalf of the Offerors, reserves the right to waive any defect in acceptance with respect to any particular Wheaton common share or any particular Wheaton shareholder. There shall be no obligation on the Offerors, the Soliciting Dealers or the Depositary to give notice of any defects or irregularities in any acceptance or notice of withdrawal and no liability shall be incurred by any of them for failure to give any such notification.

      This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The offer to purchase is not being made to, nor will deposits be accepted from or on behalf of, Wheaton shareholders in any jurisdiction in which the making or acceptance of the offer to purchase would not be in compliance with the laws of any such jurisdiction.

However, the Offerors may, in their sole discretion, take such action as they may deem necessary to extend the offer to purchase to Wheaton shareholders in any such jurisdiction.

DATED: July 13, 2004

COEUR D’ALENE MINES CORPORATION	COEUR D’ALENE MINES HOLDINGS COMPANY
By:	By:

Dennis E. Wheeler	Dennis E. Wheeler
Chairman of the Board and	Chairman of the Board and
Chief Executive Officer	Chief Executive Officer

COEUR D’ALENE CANADIAN ACQUISITION CORPORATION	COEUR D’ALENE ACQUISITION ULC

By:	By:

Dennis E. Wheeler	Dennis E. Wheeler
President and Director	President

      The accompanying circular contains additional information relating to the offer to purchase.

CIRCULAR

      This circular is furnished in connection with the accompanying offer to purchase dated July 13, 2004 by the Offerors to purchase all of the issued and outstanding Wheaton common shares, including Wheaton common shares that may become outstanding upon the exercise of options, warrants or other rights to acquire Wheaton common shares after the date of the offer to purchase. Wheaton shareholders should refer to the offer to purchase for details of the terms and conditions, including details as to payment and withdrawal rights.

      The information concerning Wheaton contained in this circular has been taken from or is based upon publicly available documents and records of Wheaton on file with securities regulatory authorities in Canada and the United States and other public sources. Although Coeur has no knowledge that would indicate that any of the statements contained herein and taken from or based on such information are untrue or incomplete, it does not assume any responsibility for the accuracy or completeness of such information, or for any failure by Wheaton to disclose publicly events or facts that may have occurred or that may affect the significance or accuracy of any such information and that are unknown to Coeur.

ABOUT COEUR

      Coeur, the world’s largest primary silver producer and a growing gold producer, is engaged in the exploration, development and operation of silver and gold mining properties located in the United States, Chile, Argentina and Bolivia. Coeur currently expects to produce approximately 14.5 million ounces of silver and 133,000 ounces of gold in 2004. In 2003, we produced approximately 14.2 million ounces of silver and 119,500 ounces of gold. In 2002, we produced approximately 14.8 million ounces of silver and 117,114 ounces of gold.

      Coeur’s mines are located in southern Chile (the Cerro Bayo Mine), Argentina (the Martha Mine), Nevada (the Rochester Mine) and the Silver Valley region of northern Idaho (the Galena Mine). Coeur owns and operates 100% of these mines. In addition, Coeur owns or leases, either directly or through its subsidiaries, silver and gold development projects in Bolivia (the San Bartolomé silver project) and Alaska (the Kensington gold project). Coeur also controls strategic properties with significant exploration potential close to its existing mining operations. Coeur’s customers are bullion trading banks that purchase silver and gold from Coeur and then sell these metals to end users for use in industry applications such as electronic circuitry, jewelry and silverware production and the manufacture and development of photographic film. In addition, Coeur sells high grade gold and silver concentrates to smelters in Japan and Canada.

      Coeur was incorporated in Idaho in 1928. Its principal executive offices are located at 400 Coeur d’Alene Mines Building, 505 Front Avenue, Coeur d’Alene, Idaho 83814 and its telephone number is (208) 667-3511. Coeur’s website is www.coeur.com. Information contained on the web site is not incorporated by reference into this offer to purchase, and shareholders should not consider information contained on the web site in considering the offer to purchase.

      Additional information regarding Coeur’s business and operations is included in Annex A attached hereto and is included in its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, both of which are available without charge at the SEC’s website at www.sec.gov and are incorporated into this offer to purchase by reference.

Coeur Common Stock

      Coeur is authorized to issue up to 500,000,000 shares of common stock, par value $1.00 per share, of which, at May 31, 2004:

•	213,260,559 shares were outstanding and 1,059,211 shares were held as treasury stock;

•	23,684,250 shares were reserved for issuance upon the conversion of Coeur’s $180 million principal amount of outstanding 1.25% Convertible Senior Notes due 2024;

•	7,658,551 shares were reserved for issuance under Coeur’s Executive Compensation Program; and

•	1,109,706 shares were reserved for issuance under Coeur’s Non-Employee Directors Stock Option Plan.

      Holders of Coeur common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Holders may not cumulate votes in elections of directors. Subject to any preferences applicable to any shares of preferred stock outstanding at the time, holders of Coeur common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of Coeur’s liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Coeur common stock have no preemptive rights and have no rights to convert their Coeur common stock into any other security. The outstanding common stock is fully-paid and non-assessable.

      Coeur’s articles of incorporation include a fair price provision, applicable to some business combination transactions in which Coeur may be involved. The provision requires that an interested shareholder (defined to mean a beneficial holder of 10% or more of Coeur’s outstanding shares of common stock) not engage in specified transactions (e.g., mergers, sales of assets, dissolution and liquidation), unless one of three conditions is met:

•	a majority of the directors who are unaffiliated with the interested shareholder and were directors before the interested shareholder became an interested shareholder approve the transaction;

•	holders of 80% or more of the outstanding shares of common stock approve the transaction; or

•	the shareholders are all paid a “fair price,” i.e., generally the higher of the fair market value of the shares or the same price as the price paid to shareholders in the transaction in which the interested shareholder acquired its stock.

      The fair price provision may tend to insulate Coeur’s current management against the possibility of removal by discouraging some types of hostile takeover bids. Coeur is not aware of any person or entity proposing or contemplating such a transaction.

      The transfer agent and registrar for Coeur common stock, which is listed on the NYSE, is ChaseMellon Shareholder Services, L.L.C., Ridgefield Park, N.J.

Coeur Preferred Stock

      Coeur is authorized to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share, no shares of which are outstanding. The Board of Directors has the authority to determine the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption and liquidation preferences, redemption prices, sinking fund terms on any series of preferred stock, the number of shares constituting any such series and the designation thereof. Holders of preferred stock have no preemptive rights.

      On May 11, 1999, the Board of Directors of the Company declared a dividend distribution of one right for each outstanding share of Coeur common stock. Each right entitles the registered holder to purchase from Coeur one one-hundredth of a share of Series B Preferred Stock at a purchase price of $100 in cash, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement, dated as of May 11, 1999, between Coeur and ChaseMellon Shareholder Services, L.L.C., as rights agent. The rights are not exercisable or detachable from the common stock until ten days after any person or group acquires 20% or more (or commences a tender offer for 30% or more) of Coeur common stock. If any person or group acquires 30% or more of Coeur common stock or acquires Coeur in a merger or other business combination, each right (other than those held by the acquiring person) will entitle the holder to purchase preferred stock of Coeur d’Alene Mines or common stock of the acquiring company having a market value of approximately two times the $100 exercise price. The rights expire on May 24, 2009, and can be redeemed by Coeur at any time prior to their becoming exercisable.

About New Coeur and the Coeur Reorganization

      New Coeur is a subsidiary of Coeur formed in Idaho for the purpose of effecting the Coeur reorganization and the offer to purchase.

      Immediately prior to Wheaton common shares being taken up under the offer to purchase, Coeur will effect a reorganization to create a holding company structure. In the reorganization, Coeur will become a wholly-owned subsidiary of New Coeur and the name of New Coeur will be changed to Coeur d’Alene Mines Corporation. All of the outstanding stock of Coeur will become, without any further action on the part of holders thereof, stock of New Coeur having rights and privileges the same as the existing Coeur stock. It is a condition of the offer to purchase that the New Coeur common stock will be approved for listing on the NYSE and the TSX.

ABOUT CANADIAN EXCHANGE CO.

      Coeur d’Alene Canadian Acquisition Corporation, or Canadian Exchange Co., is a newly-formed corporation incorporated under the Business Corporations Act (New Brunswick) as a wholly-owned subsidiary of Coeur. Canadian Exchange Co. was formed solely for the purpose of making the offer to purchase and has not otherwise carried on any business or activity. The registered office of Canadian Exchange Co. is 44 Chipman Hill, Suite 1000, P.O. Box 7289, Stn. “A”, Saint John, New Brunswick E2L 4S6.

      In addition to an unlimited number of common and preferred shares, Canadian Exchange Co. is authorized to issue the Exchangeable Shares, as described below.

Description of Exchangeable Shares

      The Exchangeable Shares are included in the offer to purchase to enable certain shareholders, by virtue of the redemption and exchange rights attaching to the Exchangeable Shares and the provisions of the Voting and Exchange Trust Agreement and the Support Agreement (each as explained below), to acquire a security of a Canadian issuer having economic rights that are, as nearly as practicable, equivalent to those of a share of New Coeur common stock. The Exchangeable Shares may permit shareholders to take advantage of a full or partial tax deferral available under the Income Tax Act (“ITA”). See the section entitled “Certain Canadian Federal Income Tax Considerations.” Also, subject to certain assumptions, the Exchangeable Shares, once listed on the TSX, will not be foreign property for certain Canadian tax purposes. See “Certain Canadian Federal Income Tax Considerations.” For the above reasons, shareholders resident in Canada for tax purposes may want to elect to receive Exchangeable Shares rather than shares of New Coeur common stock. See the section entitled “The Offer.” A risk of holding Exchangeable Shares is the possibility that there will be a limited or no active trading market for the shares. See the section entitled “Risk Factors.” Moreover, if the Call Rights (as defined herein) are not exercised on redemption or retraction of the Exchangeable Shares, a holder of Exchangeable Shares may realize a dividend for Canadian tax purposes that may exceed the holder’s economic gain. See the section entitled “Certain Canadian Federal Income Tax Considerations.”

      The following is a summary description of the material provisions of the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares and is qualified in its entirety by reference to the full text of the share provisions.

Ranking

      The Exchangeable Shares will be entitled to a preference over the common shares of Canadian Exchange Co., the special shares of Canadian Exchange Co. and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of Canadian Exchange Co., whether voluntary or involuntary, or any other distribution of the assets of Canadian Exchange Co. among its shareholders for the purpose of winding up its affairs.

Dividends

      Holders of Exchangeable Shares will be entitled to receive dividends equivalent to dividends, if any, paid from time to time by New Coeur on shares of New Coeur common stock. The declaration date, record date and payment date for dividends on the Exchangeable Shares will be the same as that for any corresponding dividends on shares of New Coeur common stock.

Certain Restrictions

      So long as any of the Exchangeable Shares are outstanding, Canadian Exchange Co. will not be permitted at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares to:

•	pay any dividends on the common shares, special shares or any other shares of Canadian Exchange Co. ranking junior to the Exchangeable Shares, other than stock dividends payable in common shares, special shares or any such other shares of Canadian Exchange Co. ranking junior to the Exchangeable Shares, as the case may be;

•	redeem or purchase or make any capital distribution in respect of common shares, special shares or any other shares of Canadian Exchange Co. ranking junior to the Exchangeable Shares;

•	redeem or purchase any other shares of Canadian Exchange Co. ranking equally with the Exchangeable Shares with respect to the payment of dividends or the distribution of assets in the event of the liquidation, dissolution or winding-up of Canadian Exchange Co., whether voluntary or involuntary, or any other distribution of the assets of Canadian Exchange Co. among its shareholders for the purpose of winding up its affairs; or

•	issue any shares other than Exchangeable Shares, common shares in the capital of Canadian Exchange Co. and any other shares not ranking superior to the Exchangeable Shares;

unless, in the case of the first three bullet points above, all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the shares of New Coeur common stock have been declared and paid on the Exchangeable Shares.

Distribution on Liquidation

      In the event of the liquidation, dissolution or winding-up of Canadian Exchange Co. or any other distribution of the assets of Canadian Exchange Co. among its shareholders for the purpose of winding up its affairs, subject to the exercise by New Coeur or Nova Scotia ULC of the liquidation call right, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of Canadian Exchange Co. in respect of each Exchangeable Share held by such holder on the date of liquidation, before any distribution of any part of the assets of Canadian Exchange Co. among the holders of the common shares, special shares or any other shares of Canadian Exchange Co. ranking junior to the Exchangeable Shares, the liquidation amount, being an amount to be satisfied by issuance of one share of New Coeur common stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends, if any, on the Exchangeable Share.

Automatic Exchange Upon Liquidation of Coeur

      In the event of the liquidation of New Coeur, New Coeur or Nova Scotia ULC will purchase all of the Exchangeable Shares from the holders thereof on the fifth business day prior to the effective date of such liquidation. The purchase price payable for each Exchangeable Share purchased pursuant to the liquidation of New Coeur will be satisfied by the issuance of one share of New Coeur common stock plus an additional amount equivalent to the full amount of all declared and unpaid dividends, if any, on the Exchangeable Share.

Retraction and Redemption of Exchangeable Shares and Call Rights

      Subject to the retraction call right described below, holders of Exchangeable Shares will be entitled at any time to retract (i.e., to require Canadian Exchange Co. to redeem) any or all Exchangeable Shares held by them and to receive the retraction price per Exchangeable Share to be satisfied by issuance of one share of New Coeur common stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends, if any, on the Exchangeable Shares. Holders of Exchangeable Shares may effect such retraction by presenting to Canadian Exchange Co. or its transfer agent the certificate(s) representing the Exchangeable Shares the holder desires to have Canadian Exchange Co. redeem, together with such other documents and instruments as may be required under the OBCA or the bylaws of Canadian Exchange Co. or by its transfer agent, and a duly executed retraction request specifying that the holder desires to have all or any number specified therein of the retracted shares redeemed by Canadian Exchange Co.

      Upon receipt by Canadian Exchange Co. of a retraction request, Canadian Exchange Co. will immediately notify New Coeur and Nova Scotia ULC of the retraction request. If New Coeur or Nova Scotia ULC exercises the retraction call right and provided that the retraction request is not revoked by the holder in the manner described below, Canadian Exchange Co. will not redeem the retracted shares and New Coeur or Nova Scotia ULC, as the case may be, will purchase from such holder and such holder will sell to New Coeur or Nova Scotia ULC, as the case may be, on the retraction date the retracted shares for the retraction price. In the event that New Coeur or Nova Scotia ULC does not exercise the retraction call right, and provided that the retraction request is not revoked by the holder in the manner described below, Canadian Exchange Co. will redeem the retracted shares on the retraction date for the retraction price.

      A holder of retracted shares may, by notice in writing given by the holder to Canadian Exchange Co. before the close of business on the business day immediately preceding the retraction date, withdraw its retraction request, in which event such retraction request will be null and void and the revocable offer constituted by the retraction request to sell the retracted shares to New Coeur or Nova Scotia ULC will be deemed to have been revoked.

      If, as a result of solvency provisions of applicable law, Canadian Exchange Co. is not permitted to redeem all Exchangeable Shares tendered by a retracting holder, Canadian Exchange Co. will redeem only those Exchangeable Shares tendered by the holder as would not be contrary to such provisions of applicable law. The holder of any Exchangeable Shares not redeemed by Canadian Exchange Co. will be deemed to have required New Coeur or Nova Scotia ULC to purchase such unretracted Exchangeable Shares in exchange for shares of New Coeur common stock on the retraction date pursuant to the optional exchange right described below.

      Subject to applicable law, and provided that New Coeur and Nova Scotia ULC have not exercised the redemption call right, on the redemption date, Canadian Exchange Co. will, upon at least 60 days prior notice to the holders of the Exchangeable Shares, redeem the whole of the then outstanding Exchangeable Shares by delivery of the redemption price per Exchangeable Share, to be satisfied by the issuance of one share of New Coeur common stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends, if any, on the Exchangeable Shares.

      The redemption date will be the earlier of (i) the seventh anniversary of the date on which Exchangeable Shares are first issued, and (ii) any date established by the board of directors of Canadian Exchange Co. for the redemption of Exchangeable shares on which there are fewer than 28,411,008 Exchangeable Shares outstanding (other than Exchangeable Shares held by New Coeur or its affiliates and subject to necessary adjustments to such number of shares to reflect permitted changes to Exchangeable Shares).

      Notice of the redemption date will be sent to New Coeur and Nova Scotia ULC at the same time as it is sent to the holders of Exchangeable Shares and, notwithstanding any proposed redemption of the Exchangeable Shares, New Coeur and Nova Scotia ULC will have a redemption call right to purchase all, but not less than all, of the outstanding Exchangeable Shares on the redemption date by delivery of the redemption price to each holder thereof.

      Unless the relevant Canadian tax legislation is amended, any Canadian tax deferral obtained by a shareholder who receives Exchangeable Shares under this offer to purchase will end on the exchange or redemption of Exchangeable Shares for shares of New Coeur common stock. Moreover, if the Call Rights (as defined herein) are not exercised upon a redemption (including a retraction) of the Exchangeable Shares by Canadian Exchange Co., a holder of Exchangeable Shares may realize a dividend for Canadian tax purposes that may exceed the holder’s economic gain. See the section entitled “Risk Factors” and the section entitled “Certain Canadian Federal Income Tax Considerations.” The exchange will also result in the securities held after the exchange (i.e. the shares of New Coeur common stock) being foreign property for certain Canadian tax purposes. See the section entitled “Certain Canadian Federal Income Tax Considerations.”

Voting Rights

      Except as required by applicable law, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of Canadian Exchange Co. or to vote at any such meeting.

Amendment and Approval

      Any approval required to be given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares in accordance with applicable law shall be deemed to have been sufficiently given if it has been given in accordance with applicable law, subject to a minimum requirement that such approval be evidenced by a resolution passed by not less than 66 2/3% of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held.

Voting and Exchange Trust Agreement

      The purpose of the Voting and Exchange Trust Agreement is to create a trust for the benefit of the registered holders from time to time of Exchangeable Shares (other than affiliates of New Coeur). The Voting and Exchange Trustee will hold the one share of New Coeur Special Voting Stock in order to enable the Voting and Exchange Trustee to exercise the voting rights attached thereto and will hold the Exchange Rights in order to enable the Voting and Exchange Trustee to exercise such rights, in each case as trustee for and on behalf of such registered holders. The following is a summary description of the material provisions of the Voting and Exchange Trust Agreement and is qualified in its entirety by reference to the full text of the Voting and Exchange Trust Agreement.

Voting Rights

      Pursuant to the Voting and Exchange Trust Agreement, New Coeur will issue to the Voting and Exchange Trustee one share of New Coeur Special Voting Stock to be held of record by the Voting and Exchange Trustee as trustee for and on behalf of, and for the use and benefit of, the registered holders from time to time of Exchangeable Shares (other than affiliates of New Coeur) and in accordance with the provisions of the Voting and Exchange Trust Agreement. During the term of the Voting and Exchange Trust Agreement, New Coeur is not permitted to issue any additional shares of New Coeur Special Voting Stock without the consent of the holders of Exchangeable Shares.

      Under the Voting and Exchange Trust Agreement, the Voting and Exchange Trustee will be entitled to all of the voting rights, including the right to vote in person or by proxy, attaching to the one share of New Coeur Special Voting Stock on all matters that may properly come before the shareholders of New Coeur at a meeting of shareholders. The share of New Coeur Special Voting Stock has that number of votes, which may be cast by the Voting and Exchange Trustee at any meeting at which New Coeur shareholders are entitled to vote, equal to the number of outstanding Exchangeable Shares (other than shares held by New Coeur or its affiliates).

      Each holder of an Exchangeable Share (other than New Coeur or its affiliates) on the record date for any meeting at which New Coeur shareholders are entitled to vote will be entitled to instruct the Voting and Exchange Trustee to exercise one of the votes attached to the share of New Coeur Special Voting Stock for such Exchangeable Share. The Voting and Exchange Trustee will exercise each vote attached to the share of New Coeur Special Voting Stock only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, the Voting and Exchange Trustee will not have voting rights with respect to such Exchangeable Share. A holder may, upon instructing the Voting and Exchange Trustee, obtain a proxy from the Voting and Exchange Trustee entitling the holder to vote directly at the relevant meeting the votes attached to the share of New Coeur Special Voting Stock to which the holder is entitled.

      The Voting and Exchange Trustee will send to the holders of the Exchangeable Shares the notice of each meeting at which the New Coeur shareholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Voting and Exchange Trustee to exercise the votes attaching to the share of New Coeur Special Voting Stock, at the same time as New Coeur sends such notice and materials to the New Coeur shareholders. The Voting and Exchange Trustee will also send to the holders of Exchangeable Shares copies of all information statements, interim and annual financial statements, reports and other materials sent by New Coeur to the New Coeur shareholders at the same time as such materials are sent to the New Coeur shareholders. To the extent such materials are provided to the Voting and Exchange Trustee by New Coeur, the Voting and Exchange Trustee will also send to the holders all materials sent by third parties to New Coeur shareholders generally, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to New Coeur shareholders.

      All rights of a holder of Exchangeable Shares to exercise votes attached to the share of New Coeur Special Voting Stock will cease upon the exchange of such holder’s Exchangeable Shares for shares of New Coeur common stock.

Optional Exchange Upon Canadian Exchange Co. Insolvency Event

      New Coeur agrees in the Voting and Exchange Trust Agreement that, upon the occurrence of the insolvency of Canadian Exchange Co., a holder of Exchangeable shares will be entitled to instruct the Voting and Exchange Trustee to exercise an exchange right with respect to any or all of the Exchangeable Shares held by such holder, thereby requiring New Coeur or Nova Scotia ULC to purchase such Exchangeable Shares from the holder. The purchase price payable for each Exchangeable Share purchased pursuant to such event of insolvency of Canadian Exchange Co. will be satisfied by the issuance of one share of New Coeur common stock plus an additional amount equivalent to the full amount of all declared and unpaid dividends, if any, on the Exchangeable Share.

      As soon as practicable following the occurrence of such an event of insolvency of Canadian Exchange Co. or any event that may, with the passage of time or the giving of notice or both, become an event of insolvency of Canadian Exchange Co., Canadian Exchange Co. and New Coeur will give written notice thereof to the Voting and Exchange Trustee. As soon as practicable after receiving such notice, or upon the Trustee becoming aware of the insolvency of Canadian Exchange Co., the Voting and Exchange Trustee will give notice to each holder of Exchangeable Shares of such event or potential event and will advise the holder of its rights with respect to the exchange right.

      If, as a result of solvency provisions of applicable law, Canadian Exchange Co. is unable to redeem all of a holder’s Exchangeable Shares which such holder is entitle to have redeemed in accordance with the Exchangeable Share provisions, the holder will be deemed to have exercised the optional exchange right with respect to the unredeemed Exchangeable Shares and New Coeur or Nova Scotia ULC will be required to purchase such shares from the holder in the manner set forth above.

Support Agreement

      The following is a summary description of the material provisions of the Support Agreement and is qualified in its entirety by reference to the full text of the Support Agreement.

      Pursuant to the Support Agreement, New Coeur has covenanted that, so long as Exchangeable Shares not owned by New Coeur or its affiliates are outstanding, New Coeur will, among other things: (a) not declare or pay any dividend on the shares of New Coeur common stock unless (i) on the same day Canadian Exchange Co. declares or pays, as the case may be, an equivalent dividend on the Exchangeable Shares and (ii) Canadian Exchange Co. has sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of an equivalent dividend on the Exchangeable Shares; (b) advise Canadian Exchange Co. in advance of the declaration of any dividend on the shares of New Coeur common stock and take other actions reasonably necessary to ensure that the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as those for any corresponding dividends on the shares of New Coeur common stock; (c) ensure that the record date for any dividend declared on the shares of New Coeur common stock is not less than seven days after the declaration date of such dividend; and (d) take all actions and do all things reasonably necessary or desirable to enable and permit Canadian Exchange Co., in accordance with applicable law, to pay the liquidation amount, the retraction price or the redemption price to the holders of the Exchangeable Shares in the event of a liquidation, dissolution or winding-up of Canadian Exchange Co., a retraction request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Canadian Exchange Co., as the case may be.

      The Support Agreement also provides that, without the prior approval of Canadian Exchange Co. and the holders of Exchangeable Shares, New Coeur will not distribute additional shares of New Coeur common stock or rights to subscribe therefor or other property or assets to all or substantially all holders of shares of New Coeur common stock, nor change any of the rights, privileges or other terms of the New Coeur common stock, unless the same or an equivalent distribution on, or change to, the Exchangeable Shares (or in the rights of the holders thereof) is made simultaneously. In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction affecting the New Coeur common stock, New Coeur will use reasonable efforts to take all actions necessary or desirable to enable holders of Exchangeable Shares to participate in such transaction to the same extent and on an economically equivalent basis as the holders of New Coeur common stock.

      The Support Agreement also provides that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than New Coeur or any of its affiliates, New Coeur will, unless approval to do otherwise is obtained from the holders of the Exchangeable Shares, remain the direct or indirect beneficial owner of all issued and outstanding voting shares of Canadian Exchange Co. and Nova Scotia ULC.

      With the exception of changes for the purpose of (i) adding to the covenants of any or all of the parties, (ii) making certain necessary amendments or (iii) curing ambiguities or clerical errors (provided, in each case, that the board of directors of each of New Coeur, Canadian Exchange Co. and Nova Scotia ULC are of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares), the Support Agreement may not be amended without the approval of the holders of the Exchangeable Shares.

      Under the Support Agreement, each of New Coeur and Nova Scotia ULC will not exercise, and will prevent their affiliates from exercising, any voting rights attached to the Exchangeable Shares owned by New Coeur or Nova Scotia ULC or their affiliates on any matter considered at meetings of holders of Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the Support Agreement).

ABOUT NOVA SCOTIA ULC

      Prior to the expiration of the offer to purchase, Nova Scotia ULC will be incorporated under the laws of Nova Scotia as a wholly-owned subsidiary of Coeur. Nova Scotia ULC will be incorporated and organized solely for the purpose of making the offer to purchase and otherwise will not have carried on any business or activity.

ABOUT WHEATON

      As of the date of this offer document, Wheaton has refused to meet with Coeur to discuss a combination of Wheaton and Coeur. The Offerors have not had access to the non-public books and records of Wheaton, and the Offerors are not in a position to independently assess or verify the information in Wheaton’s publicly filed financial statements. On June 28, 2004, in response to a request from Coeur, Wheaton’s counsel advised Coeur’s counsel that Wheaton and its independent public accountants are prepared to consent to the inclusion herein of Wheaton’s financial statements and the related reconciliations of financial information recorded in accordance with Canadian GAAP to US GAAP. Coeur intends to undertake the procedures necessary to allow such consents as Coeur deems practicable and useful in the circumstances, however, such procedures will not amount to an audit and will not enable Coeur or the Offerors to independently assess or verify the information in Wheaton’s publicly filed financial statements. Furthermore, to date, no such formal consents have been received from Wheaton or its independent public accountant.

      As a result, all historical information regarding Wheaton contained herein has been derived solely from Wheaton’s public reports and securities filings, and all pro forma financial information reflecting the pro forma effects of a combination of Wheaton and Coeur has been derived in part from Wheaton’s publicly-filed information. In addition, all reconciliations of Wheaton’s financial information, which Wheaton records in accordance with Canadian GAAP, to US GAAP is based exclusively upon Wheaton’s own Canadian GAAP to US GAAP reconciliations contained in Wheaton’s public reports and securities filings unless otherwise indicated. See “Risk Factors — The Offerors have been unable to independently verify the reliability of the Wheaton information in this offer to purchase” on page 19.

      Wheaton is engaged in the acquisition, exploration and operation of precious metal properties. Wheaton’s principal product is gold.

      Wheaton’s primary operating properties consist of an indirect 37.5% interest in the Alumbrera Mine, a gold-copper mine in Argentina, an indirect 100% interest in the San Dimas, San Martin and Nukay gold-silver mines in Mexico and an indirect 100% interest in the Peak Mine, a gold mine in Australia. Wheaton also has indirect 100% interests in the Los Filos Project in Mexico and the Amapari Project in Brazil, both of which are gold projects and in the advanced development stage properties.

      Wheaton was incorporated in Ontario pursuant to the OBCA. Its registered and principal executive offices are located at Suite 1560, Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, V6C 3L6 Canada. Wheaton is a reporting issuer or the equivalent in all provinces and territories of Canada and files its continuous disclosure documents with the Canadian securities regulatory authorities and with the United States Securities and Exchange Commission. Such documents are available without charge at www.sedar.com and www.sec.gov.

Wheaton Authorized and Outstanding Share Capital

      As of May 10, 2004, based on information provided by Wheaton in their First Quarter Report dated May 10, 2004, and in other documents publicly filed by Wheaton, there were (i) 568,220,638 Wheaton common shares outstanding (excluding 2,734,083 shares held in its treasury), (ii) approximately 23,936,161 shares issuable upon exercise of outstanding options to purchase Wheaton common shares and (iii) an aggregate of 176,660,019 shares issuable upon exercise of outstanding warrants to purchase Wheaton common shares.

      Holders of Wheaton common shares are entitled to receive notice of any meetings of shareholders of Wheaton, to attend and to cast one vote per common share at all such meetings. Holders of Wheaton common shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the common shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Wheaton common shares are entitled to receive on a pro-rata basis such dividends, if any, as and when declared by the Wheaton’s board of directors at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of Wheaton are entitled to receive on a pro-rata basis the net assets of Wheaton after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro-rata basis with the holders of Wheaton common shares with respect to dividends or liquidation. The Wheaton common shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

      Coeur initially announced its proposed business combination with Wheaton after the close of trading on the TSX and AMEX on May 27, 2004. On May 27, 2004, the closing price of Wheaton common shares on the TSX and AMEX was Cdn$3.96 and $2.92, respectively. The volume weighted average closing price of the Wheaton common shares on the TSX and AMEX for the 60 trading days ending on May 27, 2004 was Cdn$3.85 and $2.86, respectively. On July 8, 2004, the closing price of the Wheaton common shares on the TSX and AMEX was Cdn$3.93 and $2.98, respectively.

RELATIONSHIPS BETWEEN THE OFFERORS AND WHEATON

Beneficial Ownership of and Trading in Securities of Wheaton

      Coeur owns 1,000 common shares of Wheaton, which shares were purchased on June 18, 2004 for a purchase price of Cdn$3.91 per share. Other than such shares, no securities of Wheaton, are owned beneficially, directly or indirectly, nor is control or direction exercised over any securities of Wheaton, by the Offerors or the Offerors’ directors or executive officers or, to the knowledge of such directors and executive officers after reasonable inquiry, by any of the Offerors’ associates or affiliates, by any associate of the offerors’ directors or executive officers or by any person or company owning, directly or indirectly, more than 10% of any class of securities of the Offerors. No person is acting jointly or in concert with the Offerors with respect to the offer to purchase.

      Except as set forth in the preceding paragraph, no securities of Wheaton have been traded during the 12-month period preceding the date of the offer by the Offerors or the Offerors’ directors or executive officers or, to the knowledge of such directors and executive officers after reasonable inquiry, by associates or affiliates, by associates of the Offerors’ directors and executive officers or by any person or company owning, directly or indirectly, more than 10% of any class of securities of the Offerors.

Commitments to Acquire Securities of Wheaton

      Except pursuant to the offer to purchase, neither the Offerors nor any of the Offerors’ directors or executive officers, nor to the knowledge of the Offerors’ directors and executive officers after reasonable inquiry, any of the Offerors’ associates or affiliates, any associate of any of the Offerors’ directors or executive officers or any person or company owning, directly or indirectly, more than 10% of any class of securities of the Offerors has entered into any commitments to acquire any equity securities of Wheaton.

Arrangements, Agreements or Understandings

      Except as described herein or in the appendices or documents attached hereto or incorporated by reference herein, neither the Offerors nor, to the best of the Offerors’ knowledge, any of the Offerors’ directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Wheaton, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this offer to purchase, there have been no contacts, negotiations or transactions between the Offerors or, to the best of the Offerors’ knowledge, any of the Offerors’ directors, executive officers or other affiliates on the one hand, and Wheaton or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer to purchase or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither the Offerors, nor, to the best of the Offerors’ knowledge, any of the Offerors’ directors, executive officers or other affiliates has had any transaction with Wheaton or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer to purchase.

      There are no arrangements or agreements made or proposed to be made between the Offerors and any of the directors or executive officers of Wheaton and no payments or other benefits are proposed to be made or given by the Offerors to such directors or executive officers as compensation for loss of office or as compensation for remaining in or retiring from office if the offer to purchase is consummated.

Acceptance of the Offer

      The Offerors have no knowledge as to whether any Wheaton shareholder will accept the offer to purchase.

Material Changes and Other Information

      Except for the offer to purchase and as otherwise disclosed publicly by Wheaton, Coeur is not aware of any information which indicates that any material change has occurred in the affairs of Wheaton since the date of the last available published financial statements of Wheaton.

BACKGROUND TO THE OFFER TO PURCHASE

      On May 6, 2004, Coeur’s management met with its financial advisors to discuss the publicly announced plan of arrangement proposal between IAMGold and Wheaton. With the assistance of its financial and legal advisors, throughout May, Coeur management obtained and analyzed certain publicly available information regarding Wheaton and prepared financial valuation models of Wheaton and its assets. Management also worked with its financial and legal advisors to consider transaction structure. Management also periodically reviewed the status of the proposed IAMGold-Wheaton transaction.

      On May 20, 2004, the Coeur Board met with management and Coeur’s financial and legal advisors to review management’s progress in analysis, valuations and proposed structuring and transaction alternatives. The Coeur Board authorized Coeur management to pursue a plan of arrangement transaction with Wheaton.

      Also, on May 20, 2004, Coeur’s financial advisors advised Coeur that it had, through its relationship with a third party, become aware that Golden Star Resources Ltd. was considering a proposal to IAMGold. Dennis Wheeler, Chairman of the Board and Chief Executive Officer of Coeur, and Peter J. Bradford, the President and Chief Executive Officer of Golden Star, discussed the matter on May 20, 2004. Between May 20, 2004 and May 26, 2004, Coeur continued its evaluation of Wheaton and further considered transaction structures. Coeur and Golden Star discussed issues related to the termination fee clause in the arrangement agreement between IAMGold and Wheaton River.

      On May 27, 2004, Coeur entered into an agreement with Golden Star regarding the payment of termination fees under the arrangement as previously described. For more information regarding this agreement, see the section entitled “Agreement with Golden Star.”

      Coeur Proposal. On May 27, 2004, Mr. Wheeler delivered a letter to Wheaton’s chairman and CEO, Ian Telfer, in which Coeur offered to acquire all of Wheaton’s outstanding common shares for total consideration, which included a combination of cash and Coeur common stock, of approximately $1.8 billion (Cdn$2.5 billion).

      On May 31, 2004, Wheaton issued a press release in which it rejected the May 27 offer from Coeur. Later on May 31, 2004, Mr. Wheeler, on behalf of Coeur, issued a statement indicating Coeur’s disappointment in Wheaton’s rejection of its initial offer and reaffirming its belief that the Coeur offer was superior to Wheaton’s offer from IAMGold.

      On June 3, 2004, Coeur announced that it would increase its proposal to acquire Wheaton by approximately $209 million (Cdn$285 million) or $0.37 per share in subordinated notes or Coeur common stock. The revised proposal would allow Coeur to pay a minimum of Cdn$0.50 per share of Wheaton common stock, based on the number of issued and outstanding shares as of May 27, 2004, if all Wheaton shareholders exercised their election to receive cash consideration for their Wheaton common shares.

      On June 4, 2004, Mr. Telfer requested that Coeur and its financial advisor telephonically participate in a meeting of the Wheaton Board. Coeur’s financial advisors responded on June 5, 2004 by requesting that Mr. Wheeler be allowed to present the Coeur proposal in person, instead of telephonically, to the Wheaton Board. On Sunday evening, June 6, 2004, Mr. Wheeler and Coeur’s financial advisors met with members of the Wheaton Board for approximately 30 minutes.

      On June 7, 2004, Wheaton announced that its board of directors had met with Coeur and had rejected Coeur’s revised offer and that the Wheaton Board planned to proceed with the shareholder vote on the IAMGold arrangement the next day. Following the Wheaton announcement, Coeur issued a statement in which it expressed its surprise and disappointment in the Wheaton board’s rejection of the revised Coeur offer.

      On June 8, 2004, Wheaton announced that its shareholders had approved the proposed plan of arrangement with IAMGold. Later that day, Coeur issued a statement expressing its disappointment in the result of the shareholder vote. The Coeur statement noted that Coeur intended to pursue its merger proposal with Wheaton.

      On June 11, 2004, Wheaton announced that it would hold a second shareholder vote, to take place on July 6, 2004, with regard to the IAMGold arrangement in order to allow its shareholders more time to consider the competing proposals.

      On June 18, 2004, Mr. Wheeler sent a letter to the Wheaton special committee requesting a meeting to discuss the Coeur proposal.

      On June 21, 2004, the Coeur Board of Directors met and approved the commitment letter regarding the convertible debt issuance and approved an increase in the cash component of its offer. Coeur later announced that it had increased the cash component of its offer to Wheaton by Cdn$285 million and sent a letter to the Wheaton special committee describing the improved offer.

      Also on June 21, 2004, Coeur filed with Canadian regulatory authorities and commenced mailing to Wheaton shareholders a dissident information circular recommending a vote against the proposed IAMGold transaction.

      On June 23, 2004, Coeur announced that it planned to launch a tender offer for all of the outstanding Wheaton common shares.

      Also, on June 23, 2004, Wheaton announced that it had rejected Coeur’s improved offer and that the Wheaton Board continued to recommend the IAMGold arrangement.

      On June 24, 2004, the Special Committee of the Wheaton Board sent a letter to Mr. Wheeler indicating that it did not consider further meetings with Coeur to be warranted at such time.

      On June 28, 2004, the Coeur Executive Committee met and discussed the status of the proposed transaction with Coeur’s financial and legal advisors. On June 29, 2004, Coeur announced it had increased its offer to Wheaton shareholders by increasing the exchange ratio from 0.731 to 0.796.

      On July 6, 2004, following the rejection of the proposed IAMGold-Wheaton plan of arrangement by the IAMGold shareholders, Wheaton cancelled its scheduled meeting of shareholders to vote on the proposed Wheaton-IAMGold plan of arrangement.

      Also on July 6, 2004, Coeur sent Wheaton’s Board of Directors the following letter:

July 6, 2004

Board of Directors

Wheaton River Minerals Ltd.
200 Burrard Street, Suite 1560
Vancouver, BC
V6C 3L6, Canada

Dear Directors:

      I am writing to reiterate our willingness and desire to enter into meaningful discussions with you. I believe it is clear that Wheaton River’s stockholders will strongly support the commencement of negotiations looking to the accomplishment of a mutually-agreed transaction at the earliest possible date.

      We continue to believe strongly that a combination of our two companies will serve well the interests of both companies’ stockholders.

Very truly yours,

/s/ DENNIS E. WHEELER
_______________________________________ Dennis E. Wheeler
Chairman and Chief Executive Officer
Coeur d’Alene Mines Corporation

      Prior Contacts. Coeur has from time to time during the past few years considered expanding its operations through acquisitions of other companies, including Wheaton. In January 2004, Mr. Wheeler and Mr. Telfer informally discussed a possible transaction.

REASONS FOR AND PURPOSE OF THE OFFER TO PURCHASE; PLANS FOR WHEATON

      The Offerors are making the offer to purchase in order for New Coeur to acquire, directly or indirectly, all outstanding Wheaton common shares. If Wheaton common shares validly deposited under the offer to purchase are taken up and paid for, the Offerors currently intend to acquire, directly or indirectly, all outstanding Wheaton common shares in accordance with applicable law by way of a subsequent acquisition transaction. In order to effect a subsequent acquisition transaction, the Offerors may seek to cause a special meeting of the Wheaton shareholders to be called to consider an amalgamation, statutory arrangement, capital reorganization, consolidation or other transaction as a result of which the Offerors would, directly or indirectly, acquire all of the remaining voting securities of Wheaton.

      It is currently the intention of the Offerors to implement the subsequent acquisition transaction in a manner whereby each outstanding Wheaton common share may be exchanged for (at the holder’s option) cash, shares of New Coeur common stock or Exchangeable Shares in the same proportions issued pursuant to the offer to purchase. The Offerors may consider an arrangement pursuant to which Wheaton common shares not so exchanged for cash or stock will be converted into Exchangeable Shares pursuant to an amalgamation of Wheaton with a subsidiary of New Coeur.

      Wheaton Warrants. The Wheaton warrants are unaffected by the offer to purchase (except as described in the section “Risk Factors”) and the offer to purchase is not made for the Wheaton warrants. If, after completion of the offer to purchase, the Offerors implement a subsequent acquisition transaction, the Offerors intend to structure such transaction so that the holders of Wheaton warrants would thereafter have the right to receive Exchangeable Shares upon the exercise thereof, with the exercise price adjusted, in accordance with the terms of the warrants, based on the exchange ratio used in the offer to purchase. In this regard, Coeur notes that it has not been able to review the terms of all of Wheaton’s warrant indentures and alternative results may apply depending on the terms and conditions of such documents. New Coeur currently intends to maintain the listing of the warrants on the TSX and AMEX. Please see the section entitled, “Risk Factors. The market and listing of Wheaton shares may be affected.”

      Other Plans. Upon completion of the offer to purchase and the subsequent acquisition transaction, New Coeur intends to take appropriate actions to optimize and rationalize the combined entities’ assets, operations, management, personnel, general and administrative functions and corporate structure. New Coeur may also elect or seek the election of nominees of its choice to Wheaton’s board of directors. Once New Coeur has completed any subsequent acquisition transaction, New Coeur expects that Wheaton would continue its current operations.

      Other than any subsequent acquisition transaction or as described herein, New Coeur currently does not have any plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, or sale of a material amount of assets, involving Wheaton or any of its subsidiaries, or any material changes in Wheaton’s corporate structure or business, or any change in its management.

SOURCE AND AMOUNT OF FUNDS

      The Offerors intend to pay the cash consideration in the offer to purchase and any subsequent acquisition transaction through a combination of available cash and the proceeds of a financing transaction with a major international investment bank. The financing transaction, which is conditioned on 66 2/3% of the outstanding Wheaton common shares being taken up under the offer to purchase, as well as other customary conditions, would entail the issuance of up to $225.0 million of 2% convertible debt securities due 2024 with an option to purchase an additional $50.0 million. The conversion price will be determined after Wheaton common shares are taken up under the offer to purchase and will be equal to the then trading price of New Coeur common stock, subject to a per share minimum. The terms will be similar to those of Coeur’s existing 1.25% senior convertible notes and will include a provision stating that the notes will be convertible during a particular quarter if New Coeur’s common stock price for at least 20 trading days in the last 30 consecutive trading days in the preceding quarter is more than 120% of then effective conversion price. Coeur has executed a commitment letter and paid a customary fee in connection with this financing. The pro forma financial statements included in this offer to purchase reflect the incurrence of $225.0 million of such debt.

FEES AND EXPENSES

      Coeur has retained JP Morgan and CIBC World Markets Inc to act as the dealer managers in connection with the offer to purchase and to provide various financial advisory services to Coeur in connection with the offer to purchase and the acquisition transaction. JP Morgan and CIBC World Markets Inc will receive customary compensation for their services in connection with the transactions contemplated by the offer to purchase and the subsequent acquisition transaction and will be reimbursed for out-of-pocket expenses, including reasonable expenses of counsel and other advisors. Coeur has agreed to indemnify JP Morgan and CIBC World Markets Inc and their respective affiliates against various liabilities and expenses in connection with their respective services in connection with the transactions contemplated by the offer to purchase and the subsequent acquisition transaction, including various liabilities and expenses under securities laws. From time to time, JP Morgan and CIBC World Markets Inc and their respective affiliates may actively trade the debt and equity securities of Coeur and Wheaton for their own account or for the accounts of customers and, accordingly, may hold a long or short position in those securities. Each of JP Morgan and CIBC World Markets Inc has in the past performed various investment banking and financial advisory services for Coeur for which they have received customary compensation.

      In Canada, CIBC World Markets Inc. has undertaken to form a soliciting dealer group comprised of members of the Investment Dealers Association of Canada and of the stock exchanges in Canada to solicit acceptances of the offer to purchase. Each member of the soliciting dealer group, including CIBC World Markets Inc., is referred to herein as a “Soliciting Dealer.” The Offerors have agreed to pay each Soliciting Dealer whose name appears in the appropriate space in the Letter of Transmittal accompanying a deposit of Wheaton common shares a fee of Cdn$0.04 for each such Wheaton common share deposited and taken up by the Offerors under the offer to purchase. The aggregate amount payable to any Soliciting Dealer with respect to any single depositing holder of Wheaton common shares will be not less than Cdn$85.00 nor more than Cdn$1,500. If Wheaton common shares deposited and registered in a single name are beneficially owned by more than one beneficial owner, the minimum and maximum amounts will be applied separately in respect of each such beneficial owner. The Offerors may require each Soliciting Dealer to furnish evidence of such beneficial ownership satisfactory to the Offerors at the time of deposit.

      No brokerage fees or commissions will be payable by any holder of Wheaton common shares who transmits Wheaton common shares directly to the Depositary or who uses the services of a Soliciting Dealer to accept the offer to purchase. Wheaton shareholders should contact the Depositary, the dealer managers or a broker or dealer for assistance in accepting the offer to purchase and in depositing the Wheaton common shares with the Depositary.

      Coeur has retained MacKenzie Partners Inc. as information agent in connection with the offer to purchase. The information agent may contact holders of Wheaton common shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the offer to purchase to beneficial owners of Wheaton common shares. Coeur will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Coeur has agreed to indemnify the information agent against various liabilities and expenses in connection with the offer to purchase, including various liabilities under the U.S. federal securities laws.

      In addition, Coeur has retained The Bank of New York as the Depositary. Coeur will pay the Depositary reasonable and customary compensation for its services in connection with the offer to purchase, will reimburse the Depositary for its reasonable out-of-pocket expenses and will indemnify the Depositary against various liabilities and expenses, including various liabilities under the U.S. federal securities laws.

      Other than as set forth above, Coeur will not pay any fees or commissions to any broker, dealer or other person for soliciting deposits of Wheaton common shares pursuant to the offer to purchase. Coeur will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

ACCOUNTING TREATMENT

      For accounting purposes, Coeur will be the legal acquiror of Wheaton; however, the acquisition will be reflected as an acquisition of Coeur by Wheaton and as a recapitalization of Wheaton (a “Reverse Acquisition”). The pro forma financial statements contained herein use the purchase method of accounting, with Wheaton treated as the acquiror and Coeur as the acquiree and also assume that the acquisition has been completed on January 1, 2003 (for statement of operations) and on March 31, 2004 (for balance sheet purposes). Coeur determined that this method of accounting is appropriate because the former Wheaton shareholders will hold the majority of the voting stock of the combined company and the board of directors of the combined company will be elected annually by the holders of the combined company’s shareholders. For accounting purposes, the purchase price assumed in this transaction was calculated using Coeur’s closing stock price for a period of two days before and after the announcement of the offer to purchase on June 29, 2004. The assumed purchase price, not including the $26 million estimated potential break fee claim and $36.1 million of estimated costs of the offer to purchase is $873.6 million, based on the closing stock price of $4.098 per share of Coeur common stock and the 213,174,169 shares outstanding.

      For purposes of preparing the unaudited pro forma condensed financial statements, management has made certain assumptions regarding the allocation of the purchase price, the elections that will be made by the Wheaton shareholders to deposit their common shares, and the US GAAP Wheaton financial information for the year ended December 31, 2003 and as of and for the three months ended March 31, 2004. Refer to the Unaudited Pro Forma Condensed Combined Financial Statements of Coeur d’Alene Mines Corporation and related notes.

AGREEMENT WITH GOLDEN STAR

      As referenced in the section entitled “Background of the Offer to Purchase,” prior to Coeur’s announcement of the offer to purchase, Wheaton and IAMGold entered into an agreement providing for the merger of Wheaton and IAMGold, subject to shareholder approval and numerous other conditions. The agreement has since been terminated. Under certain circumstances in connection with the termination, Wheaton or IAMGold may be required to pay a termination fee to the other party equal to 3% of the market capitalization of the paying party as of July 5, 2004, the last business day in Canada prior to the event that gave rise to the termination of the agreement.

      In view of the potential that each of Wheaton and IAMGold might be obligated to pay termination fees to the other if both were acquired, Coeur and Golden Star entered into an agreement intended to provide for payment of the net amount of the two termination fees in lieu of the amounts payable under the Wheaton/IAMGold agreement if IAMGold were acquired by Golden Star and Wheaton were acquired by Coeur. The amount of the net payment was set at $26 million, payable to Golden Star or IAMGold, based on the trading prices of Wheaton and IAMGold at that time.

REGULATORY MATTERS

      The Offerors’ obligation to take up and pay for Wheaton common shares deposited under the offer to purchase is conditional upon obtaining all governmental or regulatory consents or approvals that New Coeur, in its sole discretion, views as necessary or desirable to enable the Offerors to consummate the offer to purchase, on terms and conditions satisfactory to New Coeur.

Hart-Scott-Rodino Act

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the United States Federal Trade Commission (the “FTC”), certain transactions, including the completion of the offer to purchase, may not be consummated unless notification has been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The Offerors intend to file any required Notification and Report Form with the FTC and the Antitrust Division for review in connection with the offer to purchase as soon as practicable.

Competition Act (Canada)

      Part IX of the Competition Act (Canada) requires pre-merger notification to the Commissioner of Competition (the “Commissioner”) for transactions that exceed certain financial thresholds and, in the case of share acquisitions, exceed an additional voting interest threshold. The acquisition contemplated by the offer to purchase may be a transaction that will exceed those thresholds.

      If a transaction is subject to pre-merger notification, a filing must be submitted to the Commissioner and a waiting period must expire or be waived by the Commissioner before the proposed transaction can be completed. Alternatively, the parties to a transaction may seek to comply with Part IX by requesting an advance ruling certificate (“ARC”) prior to completing the transaction. The Commissioner may issue an ARC if she is satisfied that she would not have sufficient grounds to challenge the proposed transaction before the Competition Tribunal under the merger provisions of the Competition Act (Canada) or, in the alternative, the Commissioner may choose to issue a “no action” letter and accompanying waiver of the pre-merger notification requirements.

      As the acquisition contemplated by the offer to purchase may be subject to pre-merger notification, the Offerors propose to apply for an ARC on the basis that the transaction presents no competitive concerns in Canada because the Offerors and their affiliates carry on no business in Canada that competes in a substantive manner with that of Wheaton and its affiliates. The acquisition contemplated by the offer to purchase may require pre-merger notification to the Commissioner in the event an ARC is not granted by the Commissioner or the Commissioner does not waive the notification requirement.

Investment Canada Act

      Certain acquisitions of control of Canadian businesses by non-Canadians are subject to review under the Investment Canada Act, a Canadian statute that governs such acquisitions. If an acquisition is reviewable, the acquiror must submit an application for review with prescribed information to Industry Canada and, before the acquisition may be completed, the Minister of federal Cabinet responsible for Industry Canada must determine that the investment is likely to be of “net benefit to Canada.” The Minster has an initial 45-day period to make his or her determination. The Minister may extend the period for a further 30 days by giving notice to the prospective acquiror. If the Minister is not satisfied that the investment is likely to be of net benefit to Canada, he or she must send a notice to that effect to the prospective acquiror, and the acquiror has 30 days to make representations and submit undertakings to the Minister in an attempt to change his or her decision.

      The Offerors intend to confirm whether the acquisition to purchase is reviewable under the Investment Canada Act and, if it is reviewable, make an application for review under such Act as soon as practicable.

Securities Regulatory Matters

      The distribution of the shares of New Coeur common stock and Exchangeable Shares under the offer to purchase is being made pursuant to statutory exemptions from the prospectus qualification and dealer registration requirements under applicable Canadian securities laws and, in certain provinces where such statutory exemptions are not available, the Offerors will apply for exemptive relief from such requirements. While the resale of shares of New Coeur common stock and Exchangeable Shares issued under the offer to purchase is subject to restrictions under the securities laws of certain Canadian provinces and territories, shareholders in such provinces and territories generally will be able to rely on statutory exemptions from such restrictions and, where such statutory exemptions are not available, the Offerors will apply for exemptive relief from the applicable securities regulatory authorities to the effect that the shares of New Coeur common stock and Exchangeable Shares to be issued under the offer to purchase may be resold without a prospectus.

ACQUISITION OF SHARES NOT DEPOSITED

Compulsory Acquisition

      If within 120 days after the date the offer to purchase is accepted by holders of not less than 90% of Wheaton common shares, then the Offerors will have the right, pursuant to the compulsory acquisition provisions of Section 188 of the OBCA, to acquire Wheaton common shares held by each shareholder who did not accept the offer to purchase and any person who subsequently acquires any Wheaton common shares from such a holder (each of whom is referred to as a “non-transferring offeree”) on the same terms and at the same price for which Wheaton common shares were acquired under the offer to purchase.

      To exercise this statutory right, the Offerors must give notice to the non-transferring offerees of their exercise of such right to acquire, not later than the earlier of 60 days from the expiration date and

180 days from the date of the offer to purchase. Within 20 days after giving such notice, the Offerors must pay or transfer to Wheaton the consideration offered under the offer to purchase for Wheaton common shares not acquired under the offer to purchase, to be held in trust for the non-transferring offerees. Within 20 days after receipt of the Offerors’ notice, each non-transferring offeree must send the certificates representing Wheaton common shares that it holds to Wheaton and may elect either to transfer those Wheaton common shares to the Offerors on the terms under which the Offerors acquired Wheaton common shares under the offer to purchase or to demand payment of the fair value of those Wheaton common shares by so notifying the Offerors. If a non-transferring offeree does not notify the Offerors of its election within this time period, such non-transferring offeree will be deemed to have elected to transfer those Wheaton common shares to the Offerors on the same terms under which the Offerors acquired Wheaton common shares under the offer to purchase. If a non-transferring offeree has elected to demand payment of the fair value of those Wheaton common shares, the Offerors may apply to a court having jurisdiction to hear such application to fix the fair value of Wheaton common shares of that non-transferring offeree. If the Offerors fail to apply to such court within 20 days after making the payment to Wheaton referred to above, a non-transferring offeree may, within a further period of 20 days, apply to court to have such court fix the fair value. If there is no such application by a non-transferring offeree, such non-transferring offeree will be deemed to have elected to transfer its Wheaton common shares to the Offerors on the same terms that the Offerors acquired Wheaton common shares under the offer to purchase. Any judicial determination of the fair value of Wheaton common shares could be more or less than the consideration under the offer to purchase.

      The foregoing is a summary only. Reference is made to Section 188 of the OBCA for a complete description of the provisions regarding compelled acquisitions. The provisions of Section 188 of the OBCA are complex and may require strict adherence to notice and timing provisions, failing which rights may be lost or prejudiced. Shareholders who wish to be better informed about these provisions should consult their legal advisors.

      See the section entitled “Certain Canadian Federal Income Tax Considerations” for a discussion of the income tax consequences to holders of Wheaton common shares in the event of a compulsory acquisition.

Compelled Acquisition

      If 90% or more of the outstanding Wheaton common shares are taken up under the offer to purchase, any non-transferring offeree will be entitled, in accordance with the OBCA, to require Wheaton to acquire that non-transferring offeree’s shares. Within 30 days of the day that the Wheaton common shares deposited under the offer to purchase are taken up and paid for, Wheaton shall send written notice to each non-transferring offeree that such offeree may within 60 days of the date of the notice require Wheaton to acquire such Wheaton common shares. The non-transferring offeree may within 60 days after the date of Wheaton’s notice elect to accept the price offered by Wheaton in its notice or notify Wheaton that such non-transferring offeree wishes to have the fair value of its Wheaton common shares fixed by the court.

      The foregoing is a summary only. Reference is made to Section 189 of the OBCA for a complete description of the provisions regarding compulsory acquisitions. The provisions of Section 189 of the OBCA are complex and may require strict adherence to notice and timing provisions, failing which rights may be lost or prejudiced. Shareholders who wish to be better informed about these provisions should consult their legal advisors.

Subsequent Acquisition Transactions

      If the Offerors take up and pay for Wheaton common shares validly deposited under the offer to purchase, the Offerors currently intend to acquire, directly or indirectly, all outstanding Wheaton common shares in accordance with applicable law by way of a subsequent acquisition transaction (although the Offerors expressly reserve the right to not so proceed). In order to effect a subsequent acquisition transaction, the Offerors may seek to cause a special meeting of the Wheaton shareholders to be called to consider an amalgamation, statutory arrangement, capital reorganization, consolidation or other transaction as a result of which the Offerors would, directly or indirectly, acquire all of the remaining voting securities of Wheaton. The timing and details of any such subsequent acquisition transaction would necessarily depend upon a variety of factors, including the number of Wheaton common shares acquired pursuant to the offer to purchase.

      A subsequent acquisition transaction may constitute a “business combination” or “going private transaction” within the meaning of OSC Rule 61-501, Autorité des Marchés Financiers (“AMF”) Policy Q-27 and the regulations to securities legislation in certain provinces of Canada. Under the securities regulations, any subsequent acquisition transaction would constitute a “business combination” or “going private transaction” if such transaction results in the interest of a holder of Wheaton common shares being terminated without the consent of the shareholder and, in the case of OSC Rule 61-501, regardless of whether the security is replaced with another security or, in the case of AMF Policy Q-27, without the substitution therefore of an interest of equivalent value in a participating security of Wheaton, a successor to the business of Wheaton or a person who controls Wheaton or a successor to the business of Wheaton.

      OSC Rule 61-501, AMF Policy Q-27 and the Regulations provide that, unless exempted, a corporation proposing to carry out such a transaction is required to prepare a valuation of the affected securities (and certain non-cash consideration being offered therefor) and provide to security holders a summary of such valuation. If the Offerors decide to effect a subsequent acquisition transaction, the Offerors intend to rely on available exemptions or to seek waivers to be exempted from the requirement to prepare a valuation in connection with such transaction.

      Depending on the nature and terms of the subsequent acquisition transaction, the provisions of the OBCA may require the approval of the transaction by at least 66 2/3% of the votes cast by the outstanding Wheaton common shares at a meeting duly called and held for the purpose of approving the subsequent acquisition transaction. OSC Rule 61-501 and AMF Policy Q-27 also require that, in addition to any other required security holder approval, in order to complete such a transaction, the approval of a simple majority of the votes cast by “minority” shareholders be obtained. In relation to the offer to purchase and any subsequent acquisition transaction, the “minority” shareholders will be, subject to any available exemption or discretionary relief granted by the applicable securities authorities, all Wheaton shareholders, other than the Offerors, their directors and senior officers, any associate or affiliate of the Offerors as well as the directors and senior officers thereof and any person or company acting jointly or in concert with the Offerors. In accordance with OSC Rule 61-501 and AMF Policy Q-27, but subject to certain terms and conditions regarding the timing of a subsequent acquisition transaction and certain other requirements, the Offerors generally may treat Wheaton common shares acquired pursuant to the offer to purchase as “minority” shares and vote them, or consider them voted, in favor of such subsequent acquisition transaction if, among other things, the consideration per security in the transaction is at least equal in value to the consideration paid under the offer to purchase for such security and is in the same form as the consideration paid under the offer to purchase. The Offerors currently intend that the consideration offered under any subsequent acquisition transaction proposed by it within 120 days from the expiration date would be the same as the consideration offered under the offer to purchase. Subject to compliance with OSC Rule 61-501 and AMF Policy Q-27 with respect to effecting such transaction within 120 days of the expiration date and certain other provisions, the effect of which is to ensure equal treatment, New Coeur also intends to treat Wheaton common shares deposited under the offer to purchase as “minority” Wheaton common shares voted in favor of any subsequent acquisition transactions.

      Under OSC Rule 61-501 and AMF Policy Q-27, if, following the offer to purchase, the Offerors and their affiliates are the registered holders of 90% or more of Wheaton common shares of the relevant class(es) at the time the subsequent acquisition transaction is initiated, the requirement for minority approval would not apply to the transaction if a statutory dissent and appraisal remedy is available, or a substantially equivalent enforceable right is made available, to the minority shareholders.

      In the event a subsequent acquisition transaction were to be consummated, holders of Wheaton common shares, under Section 185 of the OBCA, may have the right to dissent and demand payment of the fair value of such Wheaton common shares. This right, if the statutory procedures are complied with, could lead to a judicial determination of the fair value required to be paid to such dissenting holders for their Wheaton common shares. The fair value of Wheaton common shares so determined could be more or less than the amount paid per Wheaton share pursuant to the subsequent acquisition transaction or the offer to purchase. Any such judicial determination of the fair value of Wheaton common shares could be based upon considerations other than, or in addition to, the market price of Wheaton common shares.

      See the section entitled “Certain Canadian Federal Income Tax Considerations”, for a discussion of the income tax considerations generally applicable to shareholders in the event of a business combination or going private transaction.

Judicial Developments

      Prior to the adoption of OSC Rule 61-501 and AMF Policy Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions which constituted going private transactions. New Coeur has been advised that more recent legislative enactments, notices and judicial decisions indicate a willingness to permit going private transactions to proceed subject to compliance with requirements intended to ensure procedural and substantive fairness to minority shareholders. Statutory rights of dissent and appraisal or an oppression remedy are generally only available to registered shareholders. Shareholders whose Wheaton common shares are registered in the name of a broker, investment dealer, bank, trust company or other nominee may be required to register such shares in their own name in order to be entitled to such statutory protections.

      Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a going private transaction.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

      In the opinion of Goodmans LLP, Canadian counsel to the Offerors, the following is, at the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable to Wheaton shareholders who dispose of their Wheaton common shares pursuant to the offer to purchase and who, for purposes of the Income Tax Act (Canada) (the “Tax Act”) and at all relevant times, hold their Wheaton common shares and will hold any Exchangeable Shares and shares of New Coeur common stock as capital property and deal at arm’s length with, and are not affiliated with, Coeur, New Coeur, Nova Scotia ULC, Canadian Exchange Co. and Wheaton.

      The Wheaton common shares, the Exchangeable Shares and the shares of New Coeur common stock will generally be considered to be capital property to a holder thereof provided such securities are not held in the course of carrying on a business of buying and selling securities and such securities are not acquired in a transaction considered to be an adventure in the nature of trade. A Canadian resident holder of Wheaton common shares or Exchangeable Shares may in certain circumstances make an irrevocable election under subsection 39(4) of the Tax Act to have his or her Wheaton common shares and Exchangeable Shares and every other “Canadian security” (as defined in the Tax Act) owned by such holder in the taxation year of election and in all subsequent taxation years deemed to be capital property. Where a Wheaton shareholder makes an election under section 85 of the Tax Act in respect of the disposition of Wheaton common shares, as described below, the Exchangeable Shares received in exchange may not be Canadian securities for this purpose.

      This summary is not applicable to a Wheaton shareholder (i) that is a “financial institution” (as defined in the Tax Act for purposes of the mark-to-market rules), (ii) an interest in which is a “tax shelter investment” (as defined in the Tax Act) or (iii) with respect to whom New Coeur is or will be a “foreign affiliate” within the meaning of the Tax Act.

      This summary is based on the facts set out in this registration statement, the current provisions of the Tax Act, the regulations thereunder and counsel’s understanding of the current published administrative policies and assessment practices of the Canada Revenue Agency (“CRA”). This summary also takes into account all proposed amendments to the Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) before the date of this Registration Statement (“Tax Proposals”). There can be no assurance that any such Tax Proposals will be implemented in their current form or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not otherwise take into account or anticipate changes in the law, whether by judicial, governmental or legislative action or decision, or changes in the administrative policies or assessment practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

      THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR WHEATON SHAREHOLDER. ACCORDINGLY, WHEATON SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF DISPOSING OF THEIR WHEATON COMMON SHARES PURSUANT TO THE OFFER TO PURCHASE, AND ACQUIRING, HOLDING AND DISPOSING OF EXCHANGEABLE SHARES AND/OR SHARES OF NEW COEUR COMMON STOCK, HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

      For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Exchangeable Shares or shares of New Coeur common stock, including dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars using the Canadian/ U.S. dollar exchange rate prevailing at the time such amounts arise.

Wheaton Shareholders Resident in Canada

      The following portion of this summary is applicable to a Wheaton shareholder who, for the purposes of the Tax Act and any applicable income tax convention, is or is deemed to be a Canadian resident at all relevant times.

      A Wheaton shareholder may elect to receive cash, Exchangeable Shares or shares of New Coeur common stock in consideration for his or her Wheaton common shares disposed of pursuant to the offer to purchase. The amount of cash to be paid pursuant to the offer to purchase is subject to a maximum amount and potential proration. As a result, a Wheaton shareholder who elects to receive cash only may receive consideration that differs from the consideration elected. The resulting consequences are discussed separately below.

Receipt of Ancillary Rights

      A Wheaton shareholder who receives Exchangeable Shares on a disposition of Wheaton common shares pursuant to the offer to purchase will also be entitled to certain rights and benefits (the “Ancillary Rights”) under the Voting and Exchange Trust Agreement, as discussed above under “About Canadian Exchange Co.” A Wheaton shareholder will be required to account for the Ancillary Rights in determining the proceeds of disposition of such holder’s Wheaton common shares and the cost of the Exchangeable Shares received pursuant to the offer to purchase. New Coeur is of the view that the Ancillary Rights have a nominal fair market value given the other rights and benefits that Wheaton shareholders also have upon completion of the offer to purchase including, without limitation, the right to exchange their Exchangeable Shares for shares of New Coeur common stock on a one-for-one basis. Any such determination of value is not binding upon the CRA. Counsel expresses no opinion as to the appropriateness or accuracy of this valuation. A reference to Exchangeable Shares will be deemed to include a reference to Ancillary Rights, where applicable.

Grant of Call Rights

      New Coeur is of the view that the liquidation call right, the redemption call right and the retraction call right (the “Call Rights”) have a nominal fair market value and that accordingly, no amount should be allocated to the Call Rights. Any such determination of value is not binding upon the CRA. Counsel expresses no opinion as to the appropriateness or accuracy of this valuation. Provided that the valuation with respect to such Call Rights is correct, the granting of the Call Rights will not result in any material adverse income tax consequences to a Wheaton shareholder. However, should the CRA challenge this valuation and ultimately succeed in establishing that the Call Rights have a fair market value in excess of a nominal amount, a Wheaton shareholder receiving Exchangeable Shares pursuant to the offer will realize a capital gain in an amount equal to the fair market value of the Call Rights. See the section entitled “Taxation of Capital Gain or Capital Loss.”

Exchange Of Wheaton common shares

Exchange of Wheaton common shares for Cash Only — No Proration Occurs

      A Wheaton shareholder who exchanges Wheaton common shares for cash of Cdn.$5.47 per Wheaton common share and is not subject to proration will receive only cash in exchange for such Wheaton common shares and will be considered to have disposed of such Wheaton common shares for proceeds of disposition equal to Cdn.$5.47 per Wheaton common share. Such Wheaton shareholder will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition for such Wheaton common shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Wheaton shareholder of such Wheaton common shares. See the section entitled “Taxation of Capital Gain or Capital Loss” below.

Exchange of Wheaton common shares for Cash and Shares — Proration Occurs

      There is a maximum amount of cash available to Wheaton shareholders under the offer to purchase and, to the extent that the depositing Wheaton shareholders request in the aggregate to receive cash in excess of the Tender Cash Maximum, the amount of cash paid will be subject to proration.

      Non-Rollover Transaction. A Wheaton shareholder who elects to receive cash consideration in respect of Wheaton common shares but is subject to proration, so that such shares are disposed of in consideration for cash and either Exchangeable Shares (if the Wheaton shareholder so elects) or shares of New Coeur common stock, will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of such Wheaton common shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such shares to such Wheaton shareholder. If such Wheaton shareholder does not make an election in connection with such disposition in accordance with the provisions of section 85 of the Tax Act (as described below under “Section 85 Election”) in respect of the Exchangeable Shares, if any, received on such disposition, the shareholder’s proceeds of disposition for such Wheaton common shares will be equal to the sum of (i) the amount of cash received; and (ii) the fair market value of the Exchangeable Shares (including the value of the Ancillary Rights), if any, or the fair market value of the shares of New Coeur common stock, if any, received. See the section entitled “Taxation of Capital Gain or Capital Loss” below. The cost of any Exchangeable Shares so acquired by the Wheaton shareholder will be equal to the fair market value thereof at the time of acquisition. The cost of any shares of New Coeur common stock so acquired by a Wheaton shareholder will be equal to the fair market value thereof at the time of acquisition and will be averaged with the adjusted cost base of any other shares of New Coeur common stock held by the Wheaton shareholder as capital property for the purposes of determining the holder’s adjusted cost base of such shares of New Coeur common stock.

      Rollover Transaction. A Wheaton shareholder who elects to receive Exchangeable Shares and cash as consideration for the disposition of Wheaton common shares may make a joint election with Canadian Exchange Co pursuant to subsection 85(1) of the Tax Act (or, in the case of a Wheaton shareholder who is a partnership, pursuant to subsection 85(2) of the Tax Act). Such election may result in the full or partial deferral of capital gains otherwise arising on the exchange of such Wheaton common shares as described above. Provided that, on the date Wheaton common shares are taken up by Canadian Exchange Co. in connection with the offer to purchase (the “Effective Date”), the adjusted cost base of such Wheaton shareholder’s Wheaton common shares equals or exceeds the sum of (i) any cash received on the exchange and (ii) the fair market value of the Ancillary Rights acquired by such Wheaton shareholder on the exchange, that Wheaton shareholder may elect so as to not realize a capital gain for the purposes of the Tax Act on the exchange. The elected amount (“Elected Amount”) will be determined by each Wheaton shareholder who makes such a joint election, subject to the limitations under the Tax Act described below under the section entitled “Section 85 Election.”

Exchange of Wheaton common shares for Exchangeable Shares Only

      Non-Rollover Transaction. A Wheaton shareholder who exchanges Wheaton common shares for Exchangeable Shares only will be considered to have disposed of such Wheaton common shares for proceeds of disposition equal to the sum of (i) the fair market value of the Exchangeable Shares (including the value of the Ancillary Rights) acquired by such Wheaton shareholder on the exchange, and (ii) any cash received by such Wheaton shareholder in respect of a fractional Exchangeable Share, unless such Wheaton shareholder makes a joint election under subsection 85(1) or 85(2) of the Tax Act (as described below under “Section 85 Election”). As a result, such Wheaton shareholder will realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such Wheaton common shares. See the section entitled “Taxation of Capital Gain or Capital Loss” below. The cost to a holder of Exchangeable Shares acquired on the exchange will be equal to the fair market value thereof at the time of acquisition.

      Rollover Transaction. A Wheaton shareholder who exchanges Wheaton common shares for Exchangeable Shares may make a joint election with Canadian Exchange Co pursuant to subsection 85(1) of the Tax Act (or, in the case of a Wheaton shareholder who is a partnership, pursuant to subsection 85(2) of the Tax Act). Such election may result in the full or partial deferral of capital gains otherwise arising on the exchange of Wheaton common shares as described under the section entitled “Non-Rollover Transaction” above. Provided that, on the Effective Date, the adjusted cost base of such Wheaton shareholder’s Wheaton common shares equals or exceeds the sum of (i) any cash received in respect of a fractional Exchangeable Share and (ii) the fair market value of the Ancillary Rights acquired by such Wheaton shareholder on the exchange, that Wheaton shareholder may elect so as to not realize a capital gain for the purposes of the Tax Act on the exchange. The Elected Amount will be determined by each Wheaton shareholder who makes such a joint election, subject to the limitations under the Tax Act described below under “Section 85 Election”.

Exchange of Wheaton common shares for shares of New Coeur common stock Only

      A Wheaton shareholder who exchanges Wheaton common shares for shares of New Coeur common stock will be considered to have disposed of such Wheaton common shares for proceeds of disposition equal to the sum of (i) the fair market value of the shares of New Coeur common stock acquired by such Wheaton shareholder on the exchange and (ii) any cash received by such Wheaton shareholder in respect of a fractional share of New Coeur common stock. The Wheaton shareholder will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of such Wheaton common shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Wheaton shareholder of such Wheaton common shares. See “Taxation of Capital Gain or Capital Loss” below. The cost to a Wheaton shareholder of shares of New Coeur common stock acquired on the exchange will be equal to the fair market value thereof at the time of acquisition, and will be averaged with the adjusted cost base of any other shares of New Coeur common stock held by a Wheaton shareholder as capital property for the purposes of determining the holder’s adjusted cost base of such shares.

Section 85 Election

      Canadian Exchange Co. will make a joint election under subsection 85(1) or subsection 85(2), as applicable, of the Tax Act (and the corresponding provisions of any applicable provincial tax legislation)

with a Wheaton shareholder who receives Exchangeable Shares on the exchange of Wheaton common shares, and at the amount elected by the Wheaton shareholder, subject to the limitations under the Tax Act. The joint election allows a Wheaton shareholder to elect an amount which, subject to the limitations under the Tax Act described generally below, will be treated for the purposes of the Tax Act as the Wheaton shareholder’s proceeds of disposition of his or her Wheaton common shares. Neither Canadian Exchange Co. nor the Depositary will be responsible for the proper completion or filing of any election and the Wheaton shareholders will be solely responsible for the payment of any late filing penalties. Canadian Exchange Co. agrees only to execute any properly completed election forms and to forward such election forms by mail (within 30 days after the receipt thereof by Canadian Exchange Co.) to the applicable Wheaton shareholder. With the exception of the execution of the election by Canadian Exchange Co., compliance with the requirements for a valid election will be the sole responsibility of the Wheaton shareholder making the election. Accordingly, neither Canadian Exchange Co. nor the Depositary will be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly complete any election or to properly file it within the time prescribed and in the form prescribed under the Tax Act (or the corresponding provisions of any applicable provincial legislation).

      In order to make an election, a Wheaton shareholder must provide to the Depository at the address set forth on the back page hereof, on behalf of Canadian Exchange Co., two signed copies of the necessary election forms on or before the day which is 90 days after the Effective Date, duly completed with the details of the number of the Wheaton common shares transferred and the applicable Elected Amount for the purposes of the election. The forms will be returned to such Wheaton shareholder, signed by Canadian Exchange Co., for filing by the Wheaton shareholder with the CRA (or the applicable provincial tax authority). Certain provincial or territorial jurisdictions may require that a separate joint election be filed for provincial or territorial income tax purposes. Canadian Exchange Co. will also make a provincial or territorial joint election with a Wheaton shareholder under the provision of any relevant provincial or territorial income tax legislation with similar effect to subsection 85(1) or subsection 85(2) of the Tax Act (and, if requested, an election pursuant to section 57.9 of the Corporations Tax Act (Ontario) or analogous provincial or territorial legislation). Wheaton shareholders should consult their own tax advisors to determine whether separate election forms must be filed with any provincial or territorial taxing authority. It will be the responsibility of each Wheaton shareholder who wishes to make such an election to obtain the necessary provincial or territorial election forms and to submit such forms to the Depositary for execution by Canadian Exchange Co.

      The relevant federal tax election form is CRA Form T2057 (or, in the event that the Wheaton common shares are held as partnership property, CRA Form T2058). For Wheaton shareholders required to file in Québec, Québec Form TP-518V (or, in the event that the Wheaton common shares are held as partnership property, Québec Form TP-529V) will also be required. A tax election package, consisting of the relevant tax election forms and a letter of instructions, may be obtained from the Depositary. A Wheaton shareholder interested in making an election should so indicate on the Letter of Transmittal in the space provided therein and a tax election package will be sent to such Wheaton shareholder.

      Where Wheaton common shares are held in joint ownership and two or more of the co-owners wish to elect, one of the co-owners designated for such purpose should file the designation and a copy of the CRA Form T2057 (and where applicable, the corresponding Québec form) for each co-owner, along with a list of all co-owners electing, which list should contain the address and social insurance number or tax account number of each co-owner. Where the Wheaton common shares are held as partnership property, a partner validly designated by the partnership may file one copy of the CRA Form T2058 on behalf of all members of the partnership (and where applicable, the corresponding form in duplicate with the Québec taxation authorities). Such CRA Form T2058 (and Québec form, if applicable) must be accompanied by a list containing the name, address, social insurance number or tax account number of each partner.

      In general, where an election is made, the Elected Amount must comply with the following rules:

•	the Elected Amount may not be less than the sum of (a) the amount of any cash received; and (b) the fair market value of the Ancillary Rights received on a disposition of Wheaton common shares pursuant to the offer to purchase;

•	the Elected Amount may not be less than the lesser of the adjusted cost base to the Wheaton shareholder of the Wheaton shareholder’s Wheaton common shares disposed of pursuant the offer to purchase, determined immediately before the time of the disposition, and the fair market value of the Wheaton common shares disposed of at that time; and

•	the Elected Amount may not be greater than the fair market value at the time of the disposition of the Wheaton common shares so disposed of.

      Elected Amounts which do not comply with the foregoing limitations will be automatically adjusted pursuant to the provisions of the Tax Act.

      Where a Wheaton shareholder and Canadian Exchange Co. make an election, the tax treatment to the Wheaton shareholder generally will be as follows:

•	the shareholder’s Wheaton common shares will be deemed to have been disposed of for proceeds of disposition equal to the Elected Amount;

•	if the proceeds of disposition of the Wheaton common shares are equal to the aggregate of the adjusted cost base of the Wheaton shareholder’s Wheaton common shares, determined immediately before the disposition, and any reasonable costs of disposition, no capital gain or capital loss will be realized by the Wheaton shareholder;

•	to the extent that the proceeds of disposition of the Wheaton common shares exceed (or are less than) the aggregate of the adjusted cost base thereof to the Wheaton shareholder and any reasonable costs of disposition, the Wheaton shareholder will realize a capital gain (or capital loss); and

•	the cost to a Wheaton shareholder of the Exchangeable Shares received on the exchange will be equal to the amount by which the proceeds of disposition of the Wheaton common shares exchanged by the holder exceeds the amount of any cash received on the exchange and the value of the Ancillary Rights.

      The foregoing discussion assumes, and the offer to purchase generally provides, that any combination of cash and Exchangeable Shares received by a particular Wheaton shareholder will be allocated to each Wheaton common share disposed of by such Wheaton shareholder on a pro rata basis. Wheaton shareholders who would like to allocate such consideration to particular Wheaton common shares must specifically notify Canadian Exchange Co. of this, and such Wheaton shareholders should consult their own tax advisors in this regard.

      In order for the CRA (and, where applicable, the Ministère du Revenu du Québec) to accept a tax election without a late filing penalty being paid by the Wheaton shareholder, the election must be received by such revenue authorities on or before the day that is the earliest of the days on or before which either Canadian Exchange Co. or the Wheaton shareholder is required to file an income tax return for the taxation year in which the exchange occurs. Canadian Exchange Co.’s taxation year is scheduled to end on December 31. Thus, where the exchange occurs prior to December 31, 2004, the tax election will, in the case of a Wheaton shareholder who is an individual (other than a trust), generally have to be received by the revenue authorities by April 30, 2005 (being generally the last day for filing a tax return for the individual’s 2004 taxation year). Wheaton shareholders other than individuals are urged to consult their own advisors as soon as possible respecting the deadlines applicable to their own particular circumstances. However, regardless of such deadline, the tax election forms of a Wheaton shareholder must be received by the Depositary, as indicated above, no later than the 90th day after the Effective Date.

      Any Wheaton shareholder who does not ensure that the Depositary has received a duly completed election form on or before the 90th day after the Effective Date, will not be able to benefit from the “rollover” provisions of the Tax Act. Accordingly, all Wheaton shareholders who wish to enter into an election with Canadian Exchange Co. should give their immediate attention to this matter. The instructions for requesting a tax election package are set out in the Letter of Transmittal. Wheaton shareholders are referred to Information Circular 76-19R3 and Interpretation Bulletin IT-291R3 issued by the CRA for further information respecting the election. Wheaton shareholders wishing to make the election should consult their own tax advisors. The comments herein with respect to such elections are provided for general assistance only. The law in this area is complex and contains numerous technical requirements.

      As discussed above, New Coeur is of the view that the Ancillary Rights have only nominal value. Accordingly, the tax election forms will be executed by Canadian Exchange Co. on the basis that the fair market value of the Ancillary Rights is a nominal amount per Exchangeable Share issued on the exchange. It is possible, however, that the CRA could take the position that the Ancillary Rights have a fair market value in excess of a nominal amount.

Exchangeable Shares/Shares of New Coeur Common Stock

Dividends on Exchangeable Shares

      Dividends received or deemed to be received on Exchangeable Shares by a holder who is an individual will be included in computing the holder’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from a corporation resident in Canada.

      Dividends received or deemed to be received on Exchangeable Shares by a holder that is a corporation, other than a “specified financial institution” as defined in the Tax Act, will be included in computing the holder’s income and, subject to the discussion below respecting the denial of the inter-corporate dividend deduction, will generally be deductible in computing its taxable income.

      A dividend on Exchangeable Shares received by a holder that is a specified financial institution will be deductible in computing its taxable income only if (i) the holder did not acquire the Exchangeable Shares in the ordinary course of its business, or (ii) at the time the dividend is received, the Exchangeable Shares are listed on a prescribed stock exchange (which includes the TSX) and the holder, alone or together with persons with whom it does not deal at arm’s length, does not receive and is not deemed to receive dividends in respect of more than 10% of the outstanding Exchangeable Shares (either directly or through a partnership or, in certain cases, through a trust).

      If New Coeur, or any other person with whom New Coeur does not deal at arm’s length, is a specified financial institution at the time a dividend is paid or deemed to be paid on the Exchangeable Shares, then (subject to the exemption described below) a holder that is a corporation will not be entitled to deduct the dividend or deemed dividend in computing its taxable income. In general, a corporation is a specified financial institution if it is a bank, a trust company, a credit union, an insurance corporation, a corporation whose principal business is lending money to, or purchasing debt obligations issued by, persons with whom the corporation is dealing at arm’s length or a combination of these activities, or a corporation that is controlled by, or related to, one or more of such entities. In any event, this rule will not apply if, at the time a dividend is paid or deemed to be paid to a holder, New Coeur is “related” to Canadian Exchange Co. for purposes of the Tax Act (other than pursuant to a right referred to in paragraph 251(5)(b) of the Tax Act) and the Exchangeable Shares are listed on a prescribed stock exchange (which includes the TSX), unless dividends in respect of more than 10% of the outstanding Exchangeable Shares (excluding Exchangeable Shares held, directly or indirectly, by New Coeur) are paid or deemed to be paid to the holder or to the holder and persons with whom the holder does not deal at arm’s length or any partnership or trust of which the holder or non-arm’s length person is a member or beneficiary.

      A holder that is a “private corporation” as defined in the Tax Act or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable to pay a refundable tax under Part IV of the Tax Act equal to 33 1/3% of dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the holder’s taxable income. A holder that is a “Canadian-controlled private corporation” as defined in the Tax Act will be liable to pay an additional refundable tax of 6 2/3% on dividends or deemed dividends in certain circumstances.

      The Exchangeable Shares will be “taxable preferred shares” and “short-term preferred shares” for purposes of the Tax Act. Accordingly, Canadian Exchange Co. will be subject to a tax under Part VI.1 of the Tax Act equal to 50% of all dividends paid or deemed to be paid on the Exchangeable Shares. Canadian Exchange Co. will also be entitled to deduct three times any Part VI.1 tax payable in computing its taxable income. Dividends received or deemed to be received on the Exchangeable Shares will not be subject to the 10% tax under Part IV.1 of the Tax Act.

Dividends on Shares of New Coeur Common Stock

      Dividends received on shares of New Coeur common stock will be included in a holder’s income for the purposes of the Tax Act. Such dividends received by a holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Tax Act. A holder that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income. A holder that is a Canadian-controlled private corporation will be liable to pay an additional refundable tax of 6 2/3% on such dividends in certain circumstances. Subject to the detailed rules in the Tax Act, a holder may be entitled to a foreign tax credit or deduction for any United States non-resident withholding tax paid on dividends received on shares of New Coeur common stock.

Redemption or Exchange of Exchangeable Shares

      On the redemption (including a retraction) of an Exchangeable Share by Canadian Exchange Co., the holder will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (being the fair market value at that time of the share of New Coeur common stock plus the accrued and unpaid dividends, if any, received by the holder on the redemption) exceeds the paid-up capital for purposes of the Tax Act of the Exchangeable Share at the time of the redemption. The amount of any such deemed dividend will be subject to the tax treatment described above under the heading “Dividends on Exchangeable Shares.” On the redemption, the holder will also be considered to have disposed of the Exchangeable Share for proceeds of disposition equal to the redemption proceeds less the amount of such deemed dividend, and will generally realize a capital gain (or a capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Exchangeable Share to the holder. See the section entitled “Taxation of Capital Gains or Capital Losses” below. In some circumstances, the amount of any such deemed dividend received by a holder that is a corporation on the redemption of an Exchangeable Share may be treated as proceeds of disposition and not as a dividend.

      Where an Exchangeable Share is exchanged with New Coeur or Nova Scotia ULC for a share of New Coeur common stock, the holder will generally realize a capital gain (or a capital loss) to the extent the proceeds of disposition of the Exchangeable Share, net of any reasonable costs of disposition, exceed (or are less than) the holder’s adjusted cost base of the Exchangeable Share. For this purpose, the proceeds of disposition will be the aggregate of the fair market value, at the time of the exchange, of the share of New Coeur common stock received on the exchange and any accrued and unpaid dividends received by the holder as part of the exchange consideration. See the section entitled “Taxation of Capital Gains or Capital Losses” below.

      Because of the existence of the Call Rights and certain rights provided in the Voting and Exchange Trust Agreement, a holder of Exchangeable Shares cannot control whether such a holder will receive shares of New Coeur common stock by way of redemption of the Exchangeable Shares by Canadian Exchange Co. or by way of a purchase of the Exchangeable Shares by New Coeur or Nova Scotia ULC. As described above, the Canadian federal income tax consequences of a redemption by Canadian Exchange Co. differ from those of a purchase by New Coeur or Nova Scotia ULC.

Acquisition and Disposition of shares of New Coeur Common Stock

      The cost of the shares of New Coeur common stock received on the retraction, redemption, exchange or purchase of Exchangeable Shares will be equal to the fair market value of such shares of New Coeur common stock at that time and will be averaged with the adjusted cost base of all other shares of New Coeur common stock held by the holder as capital property at that time for the purposes of determining the adjusted cost base of such shares of New Coeur common stock.

      A disposition or deemed disposition of shares of New Coeur common stock by a holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the holder’s adjusted cost base of such shares of New Coeur common stock. See the section entitled “Taxation of Capital Gains or Capital Losses” below.

Taxation of Capital Gains or Capital Losses

      A holder will be required to include one-half of the amount of any capital gain (a “taxable capital gain”) in income, and will generally be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized by the holder in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may generally be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

      A holder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

      The amount of any capital loss realized on the disposition or deemed disposition of an Exchangeable Share by a holder that is a corporation or a trust may be reduced by the amount of dividends received or deemed to have been received by it on such shares to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares directly or indirectly through a partnership or a trust.

Alternative Minimum Tax

      In general terms, individuals and certain trusts that receive or are deemed to receive taxable dividends on Exchangeable Shares, or realize a capital gain on the disposition or deemed disposition of the Wheaton common shares, the Exchangeable Shares or shares of New Coeur common stock, may realize an increase in their liability for alternative minimum tax.

Qualified Investments

      The Exchangeable Shares, if issued on the date of this Registration Statement, would be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans (collectively, “Plans”) on that date, provided the Exchangeable Shares are listed on a prescribed stock exchange (which includes the TSX).

      The Ancillary Rights will not be qualified investments under the Tax Act. However, New Coeur is of the view that the Ancillary Rights have a nominal fair market value. Counsel expresses no opinion as to the appropriateness or the accuracy of this valuation. Any determination of value is not binding on the CRA. Where Plans acquire property that is not a qualified investment, the Plans are required to pay tax on the income and capital gains in respect of such property in accordance with the Tax Act. In addition, where a non-qualified investment is acquired by a trust governed by a registered retirement savings plan or a registered retirement income fund, the fair market value of the non-qualified investment at the time of acquisition will be included in the income of the annuitant under the plan. Where a non-qualified investment is acquired by a trust governed by a deferred profit sharing plan, the trust will be liable for a tax equal to the fair market value of the investment at the time the investment is acquired. The registration of a registered education savings plan becomes revocable if it acquires a non-qualified investment and, accordingly, Exchangeable Shares (by reason of the attached Ancillary Rights) are not suitable investments for trusts governed by registered education savings plans.

      The shares of New Coeur common stock, if issued on the date of this Registration Statement, would be qualified investments under the Tax Act for Plans on that date, provided such shares are listed on a prescribed stock exchange (which includes the NYSE).

Foreign Property

      Provided that the Wheaton common shares do not constitute “foreign property” for the purposes of the Tax Act on the Effective Date, the Exchangeable Shares, will not, on that date, constitute “foreign property” for the purposes of the tax imposed under Part XI of the Tax Act on Plans and other persons to whom Part XI of the Tax Act is applicable, provided the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which includes the TSX).

      The Ancillary Rights will be foreign property under the Tax Act. However, New Coeur is of the view that the Ancillary Rights have a nominal fair market (and consequently the cost amount to a holder of such rights is nominal). Counsel expresses no opinion as to the appropriateness or the accuracy of this valuation.

      Shares of New Coeur common stock will be foreign property for the purposes of the Tax Act.

Foreign Property Information Reporting

      A holder of Exchangeable Shares or shares of New Coeur common stock who is a “specified Canadian entity” for a taxation year or a fiscal period and whose total cost amount of “specified foreign property,” including such Exchangeable Shares or shares of New Coeur common stock, at any time in the year or fiscal period exceeds Cdn$100,000 will be required to file an information return for the year or period disclosing prescribed information. Subject to certain exceptions, a taxpayer resident in Canada in the year will generally be a specified Canadian entity. Holders should consult their tax advisors as to whether they must comply with these rules.

Foreign Investment Entity Status

      On October 30, 2003, the Minister of Finance (Canada) released revised draft legislation relating to the income tax treatment of investments by Canadian residents in non-resident entities that constitute “foreign investment entities” (“FIEs”) applicable for taxation years commencing after 2002 (the “FIE Tax Proposals”). In general terms, the FIE Tax Proposals, as currently drafted, would apply to require a holder that holds a “participating interest” (that is not an “exempt interest”) in a non-resident entity that is an FIE at the entity’s taxation year-end to take into account in computing the holder’s income for the holder’s taxation year that includes such taxation year-end: (i) an amount based on a prescribed rate of return on the “designated cost” of such participating interest held by a holder at the end of each month ending in the holder’s taxation year at which time the participating interest is held by the holder; (ii) in certain limited circumstances, any gains and losses accrued on such participating interest for the year; or (iii) in certain limited circumstances, a holder’s proportionate share of the FIE’s income (or loss) for the year calculated using Canadian tax rules. For the purposes of the FIE Tax Proposals, Exchangeable Shares and shares of New Coeur common stock will constitute participating interests in New Coeur.

      New Coeur will not be an FIE at the end of its taxation year provided that, at that time, the “carrying value” of all of New Coeur’s “investment property” is not greater than one-half of the “carrying value” of all its property. The determination of whether or not New Coeur is an FIE must be made on an annual basis at the end of each taxation year-end of New Coeur.

      Even if New Coeur were an FIE at the end of one of its taxation years, an Exchangeable Share or a share of New Coeur common stock, respectively, may be an exempt interest provided that throughout the period that such a security is held by a holder during such taxation year of New Coeur: (i) New Coeur is resident in the United States for the purposes of the Tax Act; (ii) the Exchangeable Share or the share of New Coeur common stock (as applicable) is listed on a prescribed stock exchange (which includes the TSX and the NYSE) and (iii) the Exchangeable Share or the share of New Coeur common stock (as applicable) constitutes an “arm’s length interest” (as defined for the purposes of the FIE Tax Proposals). It is expected that the Exchangeable Shares and the shares of New Coeur common stock will be “arm’s length interests” of a particular holder thereof for the purposes of the FIE Tax Proposals provided that such holder (together with entities and individuals with whom the holder does not deal at arm’s length) does not hold, in the aggregate, more than 10% of the Exchangeable Shares or 10% of the shares of New Coeur common stock, as applicable, based on the fair market value of such securities. Additionally, an Exchangeable Share or share of New Coeur common stock will only constitute an exempt interest at the end of Coeur’s taxation year if, at that time, it is reasonable to conclude that the holder has no “tax avoidance motive” in respect of such Exchangeable Share or share of New Coeur common stock. For this purpose, the holder will generally be regarded as having a tax avoidance motive only if it is reasonable to conclude that the main reasons for acquiring or holding such Exchangeable Shares or shares of New Coeur common stock include directly or indirectly benefiting principally from income, profits, gains or increases in value in respect of investment property and from the deferral or reduction of tax that would have been payable on such income, profits or gains. Holders should consult their own tax advisors regarding the determination of whether or not they have such a tax avoidance motive. The determination of whether or not Exchangeable Shares or shares of New Coeur common stock constitute an exempt interest must be made on an annual basis at the end of the taxation year of New Coeur and no assurances can be given that the Exchangeable Shares or shares of New Coeur common stock will constitute an exempt interest at any subsequent taxation year-end of New Coeur.

Economic Statement of October 18, 2000

      In the Economic Statement released on October 18, 2000 (the “Economic Statement”), the Minister of Finance (Canada) announced a proposal to formulate and introduce a rule to permit shares of a Canadian corporation held by a Canadian resident to be exchanged for shares of a foreign corporation on a tax-deferred basis. This statement included no details of the circumstances in which such tax-deferred share-for-share exchanges could occur but rather indicated that these rules would be developed in consultation with the private sector. The Economic Statement indicated that any such rules would not be effective before the public release of draft legislation including such rules. The Canadian Federal Budget of February 18, 2003, reiterated the statements made in the Economic Statement and indicated that draft legislative proposals would be released in the near future for public review and comment. The recent Canadian Federal Budget of March 23, 2004 (the “2004 Budget”) indicated that it is intended that detailed proposals will be released for public comment within months after the release of the 2004 Budget. The 2004 Budget also indicated that the proposals are expected to be in the form of draft legislation and there has been no indication as to an effective date for the proposals.

      It is not known whether the draft legislation containing the proposed amendments described above will be released in time to affect a subsequent exchange of Exchangeable Shares for shares of New Coeur common stock, and it is therefore possible that such exchange of Exchangeable Shares may be achieved on a tax-deferred basis. In any case, until such rules are developed and released, it is not possible to state whether those rules would apply to a holder who exchanges Exchangeable Shares for shares of New Coeur common stock. Holders should consult their own tax advisors once the draft legislation is released, if at all, to determine how the draft legislation might apply to the holder’s particular circumstances.

Compulsory Acquisition

      As described above under the heading “Acquisition of Shares Not Deposited,” the Offerors may, in certain circumstances, acquire Wheaton common shares pursuant to section 188 of the OBCA. The tax consequences to a Wheaton shareholder of a disposition of Wheaton common shares in such circumstances generally will be as described above under the section entitled “Exchange of Wheaton Common Shares,” but Wheaton shareholders whose Wheaton common shares may be so acquired should consult their tax advisors in this regard.

Subsequent Acquisition Transaction

      If the compulsory acquisition provisions of section 188 of the OBCA are not utilized the Offerors may propose other means of acquiring the remaining issued and outstanding Wheaton common shares. The tax treatment of a subsequent acquisition transaction to a Wheaton shareholder will depend upon the exact manner in which the subsequent acquisition transaction is carried out and may be materially less favourable than would apply if Wheaton common shares were deposited pursuant to the offer to purchase. Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Wheaton common shares acquired pursuant to a subsequent acquisition transaction.

      Under the current administrative practice of the CRA, Wheaton shareholders who exercise their right of dissent in respect of an amalgamation should be considered to have disposed of their Wheaton common shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting shareholder therefore, other than interest awarded by the court (if any). Because of uncertainties under the relevant legislation as to whether such amounts paid to a dissenting shareholder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting shareholders should consult with their own tax advisors in this regard.

Wheaton Shareholders Not Resident in Canada

      The following portion of the summary is applicable to holders of Wheaton common shares who, for purposes of the Tax Act or any applicable income tax convention, have not been and will not be resident or deemed to be resident in Canada at any time while they have held Wheaton common shares or will hold Exchangeable Shares and/or shares of New Coeur common stock and who do not use or hold or are not deemed to use or hold such Wheaton common shares, Exchangeable Shares and/or shares of New Coeur common stock in carrying on a business in Canada (a “Non-Resident Wheaton shareholder”). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

Disposition of Wheaton Common Shares or Exchangeable Shares

      A Non-Resident Wheaton shareholder will not be subject to capital gains tax under the Tax Act on the disposition of Wheaton common shares pursuant to the offer to purchase or a disposition of Exchangeable Shares unless the Wheaton common shares or Exchangeable Shares, as the case may be, constitute “taxable Canadian property” of the holder for purposes of the Tax Act and the holder is not entitled to relief under an applicable income tax convention.

      Generally, Wheaton common shares or Exchangeable Shares, as the case may be, will not be taxable Canadian property at a particular time provided that such shares are listed on a prescribed stock exchange (which includes the TSX), and the holder, alone or together with persons with whom such holder does not deal at arm’s length, has not owned 25% or more of the issued shares of any class or series of shares in the capital of Wheaton or Canadian Exchange Co., as the case may be, at any time during the five year period immediately preceding the particular time.

Dividends On Exchangeable Shares

      Dividends paid or deemed to be paid to a Non-Resident Wheaton shareholder on Exchangeable Shares (including on a redemption of such shares by Canadian Exchange Co.) (see the section entitled “Wheaton Shareholders Resident in Canada — Redemption or Exchange of Exchangeable Shares”) will be subject to Canadian withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable income tax convention.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

      In the opinion of Gibson, Dunn & Crutcher LLP, U.S. counsel to the Offerors, the following is an accurate description of the material U.S. federal income tax consequences of the proposed transaction, referred to herein as the “transaction,” to holders of the Wheaton common shares, and the federal income tax consequences to non-U.S. holders (as defined below) of the ownership and the disposition of the shares of New Coeur common stock and Exchangeable Shares.

      This discussion is based on the Internal Revenue Code of 1986, as amended, referred to as the Code, the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the transaction. This discussion applies only to persons that hold their Wheaton common shares, and will hold the shares of New Coeur common stock or their Exchangeable Shares, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all federal income tax consequences of the transaction that may be relevant to particular holders, including holders that are subject to special tax rules. Some examples of holders that are subject to special tax rules are: dealers in securities; financial institutions; insurance companies; tax-exempt organizations; U.S. persons who have a “functional currency” other than the U.S. dollar; holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and holders who acquired their Wheaton common shares through stock option or stock purchase programs or otherwise as compensation.

      In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction. WHEATON SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

United States Federal Income Tax Consequences to U.S. Holders

      The following is a description of the federal income tax consequences of the transaction to holders of Wheaton common shares who are U.S. holders. For purposes of this discussion, a U.S. holder means a beneficial owner of the Wheaton common shares who, for U.S. federal income tax purposes, is: (i) a citizen or resident of the United States; (ii) a corporation or other business entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust, or certain electing trusts that were in existence on August 9, 1996, and were treated as domestic trusts on that date.

United States Federal Income Tax Consequences of the Transaction to U.S. Holders

      The transaction has been structured to qualify as a tax-free transaction to U.S. holders who receive shares of New Coeur common stock pursuant to the transaction in exchange for their Wheaton common shares (except for any income recognized as a result of the receipt of cash). This section will therefore assume that U.S. holders of Wheaton common shares will elect to receive shares of New Coeur common stock, rather than Exchangeable Shares, in exchange for their Wheaton common shares. U.S. holders who deposit their Wheaton common shares in the offer to purchase in exchange for Exchangeable Shares or who do not deposit their shares in the offer to purchase and receive Exchangeable Shares pursuant to a subsequent acquisition transaction (such as an amalgamation) should consult their own tax advisors regarding the consequences of the receipt of those shares and consequences of ownership disposition of such shares.

      An exchange of Wheaton common shares for shares of New Coeur common stock pursuant to the transaction (taken together with the Coeur reorganization) is expected to qualify as an exchange described in section 351 of the Code. Holders of Wheaton common shares should note that this characterization is based on customary assumptions as to certain factual matters. Also, our characterization of this transaction will not be binding on the courts or the Internal Revenue Service, nor will it preclude the Internal Revenue Service from adopting a contrary position. No assurance can be given that contrary positions will not successfully be asserted by the Internal Revenue Service or adopted by a court if the issues are litigated. New Coeur does not intend to obtain a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the exchange of Wheaton common shares for shares of New Coeur common stock and/or cash pursuant to the transaction.

      The following are the material United States federal income tax consequences to U.S. holders who receive shares of New Coeur common stock and cash pursuant to a transaction that qualifies as an exchange described in section 351 of the code. The consequences will vary depending on whether the U.S. holder receives cash, New Coeur common stock, or a combination of cash and New Coeur common stock. At the time that a U.S. holder makes an election to receive cash or stock, the shareholder will not know if, and to what extent, the proration procedures will alter the mix of consideration to be received. As a result, the tax consequences to each U.S. holder will not be ascertainable with certainty until the shareholder knows the precise amount of cash or New Coeur common stock that will be received in the transaction.

      Exchange of Wheaton Common Shares Solely for New Coeur common stock. U.S. holders who exchange all of their Wheaton common shares solely for shares of New Coeur common stock will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive in lieu of a fractional share of New Coeur common stock. Each U.S. holder’s aggregate tax basis in the New Coeur common stock received will be the same as his or her aggregate tax basis in the Wheaton common shares surrendered, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the New Coeur common stock received by a U.S. holder will include the holding period of the Wheaton common shares surrendered. If a U.S. holder has differing tax bases and/or holding periods in respect of the U.S. holder’s Wheaton common shares, the U.S. holder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of New Coeur common stock that the holder receives.

      Exchange of Wheaton Common Shares for New Coeur common stock and Cash. U.S. holders who exchange their Wheaton common shares for a combination of New Coeur common stock and cash will recognize gain, but not loss, in the exchange. Subject to the discussion below relating to the application of section 304 of the Code, the gain recognized will equal the lesser of:

•	the amount of cash received in the exchange; and

•	the amount of gain realized in the exchange, which is equal to the excess of: (i) the sum of the cash plus the fair market value of the New Coeur common stock received over (ii) the tax basis of the Wheaton common shares surrendered.

For this purpose, a U.S. holder must calculate gain or loss separately for each identifiable block of Wheaton common shares that such holder surrenders pursuant to the transaction, and the shareholder cannot offset a loss recognized on one block of such shares against a gain recognized on another block of such shares.

      Subject to the discussion below relating to the application of section 304 of the Code, (a) any gain recognized will be treated as capital gain, (b) the aggregate tax basis in the New Coeur common stock received pursuant to the transaction will be equal to the aggregate tax basis in the Wheaton common shares surrendered, decreased by the amount of cash received and increased by the amount of gain, if any, recognized and (c) the holding period of the New Coeur common stock received in the transaction by a U.S. holder will include the holding period of Wheaton common stock surrendered.

      Exchange of Wheaton Common Shares Solely for Cash. U.S. holders who exchange their Wheaton common shares solely for cash in the transaction will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis of the Wheaton common shares exchanged. The amount and character of gain or loss will be computed separately for each block of Wheaton common shares that was purchased by the holder in the same transaction. Any recognized gain or loss will be capital gain or loss and any such capital gain or loss.

      Application of Section 304 of the Code. The results described above may be altered if section 304 of the Code applies to the transaction. Under section 304 of the Code, if the Wheaton shareholders are considered to collectively “control” New Coeur immediately after the transaction (taking account of certain family and entity ownership attribution rules), the entire amount of cash received by a Wheaton shareholder could be treated as a dividend to the extent of earnings and profits of Wheaton and New Coeur. “Control” for this purpose is the ownership of stock possessing at least 50 percent of the combined voting power or at least 50 percent of the total combined value of all classes of stock of New Coeur. At the present time, it is not possible to determine whether or not the control test will be satisfied. Even if the control test is satisfied, the dividend treatment generally would not apply to a shareholder whose percentage ownership in Wheaton immediately after the transaction is less than it percentage ownership in Wheaton immediately before the transaction (taking account of certain family and entity ownership attribution rules, including the shareholder’s indirect ownership interest in Wheaton through New Coeur). If the cash paid pursuant to the transaction is subject to dividend treatment, a U.S. holder of Wheaton common stock would have dividend income equal to the amount of cash received, regardless of the amount of gain realized in the transaction. Currently, assuming certain holding period requirements are satisfied, the maximum U.S. federal income tax rate applicable to dividends received by individuals is 15%, which is the same as the maximum rate applicable to capital gains. U.S. holders who do not expect to experience a reduction in their direct or indirect percentage ownership in Wheaton by virtue of this transaction (e.g., Wheaton shareholders who also hold shares of New Coeur common stock) should consult their own tax advisors regarding the applicability of section 304 of the Code to their individual circumstances.

      Information Reporting and Backup Withholding. Certain U.S. holders may be subject to information reporting with respect to the amount of cash, if any, received instead in the transaction. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

United States Federal Income Tax Consequences to Non-U.S. Holders

      The following is a description of the federal income tax consequences of the transaction and of the ownership disposition of Exchangeable Shares or shares of New Coeur common stock to holders of Wheaton common shares who are non-U.S. holders. For purposes of this discussion, a non-U.S. holder is a holder of Wheaton common shares who is not a U.S. holder.

United States Federal Income Tax Consequences of the Transaction to Non-U.S. Holders

      Subject to the discussion below, a non-U.S. holder generally will not be subject to United States federal income tax on gain (if any) recognized on the exchange of Wheaton common shares for Exchangeable Shares or shares of New Coeur common stock, unless:

•	the income or gain is effectively connected with the conduct by the non-U.S. holder of a trade or business, or, in the case of a treaty resident, attributable to a permanent establishment or a fixed base, in the United States; or

•	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, unless an applicable income tax treaty would cause the gain from the sale of Wheaton common shares to be treated as non-U.S. source income and the non-U.S. holder makes an election to the treat the gain as such.

      The results described above may be altered if (a) as discussed above under the caption “Application of Section 304 of the Code,” section 304 of the Code applies to the transaction, and (b) the non-U.S. holder receives shares of New Coeur common stock and cash in exchange for its Wheaton common shares or the non-U.S. holder receives Exchangeable Shares and such shares are treated as shares of New Coeur common stock for United States federal income tax purposes. In such case, any cash consideration paid to a non-U.S. holder whose percentage ownership in Wheaton is not reduced as a result of the transaction (e.g., Wheaton shareholders who also hold shares of New Coeur common stock) could be characterized as a dividend from New Coeur and subject to tax at a rate of 30% (or lower treaty rate), which may be withheld from the consideration payable pursuant to the transaction. See the discussion under the section entitled “Application of Section 304 of the Code.”

      There is no direct authority addressing the proper characterization of instruments similar to the Exchangeable Shares for United States federal income tax purposes. Because the Exchangeable Shares are exchangeable into shares of New Coeur common stock and have dividend rights based on the dividends paid with respect to New Coeur common stock, the Internal Revenue Service could take the position that the Exchangeable Shares should be recharacterized as shares of New Coeur common stock for United States federal income tax purposes. In the absence of relevant guidance on this point, we intend to take the position that the Exchangeable Shares should be treated as stock of Canadian Exchange Co., and not stock of New Coeur, for United States federal income tax purposes and that the cash payable in the transaction to non-U.S. holders who elect to receive Exchangeable Shares in exchange for their Wheaton common shares should not be characterized as a dividend that is subject to withholding tax.

      In summary, New Coeur currently does not plan to withhold U.S. tax from the cash consideration payable to a Wheaton shareholder who elects to receive Exchangeable Shares in the transaction. New Coeur may, however, be required to withhold U.S. tax from the cash consideration payable to a Wheaton shareholder who elects to receive shares of New Coeur common stock in the transaction if section 304 of the Code applies to the transaction and if the shareholder’s percentage interest in Wheaton is not reduced as a result of the transaction. It may therefore be more advantageous for non-U.S. holders who do not expect to experience a reduction in their direct or indirect percentage ownership in Wheaton by virtue of this transaction (e.g., Wheaton shareholders who also hold shares of Coeur common stock) to elect to receive Exchangeable Shares, rather than shares of New Coeur common stock, pursuant to the transaction. Wheaton shareholders are urged to consult their own tax advisors regarding the applicability of section 304 of the Code to their individual circumstances.

Receipt of Dividends on Exchangeable Shares

      Dividends received by a non-U.S. holder with respect to the Exchangeable Shares should not be subject to United States withholding tax, and Canadian Exchange Co. and New Coeur do not intend to withhold any tax from such dividends. However, a non-U.S. holder will be taxed in the United States on the receipt of such dividends in the same manner as a U.S. holder if the non-U.S. holder has an office or other fixed place of business within the United States to which the dividend is attributable and the dividend is derived in the active conduct of a banking, financing or similar business within the United States or is received by a corporation the principal business of which is trading stock or securities for its account.

      This foregoing treatment on dividends is based on the position that the Exchangeable Shares should be treated as shares of Canadian Exchange Co. for United States federal income tax purposes, rather than shares of New Coeur, and that dividends paid on Canadian Exchange Co. shares do not constitute U.S. source income. As discussed above, however, there is no direct authority addressing the proper characterization of instruments similar to the Exchangeable Shares for United States federal income tax purposes and it is possible that the Internal Revenue Service could take the position that the Exchangeable Shares should be recharacterized as shares of New Coeur common stock for U.S. federal income tax purposes. If the Exchangeable Shares are characterized as shares of New Coeur common stock, a non-U.S. holder of the Exchangeable Shares will be subject to tax on dividends paid on such stock in the same manner as dividends paid on shares of New Coeur common stock. See discussion below under the section entitled “Receipts of Dividends on Shares of New Coeur common stock.”

Receipt of Dividends on Shares of New Coeur common stock

      Dividends received by a non-U.S. holder with respect to shares of New Coeur common stock could be subject to U.S. withholding tax at a rate of 30%. Such withholding rate may be reduced by an applicable income tax treaty in effect between the United States and the non-U.S. holder’s country of residence. For example, the withholding rate under the Canada-United States tax treaty on dividends paid by a U.S. corporation to residents of Canada is 15%. In addition, (a) a non-U.S. holder will generally be taxed in the same manner as a U.S. holder on dividends paid that are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (unless otherwise provided in an applicable treaty) and will not be subject to the withholding tax provided that the non-U.S. holder provides the proper certification, and (b) a corporate non-U.S. holder may also be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified in an applicable income tax treaty) on dividend income that is effectively connected with a U.S. trade or business.

Sale of Exchangeable Shares or New Coeur Common Stock

      Subject to the rules discussed below, a non-U.S. Holder generally will not be subject to United States federal income tax on gain (if any) recognized on the sale or exchange of Exchangeable Shares or on the sale or exchange of shares of New Coeur common stock, unless:

•	the income or gain is effectively connected with the conduct by the non-U.S. holder of a trade or business, or, in the case of a treaty resident, attributable to a permanent establishment or a fixed base, in the United States;

•	in the case of sale or exchange of shares of New Coeur common stock, such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	in the case of sale or exchange of Exchangeable Shares (assuming that such shares are not treated as New Coeur common stock), such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, unless an applicable income tax treaty would cause the gain from the sale of the Exchangeable Shares to be treated as non-U.S. source income and the non-U.S. holder makes an election to treat the gain as such.

      Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), gain or loss recognized by a non-U.S. Holder on the sale or exchange of Exchangeable Shares or New Coeur common stock will generally be subject to regular United States federal income tax, as if such gain or loss were effectively connected with a U.S. trade or business if New Coeur is treated as a “U.S. real property holding corporation” (“USRPHC”) and if the requirements set forth below are satisfied. New Coeur will be a USRPHC if at any time during the shorter of (x) the five-year period ending on the date of the sale or exchange of Exchangeable Shares or shares of New Coeur common stock (as the case may be) or (y) the period during which a holder held such Exchangeable Shares or shares of New Coeur common stock (as the case may be), the fair market value of New Coeur’s interests in United States real property equal or exceed 50% of the sum of the fair market values of all of its interests in real property and all of its other assets used or held for use in a trade or business (as defined in applicable regulations). In absence of additional knowledge about the composition of assets of Wheaton, it is not possible to determine whether New Coeur will be treated as USRPHC after the consummation of the transaction.

      Assuming that New Coeur is treated as a USRPHC after the consummation of the transaction, the income from the sale or exchange of Exchangeable Shares or shares of New Coeur common stock will be subject to tax based on FIRPTA if:

•	In the case of a non-U.S. Holder who owns only shares of New Coeur common stock (actually and constructively), the New Coeur common stock is regularly traded on an established securities market and the non-U.S. holder holds more than 5% of the total fair market value of the New Coeur common stock outstanding (on a non-diluted basis);

•	In the case of a non-U.S. Holder who owns only Exchangeable Shares (actually and constructively, other than shares of New Coeur common stock constructively owned by reason of ownership of Exchangeable Shares):

•	The Exchangeable Shares are treated as “regularly traded on an established securities market” and such non-U.S. Holder holds more than 5% of the total fair market value of the Exchangeable Shares outstanding, or

•	The Exchangeable Shares not treated as “regularly traded on an established securities market, but the New Coeur common stock is regularly traded on an established securities market, and such non-U.S. holder holds Exchangeable Shares with a fair market value on the relevant date of determination greater than 5% of the total fair market value of the New Coeur common stock outstanding (on a non-diluted basis) on such date.

      The Exchangeable Shares will be traded on the TSX, which should be considered an “established securities market” for this purpose. The Exchangeable Shares will be treated as regularly traded on that market if they are registered by New Coeur under Section 12 of the Exchange Act or New Coeur makes certain filings with the Internal Revenue Service, and certain other conditions are met. New Coeur intends to register the Exchangeable Shares under Section 12 of the Exchange Act. Notwithstanding the foregoing, the Exchangeable Shares will not be considered regularly traded on the TSX and the New Coeur common shares will not be considered regularly traded on NYSE during any calendar quarter in which 100 or fewer persons own 50% or more of the New Coeur shares or Exchangeable Shares, as the case may be. If a non-U.S. Holder which is a greater than 5% holder (as determined based on the rules set forth above) during a period in which New Coeur is a USRPHC subsequently disposes of sufficient Exchangeable Shares or shares of New Coeur common stock so that such non-U.S. Holder is no longer a greater than 5% holder, such non-U.S. Holder will still be subject to United States federal income tax on subsequent dispositions until New Coeur has ceased to be a USRPHC for at least five years.

      If income from the sale or exchange of Exchangeable Shares or shares of New Coeur common stock is subject to tax based on FIRPTA, the transferee of such shares may be required to deduct and withhold a tax equal to 10 percent of the amount realized on the disposition, unless certain exceptions apply (e.g., the share that is sold or exchanged is a share of a class of stock that is regularly traded on an established securities market). Any tax withheld may be credited against the United States federal income tax owed by the non-U.S. holder for the year in which the sale or exchange occurs.

      The foregoing summary of the possible application of FIRPTA rules to non-U.S. holders is only a summary of certain material aspects of these rules. If at any time, the shares of New Coeur common stock not regularly traded on an established securities market, or the Exchangeable Shares traded on an established securities market located in the United States, different rules, not described herein, may apply. Because the United States federal income tax consequences to a non-U.S. holder under FIRPTA may be significant and are complex and subject to uncertainty, non-U.S. holders are urged to discuss those consequences with their tax advisors.

Backup Withholding and Information Reporting

      Information returns may be filed with the Internal Revenue Service in connection with payments on the New Coeur common stock or Exchangeable Shares and the proceeds from a sale or other disposition of such stock. A non-U.S. holder may be subject to United States backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

      THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH WHEATON SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES OF PARTICIPATING IN THE TRANSACTION AND TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF EXCHANGEABLE SHARES OR SHARES OF NEW COEUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

COMPARISON OF SHAREHOLDER RIGHTS

      Upon completion of the offer to purchase and the subsequent acquisition transaction, Wheaton shareholders who do not receive all cash in the offer to purchase will become shareholders of New Coeur, rather than shareholders of Wheaton. Since New Coeur is an Idaho corporation, the rights of the shareholders of New Coeur are governed by the applicable laws of the State of Idaho, including the Idaho Business Corporation Act (the “IBCA”), and by New Coeur’s articles of incorporation and bylaws. Since Wheaton was incorporated in the Province of Ontario, the rights of shareholders of Wheaton are governed by the OBCA, and other laws of Canada, and by Wheaton’s articles of incorporation and bylaws.

      The following is a summary comparison of:

•	the current rights of Wheaton shareholders under the OBCA and the Wheaton articles and bylaws; and

•	the rights Wheaton shareholders will have as New Coeur shareholders under the IBCA and the New Coeur articles and bylaws upon completion of the Coeur reorganization and the offer to purchase.

      The following summary discusses some of the material differences between the current rights of New Coeur shareholders and Wheaton shareholders under the IBCA and the OBCA, respectively, and under the articles of incorporation and bylaws of New Coeur and the articles of incorporation and bylaws of Wheaton. The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the IBCA, the OBCA, New Coeur’s articles of incorporation, New Coeur’s bylaws, Wheaton’s articles of incorporation and Wheaton’s bylaws. Upon completion of the Coeur reorganization, New Coeur’s articles of incorporation and bylaws will be identical in all material respects to those of Coeur. Accordingly, the following summary discusses New Coeur’s articles of incorporation and bylaws as they will exist following the Coeur reorganization.

Corporate Governance

      New Coeur. The rights of New Coeur shareholders are governed by Idaho corporate law and the articles and bylaws of New Coeur.

      Wheaton. The rights of Wheaton shareholders are governed by Ontario corporate law and the articles of incorporation and bylaws of Wheaton.

Authorized Capital Stock

      New Coeur. At the closing of the offer to purchase, the authorized capital stock of New Coeur will consist of 1,510,000,000 shares of capital stock consisting of (i) 1,500,000,000 shares of common stock, par value $1.00 per share, and (ii) 10,000,000 shares of preferred stock, par value $1.00 per share.

      Wheaton. The authorized capital stock of Wheaton currently consists of an unlimited number of common shares and an unlimited number of preference shares, issuable in series. Wheaton has reported in its filings in respect of the recently terminated Wheaton-IAMGold transaction that as at May 10, 2004, there were issued and outstanding 568,220,638 common shares, no preference share and warrants to acquire 176,660,019 Wheaton common shares.

Number, Classification and Election Board of Directors

      New Coeur. The New Coeur bylaws provide that the board of directors shall consist of not less than five nor more than eleven directors, each of whom must be a shareholder of New Coeur, with each director elected for a term expiring at the next succeeding annual meeting of shareholders after his or her election. As of the date of the closing of this offer to purchase, the New Coeur board will consist of 8 directors.

      The New Coeur board of directors is not divided into separate classes of directors. The New Coeur articles of incorporation do not permit cumulative voting for the election of directors.

      Wheaton. Wheaton’s articles of incorporation provide that the number of directors of the corporation shall consist of a minimum of three and a maximum of 10 members until changed by amendment of Wheaton’s articles of incorporation. Such an amendment requires that a special resolution of shareholders be passed.

      As of the date of this offer to purchase, the Wheaton board consisted of eight directors according to Wheaton’s public filings. The Wheaton board is not divided into separate classes of directors.

Director Qualifications

      New Coeur. The bylaws of New Coeur provide that all directors of the corporation must also be shareholders of the corporation. Neither the bylaws of New Coeur nor the IBCA place any residency restrictions on directors of the corporation.

      Wheaton. Under the OBCA, a corporation that has completed a public offering of its securities must have not fewer than three directors. A majority of the directors of a corporation governed by the OBCA generally must be resident Canadians. The OBCA also requires that at least one-third of the directors of a corporation whose securities are publicly traded not be officers or employees of the company or any of its affiliates.

Removal of Directors

      New Coeur. The IBCA provides that the shareholders of a corporation may remove one or more directors with or without cause (unless the articles of incorporation provide that the directors may be removed only for cause) at a meeting called for the purpose of removing the director where the meeting notice stated such purpose. New Coeur’s articles do not provide that directors may be removed only for cause.

      Wheaton. Under the OBCA, provided that articles of the corporation do not provide for cumulative voting, shareholders of a corporation may by ordinary resolution at an annual or special meeting, remove any director or directors from office. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series. Where the articles of incorporation provide for cumulative voting, a director may not be removed from office if the votes cast against the director’s removal would be sufficient to elect him or her and such votes could be voted cumulatively at an election at which the same total number of votes were cast and the number of directors required by the articles were then being elected.

Newly Created Directorships and Vacancies

      New Coeur. The bylaws of New Coeur provide that any vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office. The bylaws of New Coeur also provide that, upon an increase in the number of directors, such vacancy may be filled by election by the board of directors for a term of office continuing until the next election of directors by the shareholders.

      Wheaton. Under the OBCA, subject to the articles of the corporation, a vacancy among the directors may be filled at a meeting of shareholders or by a quorum of directors except when the vacancy results from an increase in the number or minimum number of directors, or from a failure to elect the appropriate number of directors required by the articles. Each director appointed or elected to fill a vacancy holds office for the unexpired term of the director’s predecessor.

Quorum for Meetings of the Board of Directors

      New Coeur. New Coeur’s bylaws provide for a quorum of a majority of the board of directors for purposes of the transaction of business at any meeting of the board of directors, provided, that if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

      Wheaton. Under the OBCA, subject to the articles or bylaws of the corporation, a majority of the number of directors or minimum number of directors required by the articles constitutes a quorum at any meeting of directors but in no case shall a quorum be less than two-fifths of the number of directors or minimum number of directors, as the case may be. Where a corporation has fewer than three directors, all directors must be present at any meeting of directors to constitute a quorum.

Annual Meetings of Shareholders

      New Coeur. The bylaws of New Coeur provide that the annual meeting of shareholders will be held on the second Tuesday of May of each year at 9:30 a.m., or at such other time or such other day as shall be fixed by the board of directors.

      Wheaton. Under the OBCA, the directors of a corporation shall call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting.

Special Meetings of Shareholders

      New Coeur. Under the bylaws of New Coeur, special meetings of the shareholders, for any purpose or purposes, may be called by the President or the board of directors, and shall be called by the President at the request of the holders of not less than one-fifth of all outstanding shares entitled to vote at the meeting.

      Wheaton. Under the OBCA, the directors of a corporation may at any time call a special meeting of shareholders. Further, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders. Upon meeting the technical requirements set out in the OBCA for making such a requisition, the directors of the corporation must call a meeting of shareholders. If they do not, the shareholders who made the requisition may call the meeting.

Quorum for Meetings of the Shareholders

      New Coeur. New Coeur’s bylaws provide that the presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote at a meeting constitutes a quorum for that meeting. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

      Wheaton. Wheaton’s bylaws provide that the presence in person or by proxy of the holders of 33 1/3% of the outstanding shares entitled to vote thereat will constitute a quorum for a meeting. If a quorum is not present at the time appointed for a meeting, a majority of the shares so represented may adjourn the meeting to a fixed time and place but may not transact other business. If a quorum is present at the opening of a meeting of the shareholders, the shareholders present may proceed with the business of the meeting even if a quorum is not present throughout the meeting.

Certain Voting Requirements

      New Coeur. Under the New Coeur bylaws, except as otherwise provided by the New Coeur articles of incorporation or by applicable law, action by New Coeur shareholders generally is taken by the affirmative vote, at a meeting at which a quorum is present, of a majority of the votes cast on that action, including certain extraordinary actions, such as mergers, consolidations and amendments to the New Coeur charter. However, the New Coeur articles of incorporation requires the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock to approve an amendment of certain articles in the articles of incorporation. The articles of incorporation also require the affirmative vote of at least 80% of all outstanding shares entitled to vote to approve a Business Combination (as defined in the New Coeur articles of incorporation) involving specific related persons, unless such transaction is approved by the Continuing Directors (as defined in the New Coeur articles of incorporation) and certain price and procedure requirements for the transaction are met.

      Each share of New Coeur common stock entitles the holder to one vote on each matter upon which shareholders have the right to vote.

      Wheaton. Under the OBCA, certain extraordinary corporate actions, such as certain amalgamations (other than with a direct or indirect wholly-owned subsidiary), continuances, and sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. A special resolution is a resolution passed at a meeting by not less than 66 2/3% of the votes cast by the shareholders who voted in respect of the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

      Each common share in the capital of Wheaton entitles the holder to one vote on each matter upon which shareholders have the right to vote.

Shareholder Action by Written Consent

      New Coeur. Under the New Coeur bylaws, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

      Wheaton. Under the OBCA, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote thereon at a meeting.

Amendments of Articles of Incorporation

      New Coeur. The IBCA provides that a corporations articles of incorporation, except with respect to certain ministerial amendments, in which case the board of directors enact the amendment, may be amended in the following manner. The corporation’s board of directors may propose one or more amendments to the articles of incorporation for submission to the shareholders. For the amendment to be adopted: (i) the board of directors must recommend the amendment to the shareholders unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment; and (ii) the shareholders entitled to vote on the amendment must approve the amendment as provided in the following sentence. Unless the articles of incorporation, or the board of directors in proposing such amendment, require a greater vote or a vote by voting groups, the amendment to be adopted must be approved by: (i) a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights; and (ii) the votes required by every other voting group entitled to vote on the amendment.

      The New Coeur articles of incorporation require the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock to approve an amendment of certain articles in the articles of incorporation dealing with transactions with interested shareholders (as defined in the New Coeur articles of incorporation).

      Wheaton. Under the OBCA, any amendment to the articles generally requires approval by special resolution, being a resolution passed at a special meeting of the shareholders by at least 66 2/3% of the votes cast.

Amendments of Bylaws

      New Coeur. The IBCA provides that a corporation’s board of directors may amend or repeal the corporation’s bylaws unless: (i) the articles of incorporation reserve this power exclusively to the shareholders in whole or part; or (ii) the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The IBCA also provides that a corporation’s shareholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended or repealed by its board of directors.

      New Coeur’s bylaws provide that they may be altered, amended or repealed and any new bylaws may be adopted by the Board of Directors subject to repeal or change by the shareholders at any regular or special meeting.

      Wheaton. The OBCA provides that, unless the articles or bylaws otherwise provide, the directors may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a bylaw, they are required under the OBCA to submit the bylaw, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the bylaw, amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders who voted in respect of the resolution. If the directors of a corporation do not submit a bylaw, an amendment or a repeal to the shareholders at the next meeting of shareholders, the bylaw, amendment or repeal will cease to be effective, and no subsequent resolution of the directors to adopt, amend or repeal a bylaw having substantially the same purpose and effect is effective until it is confirmed or confirmed as amended by the shareholders.

Business Combinations

      New Coeur. As explained above under “Certain Voting Requirements,” the New Coeur articles of incorporation require the affirmative vote of at least 80% of all outstanding shares entitled to vote to approve a Business Combination (as defined in the New Coeur articles of incorporation) involving specific related persons, unless such business combination is approved by the Continuing Directors (as defined in the New Coeur articles of incorporation) and certain price and procedure requirements for such business combination are met.

      Wheaton. Policies of certain Canadian securities regulatory authorities, including Rule 61-501 of the Ontario Securities Commission, contain requirements in connection with “business combinations” and “related party transactions.” A “business combination” means, generally, an amalgamation, arrangement, consolidation or any transaction, as a consequence of which the interest of a shareholder may be terminated without consent, regardless of whether the equity security is replaced with another security. A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one or any combination of transactions. “Related party” is defined in OSC Rule 61-501 and includes directors, senior officers and holders of at least 10% of the voting securities or of a sufficient number of any securities of the issuer to materially affect control of the issuer.

      OSC Rule 61-501 requires more detailed disclosure in the proxy material sent to shareholders in connection with a business combination or related party transaction, and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. OSC Rule 61-501 also requires that, subject to certain exceptions, an issuer shall not engage in a business combination or related party transaction unless minority approval for the related party transaction has been obtained.

Rights Plan

      New Coeur. On May 11, 1999, Coeur’s shareholders adopted a shareholder rights plan (the “Plan”). In connection with the Coeur reorganization, New Coeur will assume the Plan. The Plan entitles each holder of New Coeur’s common stock to one right. Each right will entitle the holder to purchase one one-hundredth of a share of newly authorized Series B Junior Preferred Stock. The exercise price is $100, making the price $10,000 per full preferred share. The rights will not be distributed and become exercisable unless and until ten business days after a person acquires 20% of the outstanding common shares or commences an offer that would result in the ownership of 30% or more of the shares. Each right also carries the right to receive upon exercise that number of New Coeur common shares which has a market value equal to two times the exercise price. Each preferred share issued is entitled to receive 100 times the dividend declared per share of common stock and 100 votes for each share of common stock and is entitled to 100 times the liquidation payment made per common share. New Coeur’s board of directors may elect to redeem the rights prior to their exercisability at a price of $0.01 per right. The rights will expire on May 24, 2009, unless earlier redeemed or exchanged by New Coeur.

      Wheaton. Based on Wheaton’s publicly available information as of the date of this offer to purchase, Coeur does not believe that Wheaton has adopted a shareholder rights plan.

Dissenters’ or Appraisal Rights

      New Coeur. Under the IBCA, appraisal rights are available in connection with the following actions in which shareholder approval is required:

•	an amendment to the articles that reduces the number of shares of a class owned by the shareholder to a fraction and the corporation has a right to repurchase the fractional share;

•	certain plans of merger or exchange;

•	a disposition of assets that would leave the corporation without a significant continuing business activity; or

•	any other amendment to the articles of incorporation, merger, share exchange or disposition of assets as provided by the corporation’s articles of incorporation, bylaws or action by the board of directors.

      Appraisal rights are not available to holders of shares which are listed on the NYSE unless (i) the holders of such shares are being forced, in the context of a merger, share exchange or other corporate action, to accept as consideration shares of a company not listed on the NYSE or the AMEX or (ii) the shares of the corporation are being acquired by someone, who in the year preceding the transaction was an officer or director of the corporation or was the beneficial owner of 20% or more of the voting power of the corporation.

      Wheaton. The OBCA provides that shareholders of a corporation governed thereunder who are entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The OBCA does not distinguish for this purpose between listed and unlisted shares. Such matters include:

(i)	any amalgamation with another corporation (other than with certain affiliated corporations);

(ii)	an amendment to the corporation’s articles to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

(iii)	an amendment to the corporation’s articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

(iv)	a continuance under the laws of another jurisdiction;

(v)	a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business;

(vi)	a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; or

(vii)	certain amendments to the articles of a corporation which require a separate class or series vote, provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

Oppression Remedy

      New Coeur. The IBCA does not provide for an oppression remedy.

      Wheaton. The OBCA provides an oppression remedy that enables a court to make any order, both interim and final, to rectify the matters complained of if the court is satisfied upon application by a complainant (as defined below) that:

(i)	any act or omission of the corporation or an affiliate effects a result;

(ii)	the business or affairs of the corporation or an affiliate are or have been carried on or conducted in a manner; or

(iii)	the powers of the directors of the corporation or an affiliate are or have been exercised in a manner,

that is oppressive or unfairly prejudicial to or that unfairly disregards the interest of any security holder, creditor, director or officer of the corporation.

      A complainant includes:

(i)	a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates;

(ii)	a present or former officer or director of the corporation or any of its affiliates; and

(iii)	any other person who in the discretion of the court is a proper person to make such application.

      The oppression remedy provides the court with an extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders and other complainants. While conduct which is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights. Furthermore, the court may order a corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action). The complainant is not required to give security for costs in an oppression action.

Shareholder Derivative Actions

      New Coeur. Under the IBCA, a shareholder may bring a derivative action on behalf of the corporation, so long as the shareholder (i) was a shareholder of the corporation at the time of the act or omission complained of or became a shareholder through transfer by operation of law from someone who was a shareholder at the time of the act or omission complained of and (ii) fairly and adequately represents the interests of the corporation in enforcing the rights of the corporation. Prior to commencing a derivative action, a shareholder must make a written demand upon the corporation to take suitable action with regard to an act or omission and 90 days must have passed from the date of the demand, provided, however, the shareholder need not wait for the 90-day period to expire if the corporation notifies the shareholder that the demand has been rejected or waiting the full 90 days would cause the corporation irreparable harm. The court in a derivative action will stay the proceeding if the corporation commences an inquiry into the allegations made in the demand or the complaint. The court shall dismiss a derivative action if (i) a majority of the independent directors of the corporation, (ii) a special committee consisting of independent directors or (iii) a panel of independent individuals appointed by the court, determines in good faith, after a reasonable inquiry, that the maintenance of a derivative action is not in the best interests of the corporation. The settlement or discontinuance of a derivative action must be approved by the court in the action. Upon termination of a derivative action, the court may order the corporation to pay the plaintiff’s reasonable expenses, including attorney’s fees, if the court finds the proceeding has resulted in a substantial benefit to the corporation.

      Wheaton. Under the OBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which any such corporation or subsidiary is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the corporation or subsidiary. Under the OBCA, no action may be brought and no intervention in an action may be made unless the court is satisfied that the complainant has given 14 days notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court and (i) the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued. Where a complainant makes an application without having given the required notice, the OBCA permits the court to make an interim order pending the complainant giving the required notice, provided that the complainant can establish that at the time of seeking the interim order it was not expedient to give the required notice.

      Under Canadian law, the court in a derivative action may make any order it thinks fit. In addition, under Canadian law, a court may order a corporation or its subsidiary to pay the complainant’s interim costs, including reasonable legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

Fiduciary Duties of Directors

      New Coeur. Under the IBCA, directors must act in good faith and in a manner the director reasonably believes to be in the best interests of the corporation.

      Wheaton. Directors of corporations governed by the OBCA have fiduciary obligations to the corporation. Under the OBCA, the duty of loyalty requires directors of a corporation to act honestly and in good faith with a view to the best interests of the corporation, and the duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Indemnification of Officers and Directors

      New Coeur. Under Title 30, Section 30-1-851 of the Idaho Code and Article XIII of New Coeur’s bylaws, New Coeur’s directors and officers may be indemnified against certain liabilities which they may incur in their capacities as such. The material terms of the indemnification provisions are indemnification:

•	with respect to civil, criminal, administrative or investigative proceedings brought because the defendant is or was serving as an officer, director, employee or agent of New Coeur;

•	for judgments, fines and amounts paid in settlement reasonably incurred;

•	if the defendant acted in good faith and reasonably believed in the case of conduct in his official capacity that his conduct was in the best interests of New Coeur, and in all other cases that his conduct was at least not opposed to the best interests of New Coeur; and

•	if, with respect to a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

      Attorney’s fees are included in such indemnification to the extent the indemnified party is successful on the merits in defense of the proceeding. If the foregoing criteria are met, indemnification also applies to a suit threatened or pending by New Coeur against the officer, director, employee or agent with respect to attorney’s fees unless there is negligence on the part of the indemnified party. Indemnification is made only upon a determination by New Coeur that it is proper under the circumstances because the applicable standard is met. The determination shall be made by a majority vote of:

•	a quorum of the board of directors consisting of those persons who are not parties to the proceeding;

•	if such a quorum is not available, by independent legal counsel in writing; or

•	by the shareholders.

      Generally, expenses for defense may be paid in advance of final disposition of the proceeding if the indemnified party provides a written affirmation of his good faith belief that he has met the relevant standard of conduct under the Idaho Code and further provides a written undertaking to repay such amounts if it is determined that the applicable standard has not been met. New Coeur also has an officers’ and directors’ liability insurance policy. This insurance policy contains a limit of liability of $10 million with a retention to New Coeur of $500,000, on a claims made basis. The policy covers claims against officers and directors for “wrongful acts” and also reimburses New Coeur to the extent New Coeur indemnifies officers and directors in accordance with applicable law and its bylaws. “Wrongful act” is defined to mean any breach of duty, neglect, error, misstatement, misleading statement, omission or act by the directors or officers of New Coeur in their respective capacities as such, or any matter claimed against them solely by reason of their status as directors or officers of New Coeur. The policy contains numerous exclusions of liability which are exceptions to coverage.

      Wheaton. Under the OBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (an ‘indemnifiable person’), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or such body corporate, if: (i) he or she acted honestly and in good faith with a view to the best interests of such corporation; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An indemnifiable person is entitled under the OBCA to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (i) and (ii) above. A corporation may, with the approval of a court, also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set forth in (i) and (ii), above.

Director Liability

      New Coeur. The articles of incorporation of New Coeur provide, as permitted by the IBCA, that no director shall be personally liable to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director; provided, however, that the liability of a director shall not be eliminated for (i) the amount of a financial benefit received by a director to which he is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, (iii) the approval of an unlawful distribution by the corporation under the IBCA, or (iv) an intentional violation of criminal law.

      Wheaton. The OBCA does not permit the limitation of a director’s liability for breach of fiduciary liability.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      Coeur files annual, quarterly and special reports, proxy statements and other information with the SEC. Wheaton is subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and accordingly files or furnishes reports, including annual reports on Form 40-F, reports on Form 6-K and other information with the SEC. Shareholders may read and copy this information at the SEC’s public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

      Shareholders may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. Shareholders may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

      The SEC also maintains a web site at www.sec.gov from which any electronic filings made by Coeur or Wheaton may be obtained without charge.

      Coeur filed a registration statement on Form S-4 with the SEC under the Securities Act of 1933, as amended, to register the New Coeur common stock and Exchangeable Shares to be issued pursuant to Coeur’s offer to purchase and the acquisition transaction. This offer to purchase is a part of that registration statement. As allowed by SEC rules, this offer to purchase does not contain all the information shareholders can find in the registration statement or the exhibits to the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows Coeur to “incorporate by reference” information into this offer to purchase. This means that Coeur can disclose important information about Coeur and Wheaton and Coeur’s and Wheaton’s financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this offer to purchase, except for any information that is superseded by information that is included directly in this document. The following documents filed with the SEC are incorporated by reference in this offer to purchase:

Coeur d’Alene Mines Corporation:

•	Coeur’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC March 9, 2004;

•	Coeur’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC May 10, 2004;

•	Coeur’s Current Reports on Form 8-K filed on May 28, June 3, and June 23, 2004; and

•	The description of Coeur common stock contained in Coeur’s Registration Statement on Form 8-A (File No. 1-08641), filed March 28, 1990, and any amendments or reports filed for the purpose of updating that description.

Wheaton River Minerals Ltd.:

•	Wheaton’s Annual Report on Form 40-F filed on May 18, 2004 (except for the report of Wheaton’s independent accountants contained therein, which is not incorporated by reference because the consent of Wheaton’s accountants to such incorporation by reference has not been obtained to date); and

•	Wheaton’s Reports of Foreign Issuer on Form 6-K, filed on April 26, May 17, June 2, June 3, June 4, June 7, June 8 (2 reports), June 10, June 14, June 17, June 21 (2 reports), June 23 (2 reports), and June 24, 2004.

      Whenever Coeur or Wheaton files reports or documents under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this offer to purchase, those reports and documents will be deemed to automatically be incorporated into and become a part of this offer to purchase. Any information contained in such subsequently filed reports that updates, modifies, supplements or replaces information contained in this offer to purchase automatically shall supersede and replace such information. Any information that is modified or superseded by a subsequently filed report or document shall not be deemed, except as so modified or superseded, to constitute a part of this offer to purchase.

      You may request a copy of these filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling Coeur at the following address or telephone number:

Corporate Secretary

Coeur d’Alene Mines Corporation
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814
(208) 667-3511

      Documents filed electronically by Coeur or Wheaton with the SEC also may be obtained without charge at the SEC’s website at www.sec.gov.

      Statements contained in this offer to purchase as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

LEGAL MATTERS

      The legality of the New Coeur common stock offered hereby will be passed upon for the Offerors by William F. Boyd, Esq. The validity of the Exchangeable Shares offered hereby will be passed upon for the Offerors by Stewart McKelvey Stirling Scales, Saint John, New Brunswick. The opinions contained under the heading “Certain Canadian Federal Income Tax Considerations” have been provided by Goodmans LLP, Toronto, Ontario. The opinions contained under the heading “Certain U.S. Federal Income Tax Considerations” have been provided by Gibson, Dunn & Crutcher LLP.

EXPERTS

      The consolidated financial statements of Coeur d’ Alene Mines Corporation as of December 31, 2003 and 2002, and for the years then ended have been incorporated by reference in this offer to purchase, and elsewhere in the registration statement of which this offer to purchase forms a part, in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The audit report concerning the December 31, 2003 financial statements refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of January 1, 2003.

OFFEREES’ STATUTORY RIGHTS

      Securities legislation in certain of the provinces and territories of Canada provides holders of Wheaton common shares with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is misrepresentation in a circular or a notice that is required to be delivered to such shareholders. However, such rights must be exercised within prescribed time limits. Holders of Wheaton common shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

ANNEX A

CERTAIN INFORMATION REGARDING COEUR

Coeur’s Directors and Executive Officers

      The following table sets out, for each of Coeur’s directors and executive officers, the person’s name, age, position with Coeur and, if a director, the year in which the person became a director. Each of the directors has been elected to serve until the next annual meeting of shareholders of Coeur. The directors and executive officers of Coeur may be considered control persons of Coeur.

			Director
Name	Age	Position with Coeur	Since

Dennis E. Wheeler	61	Chairman of the Board and Chief Executive Officer	1978
James J. Curran	64	Director	1989
James A. McClure	79	Director	1991
Cecil D. Andrus	72	Director	1995
John H. Robinson	53	Director	1998
Robert E. Mellor	60	Director	1998
Timothy R. Winterer	67	Director	1998
J. Kenneth Thompson	52	Director	2002
Robert Martinez	57	President and Chief Operating Officer
James A. Sabala	49	Executive Vice President and Chief Financial Officer
Donald J. Birak	50	Senior Vice President — Exploration
Gary W. Banbury	51	Senior Vice President and Chief Administrative Officer
Troy J. Fierro	40	Vice President — Mining Operations
James R. Arnold	50	Vice President — Technical Services and Projects
Wayne L. Vincent	42	Controller and Chief Accounting Officer
Mitchell J. Krebs	32	Vice President — Corporate Development

      Information regarding Coeur’s directors and executive officers is set forth below.

      Mr. Wheeler has been the Chairman and Chief Executive Officer of Coeur. He has been the Chief Executive Officer of Coeur since 1986. He has been the Chairman of the Board since 1992. Mr. Wheeler served as President of Coeur from 1980 to 2002. Mr. Wheeler’s principal business address is 505 Front Street, Coeur d’Alene, Idaho 83814, telephone number (208) 667-3511.

      From 1991 to 1996 Mr. Curran was the Chairman of the Board and Chief Executive Officer of First Interstate Bank, Northwest Region. Mr. Curran’s principal business address is 505 Front Street, Coeur d’Alene, Idaho 83814, telephone number (208) 667-3511.

      Mr. McClure served as the United States Senator from Idaho from 1972 to 1991. Mr. McClure’s principal business address is 505 Front Street, Coeur d’Alene, Idaho 83814, telephone number (208) 667-3511.

      Mr. Andrus has been an “Of Counsel” Member of the Gallatin Group since 1995. Mr. Andrus was the governor of Idaho from 1971 to 1977 and from 1987 to 1995. Mr. Andrus’s principal business address is 505 Front Street, Coeur d’Alene, Idaho 83814, telephone number (208) 667-3511.

      Mr. Robinson has been the Chairman of EPCglobal Ltd. since 2003. From 2003 to 2004, he was also the Executive Director, President and Chief Operating Officer of Metilinx, Inc. From 2000 to 2002, Mr. Robinson was the Executive Director of Amey plc, a London FTSX-listed business process outsourcing company. From 1999 to 2000, Mr. Robinson was Vice Chairman of Black & Veatch Inc.

From 1994 to 2000, Mr. Robinson was the Chairman of Black & Veatch UK Ltd. Mr. Robinson’s principal business address is 505 Front Street, Coeur d’Alene, Idaho 83814, telephone number (208) 667-3511.

      Mr. Mellor has been the Chairman, Chief Executive Officer and President of Building Materials Holding Corporation since 1997. Mr. Mellor’s principal business address is 505 Front Street, Coeur d’Alene, Idaho 83814, telephone number (208) 667-3511.

      Mr. Winterer is currently retired. From 2000 to 2001, Mr. Winterer was the President, Chief Operating Officer and Director of Western Oil Sands. Mr. Winterer’s principal business address is 505 Front Street, Coeur d’Alene, Idaho 83814, telephone number (208) 667-3511.

      Mr. Thompson has been the President and CEO of Pacific Star Energy LLC since 2003 and the President of Pacific Rim Leadership Development LLC since 2000. From 1998 to 2000, Mr. Robinson was the executive vice president of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, China and Singapore. Mr. Thompson’s principal business address is 505 Front Street, Coeur d’Alene, Idaho 83814, telephone number (208) 667-3511.

      Mr. Martinez has been the President and Chief Operating Officer of Coeur since 2002. From 1998 to 2002, Mr. Martinez served as Senior Vice President and Chief Operating Officer of Coeur from 1998 to 2002. Mr. Martinez’s principal business address is 505 Front Street, Coeur d’Alene, Idaho 83814, telephone number (208) 667-3511.

      Mr. Sabala has been the Executive Vice President and Chief Financial Officer of Coeur since 2003. Prior to that, Mr. Sabala was the Chief Financial Officer and Controller for Stillwater Mining Company from 1998 to 2003. Mr. Sabala’s principal business address is 505 Front Street, Coeur d’Alene, Idaho 83814, telephone number (208) 667-3511.

      Mr. Birak has been the Senior Vice President — Exploration of Coeur since January 2004. From 1999 to 2004, Mr. Birak was employed by AngloGold North America, Inc. as Vice President — Exploration. Mr. Birak’s principal business address is 505 Front Street, Coeur d’Alene, Idaho 83814, telephone number (208) 667-3511.

      Mr. Banbury has been the Senior Vice President and Chief Administrative Officer of Coeur since 2004. Prior to that Mr. Banbury served as Coeur’s Vice President — Administration and Human Resources from 2000 to 2004 and Vice President-Human Resources from 1998 to 2000. Mr. Banbury’s principal business address is 505 Front Street, Coeur d’Alene, Idaho 83814, telephone number (208) 667-3511.

      Mr. Fierro has been principally employed by Coeur for more than the past five years and has been the Vice President — Mining Services of Coeur since 2001. Prior to that, Mr. Fierro was the Vice President — General Manager of Coeur’s Rochester Mine. Mr. Fierro’s principal business address is 505 Front Street, Coeur d’Alene, Idaho 83814, telephone number (208) 667-3511.

      Mr. Arnold has been the Vice President — Technical Services and Projects since 2003. Prior to that, Mr. Arnold served as Chief Operating Officer of Earthworks Technologies, Inc., a wholly owned subsidiary of Coeur. In addition, Mr. Arnold was a principal with and President and Chief Executive Officer of Knight Piesold and Company from 1997 to 2002. Mr. Arnold’s principal business address is 505 Front Street, Coeur d’Alene, Idaho 83814, telephone number (208) 667-3511.

      Mr. Vincent has been the Controller of Coeur since 1998 and the Chief Accounting Officer since 1999. Mr. Vincent’s principal business address is 505 Front Street, Coeur d’Alene, Idaho 83814, telephone number (208) 667-3511.

      Mr. Krebs has been the Vice President — Corporate Development of Coeur since 2003. Mr. Krebs was an independent consultant for Coeur from 2001 to 2003. From 2000 to 2001, Mr. Krebs was the President of Mine Depot, Inc., a wholly-owned subsidiary of Coeur. From 1999 to 2000, Mr. Krebs was an associate with Allied Capital Corporation. Mr. Krebs’s principal business address is 505 Front Street, Coeur d’Alene, Idaho 83814, telephone number (208) 667-3511.

      All of Coeur’s directors and executive officers are citizens of the United States.

      None of Coeur’s directors and executive officers beneficially own any securities of Wheaton. None of Coeur’s directors and executive officers have, in the last five years, been convicted in a criminal proceeding. None of Coeur’s directors and executive officers have, in the last five years, been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting actions subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF

COEUR D’ALENE MINES CORPORATION

      Coeur d’Alene Mines Corporation (“Coeur”) announced on May 27, 2004 a proposed plan of arrangement with Wheaton River Minerals Ltd. (“Wheaton”) of Coeur and Wheaton, and requested that Wheaton’s board of directors (or its authorized representatives) commence discussions with Coeur regarding the terms of the proposed combination of the two companies. To date, Wheaton’s board has refused to engage in such discussion, Coeur has not had access to the non-public books and records of Wheaton and Coeur is not in a position to independently assess or verify the information in Wheaton’s publicly filed financial statements. On June 29, 2004, Coeur announced it intended to commence an offer to purchase all of the outstanding Wheaton common shares on revised terms.

      Pursuant to the offer to purchase, Coeur has offered Wheaton shareholders either:

•	Cdn$5.47 in cash, subject to the maximum cash consideration discussed below; or

•	0.796 shares of New Coeur common stock; or

•	0.796 Exchangeable Shares.

      The maximum aggregate amount of cash that will be paid to Wheaton shareholders under the offer to purchase (referred to as the “Tender Cash Maximum”) is the product of (i) Cdn$570 million and (ii) a fraction, the numerator of which is the number of Wheaton common shares properly deposited under the offer to purchase and not withdrawn, and the denominator of which is the number of Wheaton common shares outstanding at the time Wheaton common shares are taken up and paid for under the offer to purchase.

      We are providing the following unaudited pro forma condensed combined financial statements to present a summary of the results of operations and financial position of the combined company after giving effect to the offer to purchase Wheaton common shares absent any operational or other changes, had the businesses been combined for the periods and at the dates indicated.

      The pro forma financial balance sheet information gives effect to the Wheaton-Coeur combination as described under “Basis of Presentation” below and the incurrence of $225.0 million of 2% convertible debt securities due 2024 as if such transactions occurred on March 31, 2004. The pro forma financial income statement information gives effect to such transactions as if they occurred on January 1, 2003.

      There may be actions, events or circumstances that could significantly affect the purchase price or purchase price allocations of any combination of Coeur and Wheaton. Also, as mentioned above, Wheaton has thus far refused access to detailed financial information or other non-public information regarding Wheaton. Such information might provide Coeur with information that could impact the purchase price offered by Coeur or the purchase price allocation in any transactions. Such changes also likely would impact the assumption and pro forma adjustments reflected in the following pro forma financial data.

BASIS OF PRESENTATION

      Set forth below is an unaudited pro forma condensed consolidated balance sheet of Coeur at March 31, 2004 and unaudited pro forma condensed income statements for the year ended December 31, 2003 and the three months ended March 31, 2004. These statements have been prepared based on Coeur’s historical financial statements and the historical financial statements (and related Canadian GAAP to US GAAP reconciliations) publicly filed by Wheaton, in order to assist shareholders in analyzing the potential financial results of a combined company. The pro forma financial statements should be read in conjunction with the financial statements and related notes incorporated by reference to the registration statement to which these pro forma financial statements and the related are appended.

      Coeur’s historical information has been derived from historical financial statements included in certain public filings and was prepared and presented in accordance with US GAAP. Wheaton’s historical financial information (and related reconciliations) is taken exclusively from documents publicly filed or disclosed by Wheaton, and Wheaton has not participated in any manner in the preparation of the following pro forma financial statements. According to Wheaton’s public filings, Wheaton’s historical financial information was prepared in accordance with Canadian GAAP, and Wheaton also included reconciliations of that information to US GAAP in certain of its filings. While Coeur has no reason to question the accuracy or completeness of Wheaton’s financial statements or related reconciliations, Coeur has not had access to the non-public books and records of Wheaton and Coeur is not in a position to independently assess or verify the information in Wheaton’s publicly filed financial statements. If Wheaton’s historical information or reconciliations contain inaccuracies or omissions, it could have a material effect on the pro forma financial statements derived in part from such Wheaton information.

      The pro forma condensed consolidated financial statements assume that Coeur and Wheaton will be combined as a result of the offer to purchase and a subsequent acquisition transaction whereby Coeur would acquire all Wheaton common shares not acquired by Coeur pursuant to the offer to purchase.

      For accounting purposes, the acquisition has been treated as an acquisition of Coeur by Wheaton and as a recapitalization of Wheaton (a “Reverse Acquisition”). The pro forma financial statements contained herein use the purchase method of accounting, with Wheaton treated as the acquiror and Coeur as the acquiree and also assume that the acquisition had been completed on January 1, 2003 (for income statement purposes) and on March 31, 2004 (for balance sheet purposes).

      Because the former Wheaton shareholders will hold the majority of the voting stock of the combined company and the board of directors of the combined company will be elected annually by the holders of the combined company’s shareholders, Wheaton is deemed to be the accounting acquiror. As a result, Coeur’s assets and liabilities must be recorded at their estimated fair values. The purchase price is based upon the share price used in the proposed offer to purchase of $4.098 multiplied by the outstanding shares of Coeur at the offer date of 213,174,194, plus a claim for payment, estimated for purposes hereof at $26 million, that may be asserted by Golden Star against Coeur in relation to the termination of the Wheaton-IAMGold agreement, plus estimated costs of the offer to purchase of $36.1 million resulting in a total of $935.69 million. The share price of $4.098 is the weighted average closing price of Coeur stock for a period of two days before and after the announcement of the offer to purchase on June 29, 2004. This estimated purchase price does not consider stock options, warrants or restricted stock of Coeur.

      For purposes of preparing the unaudited pro forma condensed financial statements, management has made certain assumptions. Coeur assets and liabilities at March 31, 2004 are assumed to approximate fair value and any excess purchase price has been allocated to development properties. Additionally, management has assumed that the Wheaton shareholders would elect the maximum cash consideration. Based on the number of issued and outstanding Wheaton common shares on May 27, 2004, if all Wheaton shareholders elected to receive cash for their Wheaton common shares, Wheaton shareholders would receive Cdn$1.00 per Wheaton common share in cash and either 0.650 shares of New Coeur common stock or 0.650 Exchangeable Shares (for shareholders who affirmatively elect to receive Exchangeable Shares if there is proration). If less than all Wheaton shareholders elect the cash option, Wheaton shareholders will receive up to Cdn$5.47 per Wheaton common share in cash (subject to proration based on the Tender Cash Maximum) plus, if proration occurs, a number of shares of New Coeur common stock or Exchangeable Shares.

      Furthermore, the historical data of Wheaton for the year ended December 31, 2003 has been derived by Coeur from Wheaton’s audited financial statements filed with the SEC. In the SEC filings in which such financial statements appear, Wheaton states in its filings that such financial data is in accordance with US GAAP, after reconciliation from Canadian GAAP by Wheaton under the reconciliation principles set forth by Wheaton in its SEC filings. The pro forma US GAAP Wheaton historical information for the quarter ended March 31, 2004 has been prepared by Coeur and is derived from the historical financial statements of Wheaton as filed with the SEC. In preparing this data, Coeur reconciled Wheaton’s Canadian GAAP information to US GAAP using the reconciliation principles set forth in Note 1 of the notes to the unaudited pro forma condensed consolidated financial statements.

      The pro forma adjustments are based upon available information and assumptions that management of Coeur believes are reasonable. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are based on the estimates and assumptions set forth in the notes accompanying those statements. The companies might have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the combination. The unaudited pro forma condensed combined financial statements should be read in conjunction with the consolidated financial statements of Coeur and Wheaton, to the extent incorporated by reference in this document. See “Where You Can Find More Information.”

COEUR D’ALENE MINES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2004
(Expressed in thousands of United States dollars)

		Pro-Forma			Pro-Forma
		US GAAP			Combined
	Coeur	Wheaton			US GAAP
	Historical	As of	Pro-Forma		Balance Sheet
	As of	March 31,	Purchase		As of
	March 31,	2004	Adjustment		March 31,
	2004	(Note 1)	(Note 2)		2004

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$173,314	$67,824	$216,300	(9)	$11,641
			(419,797	)(4)
			(26,000	)(8)
Short-term investments	61,462	9,381	(36,100	)(10)	34,743
Receivables and prepaid expenses, net	13,090	8,174	—		21,264
Ore on leach pad	15,424	—	—		15,424
Metal and other inventory	13,408	620	—		14,028

Total current assets	276,698	85,999	(265,597)		97,100

PROPERTY, PLANT AND EQUIPMENT
Property, plant & equipment	82,281	63,123	(48,939	)(6)	96,465
Less accumulated depreciation	(48,939)	(6,751)	48,939	(6)	(6,751)

	33,342	56,372	—		89,714
MINING PROPERTIES
Operational mining properties	114,867	150,396	(92,974	)(6)	172,289
Less accumulated depletion	(92,974)	(16,103)	92,974	(6)	(16,103)

	21,893	134,293	—		156,186
Developmental properties	45,246	273,672	748,603	(5),(8),(10)	1,421,236
			353,715	(5)

	67,139	407,965	1,102,318		1,577,422
OTHER ASSETS
Non-current ore on leach pad	20,445	1,095	—		21,540
Restricted investments	8,710	—	—		8,710
Debt issuance costs, net	5,992	3,170	(5,992	)(7)	11,870
			8,700	(9)
Deferred income taxes	—	6,614	—		6,614
Investment in non-consolidated subsidiary		307,764	—		307,764
Other	9,053	8,352	—		17,405

Total non-current assets	44,200	326,995	2,708		373,903

Total assets	$421,379	$877,331	$839,429		$2,138,139

See notes to unaudited pro forma condensed combined financial statements.

COEUR D’ALENE MINES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2004
(Expressed in thousands of United States dollars)

		Pro-Forma			Pro-Forma
		US GAAP			Combined
	Coeur	Wheaton			US GAAP
	Historical	As of	Pro-Forma		Balance Sheet
	As of	March 31,	Purchase		As of
	March 31,	2004	Adjustment		March 31,
	2004	(Note 1)	(Note 2)		2004

CURRENT LIABILITIES
Accounts payable	$6,367	$13,904	$—		$20,271
Accrued liabilities	5,553	—	—		5,553
Accrued interest payable	486	—	—		486
Accrued salaries and wages	3,951	—	—		3,951
Current portion of remediation costs	1,044	—	—		1,044
Current portion of debt	2,727	25,200	—		27,927
Accrued taxes	—	858	—		858
Other current liabilities	—	3,828	—		3,828

Total current liabilities	20,128	43,790	—		63,918

LONG TERM LIABILITIES
1 1/4% Convertible senior notes due 2024	180,000	—	—		180,000
New convertible notes	—	—	225,000	(9)	225,000
Long-term debt	—	49,798	—		49,798
Accrued reclamation and closure costs	21,304	19,961	—		41,265
Deferred income taxes	—	79,445	353,715	(5)	433,160
Other long-term liabilities	6,870	10,275	—		17,145

	208,174	159,479	578,715		946,368
SHAREHOLDERS’ EQUITY
Share purchase options and warrants	—	33,291	—	(11)	33,291
Common stock	214,233	579,532	(214,233	)(1)	582,314
		—	2,782	(2)
Capital surplus	542,892	704	(542,892	)(1)	451,713
			(2,782	)(2)
			873,588	(3)
			(419,797	)(4)
Accumulated (deficit) earnings	(549,273)	60,535	549,273	(1)	60,535
Repurchased and nonvested shares	(13,190)	—	13,190	(1)	—
Stock held by grantor trust	—	—	—		—
Unrealized loss on investments	(1,585)	—	1,585	(1)	—

Total shareholders’ equity	193,077	674,062	260,714		1,127,853

Total liabilities and shareholders’ equity	$421,379	$877,331	$839,429		$2,138,139

See notes to unaudited pro forma condensed combined financial statements.

COEUR D’ALENE MINES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

Year Ended December 31, 2003
(Unaudited)
(Expressed in thousands of United States dollars, except per share amounts and unless otherwise stated)

				Pro-Forma
		US GAAP		Combined
	Coeur	Wheaton		US GAAP
	Historical	Year Ended	Pro-Forma	Income Statement
	Year Ended	Dec. 31, 2003	Adjustments	Year Ended
	Dec. 31, 2003	(Note 1)	(Note 3)	Dec. 31, 2003

Revenues
Sales of metals	$107,720	$102,726	—	$210,446
Earnings from unconsolidated subsidiaries	—	41,541	—	41,541
Interest and other	2,019	3,923	—	5,942

Total revenues	109,739	148,190	—	257,929

Costs and Expenses
Production	77,861	58,723	—	136,584
Depreciation and depletion	16,627	15,822	—	32,449
Administrative and general	12,264	9,654	—	21,918
Exploration	4,947	—	—	4,947
Pre-development expense	1,967	—	—	1,967
Interest expense	12,851	2,399	4,500 (1)	19,750
Writedown of mining properties	—	—	—	—
Holding costs	6,393	1,529	—	7,922
Loss on early retirement of debt	41,564	—	—	41,564

Total operating expenses	174,474	88,127	4,500	267,101

LOSS BEFORE EXTRAORDINARY ITEMS, CUMULATIVE EFFECT OF ACCOUNTING CHANGE AND INCOME TAXES	(64,735)	60,063	(4,500)	(9,172)
Income tax (provision) benefit	7	(8,010)	— (2)	(8,003)

LOSS BEFORE EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	$(64,728)	$52,053	(4,500)	$(17,175)

Earnings per share — basic	$(0.39)	$0.13		$(0.04)

Earnings per share — diluted	$(0.39)	$0.12		$(0.04)

Weighted average shares — basic	168,186	412,035		436,008

Weighted average shares — diluted	168,186	439,214		436,008

See notes to unaudited pro forma condensed combined financial statements.

COEUR D’ALENE MINES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

Three Months Ended March 31, 2004
(Expressed in thousands of United States dollars, except per share amounts and unless otherwise stated)

		Pro-Forma		Pro-Forma
		US GAAP		Combined
	Coeur	Wheaton		US GAAP
	Historical	3 Months		Income
	3 Months	Ended		Statement
	Ended	March 31,	Pro-Forma	3 Months
	March 31,	2004	Adjustments	Ended
	2004	(Note 1)	(Note 3)	March 31, 2004

Revenues
Sales of metals	$28,271	$39,022	—	$67,293
Earnings from unconsolidated subsidiaries	—	30,849	—	30,849
Interest and other	(647)	(946)	—	(1,593)

Total revenues	27,624	68,925	—	96,549

Costs and Expenses
Production	16,950	19,246	—	36,196
Depreciation and depletion	4,846	4,221	—	9,067
Administrative and general	3,608	1,993	—	5,601
Exploration	1,944	634	—	2,578
Pre-development	1,614	256	—	1,870
Interest	938	2,548	1,125 (1)	4,611
Royalties	—	2,017	—	2,017
Writedown of mining properties	—	—	—	—
Holding costs	756	—	—	756
Loss on early retirement of debt	—	—	—	—

Total operating expenses	30,656	30,915	1,125	62,696

LOSS BEFORE EXTRAORDINARY ITEMS, CUMULATIVE EFFECT OF ACCOUNTING CHANGE AND INCOME TAXES	(3,032)	38,010	(1,125)	33,853
Income tax (provision) benefit	—	(4,339)	— (2)	(4,339)

LOSS BEFORE EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	$(3,032)	$33,671	(1,125)	$29,514

Earnings per share — basic	$(0.01)	$0.06		$0.05

Earnings per share — diluted	$(0.01)	$0.05		$0.04

Weighted average share — basic	213,142	565,111		580,464

Weighted average share — diluted	213,142	650,677		711,539

See notes to unaudited pro forma condensed combined financial statements.

COEUR D’ALENE MINES CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 Canadian GAAP to US GAAP Reconciliation.

      Wheaton’s historical financial information is prepared in accordance with accounting principles generally accepted in Canada (Canadian GAAP). Wheaton is not required to make publicly available any reconciliation from Canadian GAAP to US GAAP of interim financial information. In order to prepare the combined proforma information, this financial information must be adjusted in an effort to reflect the amounts included therein under US GAAP.

      Coeur has not had access to the non-public books and records of Wheaton necessary to independently assess the accuracy or completeness of adjustments that would be necessary to present the financial information in accordance with US GAAP. The pro forma combined financial information as of and for the quarter ended March 31, 2004 has been prepared by Coeur using Wheaton’s publicly filed financial information which are in Canadian, and not US, GAAP. As a result, the financial information only reflects those adjustments that are apparent from the US GAAP reconciliations found in the Wheaton historical financial statements and do not contain all adjustments that would be necessary under US GAAP as Coeur has not had access to the complete Wheaton financial information.

COEUR D’ALENE MINES CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 (continued)

Wheaton Balance Sheet Reconciliation — Canadian GAAP to US GAAP

      The historical balance sheet information of Wheaton as of the quarter ended March 31, 2004 as adjusted to reflect that information in conformity with US GAAP under the process described above is as follows:

		Other GAAP		Joint Venture		Pro-Forma Wheaton
	Canadian GAAP	Adjustments		GAAP Adjustments		US GAAP
	Wheaton	As of December 31, 2003		As of March 31, 2004		Balance Sheet
	As of March 31, 2004	(Note A)		(Note B)		As of March 31, 2004

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$173,814	$—		$(105,990	)(1)	$67,824
Short-term investments	8,821	560	(b)	—		9,381
Receivables and prepaid expenses, net	33,174	—		(25,000	)(1)	8,174
Metal and other inventory	29,906	—		(29,286	)(1)	620

Total current assets	245,715	560		(160,276)		85,999

PROPERTY, PLANT AND EQUIPMENT
Property, plant & equipment	311,165	—		(248,042	)(1)	63,123
Less accumulated depreciation	(35,382)	—		28,631	(1)	(6,751)

	275,783	—		(219,411)		56,372
MINING PROPERTIES
Operational mining properties	177,538	—		(27,142	)(1)	150,396
Less accumulated depletion	(14,449)	(4,714	)(c)	3,060	(1)	(16,103)

	163,089	(4,714)		(24,082)		134,293
Developmental properties	273,672	—		—		273,672

	436,761	(4,714)		(24,082)		407,965
OTHER ASSETS
Non-current ore on leach pad	60,871	—		(59,776	)(1)	1,095
Restricted investments	—	—		—		—
Debt issuance costs, net	3,170	—		—		3,170
Deferred income taxes	6,614	—		—		6,614
Investment in non consolidated subsidiary	—	(1,615	)(e)	309,379	(2)	307,764
Other	10,473	(2,121	)(e)	—		8,352

Total non-current assets	81,128	(3,736)		249,603		326,995

Total assets	$1,039,387	$(7,890)		$(154,166)		$877,331

LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES
Accounts payable	$29,898	$—		$(15,994	)(1)	$13,904
Current portion of debt	82,985	—		(57,785	)(1)	25,200
Accrued taxes	858	—		—		858
Other Current liabilities	3,828	—		—		3,828

Total current liabilities	117,569	—		(73,779)		43,790

LONG TERM LIABILITIES
Long-term debt	49,798	—		—		49,798
Reclamation and mine closure	19,961	—		—		19,961
Deferred income taxes	161,883	(2,051	)(d)	(80,387	)(1)	79,445
Other long-term liabilities	10,275	—		—		10,275

	241,917	(2,051)		(80,387)		159,479
SHAREHOLDERS’ EQUITY
Share purchase options and warrants	33,291	—		—		33,291
Common stock	579,532	—		—		579,532
Capital surplus	704	—		—		704
Accumulated earnings	66,374	(5,839)		—		60,535

Total shareholders’ equity	679,901	(5,839)		—		674,062

Total liabilities and shareholders’ equity	$1,039,387	$(7,890)		$(154,166)		$877,331

COEUR D’ALENE MINES CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 (continued)

          Note A — Other GAAP Adjustments as of December 31, 2003

US GAAP adjustments as derived from the Wheaton historical financial statements as of December 31, 2003 with ongoing impact, have been reflected in Wheaton March 31, 2004 Canadian GAAP balance sheet. US GAAP adjustments related to the joint venture have been reflected in a separate column to reflect that impact as of March 31, 2004. These amounts were derived from the Wheaton March 31, 2004 historical financial statements

Transactions may have occurred during the quarter ended March 31, 2004 that may ultimately affect the March 31, 2004 US GAAP adjustments. Such information is not available. As a result, inclusion of adjustments at December 31, 2003 is considered to appropriately represent US GAAP financial statements. See below for a description of US GAAP adjustments as referenced in the table above.

          Note B — Joint Venture GAAP Adjustments as of March 31, 2004

The US GAAP adjustment to reverse proportionate consolidation accounting and record equity accounting has been reflected as of March 31, 2004. Adjustments were derived from the March 31, 2004 quarterly financial statements of Wheaton.

(1)	Adjustment to eliminate proportionate consolidation of the Alumbrera mine.

(2)	Adjustment to record investment in subsidiary.

COEUR D’ALENE MINES CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 (continued)

Wheaton Income Statement Reconciliation — Canadian GAAP to US GAAP

      The historical income statement information of Wheaton for the quarter ended March 31, 2004 as adjusted to reflect that information in conformity with US GAAP under the process described above is as follows:

		Joint Venture
		GAAP		Pro-Forma
		Adjustments		Wheaton
	Wheaton	for the		US GAAP
	Historical	3 Months		Income
	Canadian GAAP	Ended		Statement
	3 Months Ended	March 31, 2004		3 Months Ended
	March 31, 2004	(Note C)		March 31, 2004

REVENUES
Sales of metals	$114,134	$(75,112	)(1)	$39,022
Earnings from unconsolidated subsidiaries	—	30,849	(1)	30,849
Interest and other	(842)	(104	)(1)	(946)

Total revenues	113,292	(44,367)		68,925

COSTS AND EXPENSES
Production	38,786	(19,540	)(1)	19,246
Depreciation and depletion	13,268	(9,047	)(1)	4,221
Administrative and general	3,675	(1,682	)(1)	1,993
Exploration	634	—		634
Reclamation	256	—		256
Interest	3,425	(877	)(1)	2,548
Royalties	2,017	—		2,017

Total operating expenses	62,061	(31,146)		30,915

NET LOSS BEFORE EXTRAORDINARY ITEMS, CUMULATIVE EFFECT OF ACCOUNTING AND INCOME TAXES	51,231	(13,221)		38,010
Income tax (provision) benefit	(17,560)	13,221	(1)	(4,339)

NET LOSS BEFORE EXTRAORDINARY ITEMS	$33,671	$0		$33,671

Earnings per share — basic	$0.06			$0.06

Earnings per share — diluted	$0.05			$0.05

Weighted average shares — basic	565,111			565,111
Weighted average shares — diluted	650,677			650,677

          Note C — US GAAP Adjustments to Wheaton Historical Canadian GAAP.

The historical Canadian GAAP income statement information of Wheaton for the quarter ended March 31, 2004 has been adjusted to reflect only the US GAAP accounting treatment for joint

COEUR D’ALENE MINES CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 (continued)

ventures. All other US GAAP adjustments have been omitted due to the lack of information available to Coeur. See below for a description of US GAAP adjustments.

(1)	Record equity interest in Argentina, currently recorded under proportionate consolidation under Canadian GAAP

      The following US GAAP adjustments apply to both the Wheaton Balance Sheet Reconciliation and the Wheaton Income Statement Reconciliation set forth in Note 1:

(a)	Joint Venture

      Under Canadian GAAP, Wheaton has accounted for its joint venture interest in its Alumbrera project on a proportionate consolidation basis. Under US GAAP, Wheaton is required to equity account for its investment in Alumbrera and record in earnings its proportionate share of Alumbrera net income in accordance with US GAAP.

(b)	Marketable Securities

      Marketable securities are carried at the lower of cost and market value under Canadian GAAP. Under Statement of Financial Accounting Standards (“SFAS”) No. 115, portfolio investments classified as available-for-sale securities are recorded at market value. The resulting gains or losses are included in the determination of other comprehensive income.

(c)	Depreciation and Depletion

      Under Canadian GAAP, depletion expense is calculated in reference to proven and probable reserves and a portion of resources, whereas under US GAAP, depletion expense is calculated in reference to proven and probable reserves only.

(d)	Income Taxes

      Under Canadian GAAP, future income taxes are calculated based on enacted or substantially enacted tax rates applicable to future years. Under US GAAP, only enacted rates are used in the calculation of future income taxes. Wheaton states that this difference in GAAP did not result in a difference in the financial position, results of operations or cash flows of Wheaton for the years ended December 31, 2003, 2002 and 2001.

      US GAAP adjustments have been tax affected based on enacted or substantially enacted statutory tax rates applicable to the relevant jurisdiction.

(e)	Accounting for Derivative Instruments and Hedging Activities

      SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, is effective for all fiscal years beginning after June 15, 2000 and standardizes the accounting for derivative instruments. Wheaton has chosen, for US GAAP purposes, to mark its foreign exchange, gold and interest rate derivative contracts to market. Wheaton’s put options on future gold production have been excluded from the mark-to-market calculation as it expects to deliver into these contracts in the normal course of business.

COEUR D’ALENE MINES CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 (continued)

(f)	Share Purchase Warrants

      Wheaton, from time to time, issues special warrants which are normally comprised of a common share and either a whole or portion of a share purchase warrant. The special warrant is issued at the current market value of the common share and the share purchase warrant is normally exercisable at or higher than market value. Under Canadian GAAP the proceeds of the special warrant are allocated to the common share with no value being assigned to the share purchase warrant. Under US GAAP the gross proceeds would be allocated between the shares and warrants based on the relative fair value of the special warrant components at the date Wheaton has a contractual liability to issue the special warrants.

      Prior to 2001, Wheaton issued share purchase warrants in connection with the acquisition of a mineral property and the issuance of debt. Under Canadian GAAP, no values were assigned to these purchase warrants. Under US GAAP, these warrants would be recorded at their fair values and be recorded as additional paid in capital at the date of issuance.

(g)	Flow-through Shares

      Under Canadian GAAP, flow-through shares are recorded at their face value, net of related issuance costs. When eligible expenditures are made, the carrying value of these expenditures may exceed their tax value. The tax effect of this temporary difference is recorded as a cost of issuing the shares.

      The Financial Accounting Standards Board (“FASB”) staff has taken the view that under SFAS No. 109, Accounting for Income Taxes, the proceeds from issuance should be allocated between the offering of shares and the sale of tax benefits. The allocation is made based on the difference between the quoted price of the existing shares and the amount the investor pays for the shares. A liability is recognized for this difference. The liability is reversed when tax benefits are renounced and a deferred tax liability is recognized at that time. Income tax expense is the difference between the amount of deferred tax liability and the liability recognized on issuance. The flow-through shares issued during 2001 were granted at the fair value of existing non flow-through shares. As such, no liability was recognized for the difference between the quoted price of the existing shares and the amount paid for the flow-through shares.

(h)	Foreign Currency Translation

      Under Canadian GAAP, as a result of Wheaton’s adoption of the US dollar as its functional currency, Wheaton’s consolidated financial statements for the year ended December 31, 2001, have been translated from Canadian dollars into US dollars at a rate of $1 to $1.5935.

      Under US GAAP, this change in the functional currency would require a restatement of Wheaton’s financial statements whereby monetary assets and liabilities of Wheaton would be translated into US dollars at the exchange rate in effect at the balance sheet date and non-monetary assets, liabilities and share capital at the exchange rates in effect at the time of acquisition or issue. Revenues, expenses and financing and investing activities would be translated at rates approximating exchange rates in effect at the time of the transactions.

      Under Canadian GAAP, Wheaton’s foreign currency denominated subsidiaries were translated into Canadian dollars whereby monetary items were translated at the rate of exchange in effect at the balance sheet date and non-monetary items were translated at historical exchange rates. The resulting Canadian dollar denominated subsidiary statements were translated into US dollars at a rate of $1 to $1.5935. Under US GAAP, Wheaton’s foreign currency denominated subsidiaries would be translated using the method whereby assets and liabilities would be translated at foreign exchange rates in effect at the balance sheet

COEUR D’ALENE MINES CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 (continued)

date and revenues and expenses would be translated at average foreign exchange rates in effect during the period. Adjustments arising from the translation of Wheaton’s foreign currency denominated subsidiaries would be deferred and recorded under a separate component of Shareholders’ Equity.

Note 2 Pro Forma Purchase Adjustments to Balance Sheet.

      The unaudited pro forma condensed combined balance sheet includes the following adjustments:

(1) To eliminate the components of Coeur’s historical shareholders’ equity accounts.

(2) Entry to reflect 582,314 shares of Coeur common stock, par value $1.00 per share, issued and outstanding after the acquisition of Wheaton, based on 213,174 shares of Coeur issued and outstanding and an estimated 369,140 shares of Coeur to be issued to Wheaton shareholders, based on the estimated outstanding Wheaton common shares of 567,907 multiplied by .65, the exchange rate assumed in the pro forma financial statements.

(3) Record additional equity for issuance of 213,174 shares of Coeur, using the five day average share price surrounding the announcement date of June 29, 2004 of $4.098.

(4) Maximum distribution of the cash election offered to Wheaton shareholders.

(5) This entry reflects the fair value of Coeur’s property plant and equipment and mining properties to estimated fair value. The excess of the fair value, including the possible Wheaton-IAMGold break fee payment and the estimated costs of the offer to purchase over the carrying value of the assets was allocated to developmental properties. In addition, deferred income taxes are recognized for the difference between the revised carrying amounts of Coeur’s assets and their associated tax bases which will not change as a result of the combination.

This allocation is preliminary and is subject to change due to several factors including: changes in the fair values of Coeur’s assets and liabilities up to the closing date of the transaction; the actual merger costs incurred, the number of Coeur’s shares, stock options, warrants and restricted stock outstanding at the closing date; valuations of assets and liabilities that may be required which have not been completed as of the date of these adjustments. These changes will not be known until after the closing date of the merger.

Additionally, the allocated value to Coeur’s long-lived assets will be subject to assessments of recoverability under the various provisions under US GAAP and, while there has been no current determination regarding impairment, these assessments could result in write downs of carrying values in future periods.

(6) Adjustment to reduce cost basis of Coeur’s property, plant and equipment and mining properties to net book value. Net book value is assumed to reflect fair value at March 31, 2004.

(7) To reflect the fair value of deferred debt issuance costs of Coeur.

(8) Reflects a potential claim that Coeur would be obligated to pay the net termination fees that may be payable under the Wheaton-IAMGold agreement.

(9) Issuance of $225.0 million of convertible debt securities to finance, in part, portion of the acquisition of Wheaton. Does not give effect to the exercise of the $50.0 million option.

(10) Estimated costs to be incurred as a result of the acquisition of Wheaton.

(11) No adjustment made for Wheaton’s options and warrants.

COEUR D’ALENE MINES CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 3 Pro Forma Purchase Adjustments to Income Statement.

      The unaudited pro forma condensed income statements include the following adjustments:

(1) To reflect incremental interest cost on the issuance of convertible debt securities in the amount of $225.0 million at 2% for the respective periods. Does not give effect to the exercise of the $50.0 million option.

(2) No entry has been made for taxes since US losses from Coeur cannot offset Wheaton’s Canadian earnings.

The Depositary for the Offer is:

The Bank of New York

By Mail: The Bank of New York Wheaton River Minerals Ltd. P.O. Box 859208 Braintree, MA 02185-9208	By Hand: The Bank of New York Reorganization Services 101 Barclay Street Receive and Deliver Window Street Level New York, NY 10286	By Overnight Delivery: The Bank of New York Wheaton River Minerals Ltd. 161 Bay State Road Braintree, MA 02184

By Facsimile Transmission: (for Eligible Institutions Only) (781) 380-3388	By Confirmation Receipt of Facsimile by Telephone Only: (781) 843-1833 Ext. 0

The Dealer Managers for the Offer to Purchase are:

JPMORGAN	CIBC WORLD MARKETS INC

In Canada:	In Canada:

200 Bay Street	161 Bay Street, BCE Place
South Tower, Suite 1800	P.O. Box 500
Royal Bank Plaza	Toronto, Ontario
Toronto, Ontario	Canada M5J 2S8
Canada M5J 2J2	Telephone: (416) 594-7000
Telephone: (416) 981-9200

In the United States:	In the United States:

277 Park Avenue	245 Park Avenue
New York, NY 10172	New York, New York 10017
Telephone: (212) 483-2323	Telephone: (212) 856-4000

The Information Agent for the Offer to Purchase is:

105 Madison Avenue

New York, New York 10016
(212) 929-5500 (Call Collect)
or
(800) 322-2885 (Toll Free)

Any questions and requests for assistance may be directed by Shareholders to the Dealer Managers, the Depositary or the Information Agent at their respective telephone numbers and locations set forth above.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Coeur d’Alene Mines Holdings Company

      Under Title 30, Section 30-1-5 of the Idaho Code and Article VI(b) of New Coeur’s Bylaws, New Coeur’s directors and officers may be indemnified against certain liabilities which they may incur in their capacities as such. The material terms of the indemnification provisions are indemnification:

•	with respect to civil, criminal, administrative or investigative proceedings brought because the defendant is or was serving as an officer, director, employee or agent of New Coeur;

•	for judgments, fines and amounts paid in settlement reasonably incurred;

•	if the defendant acted in good faith and reasonably believed in the case of conduct in his official capacity that his conduct was in the best interests of New Coeur, and in all other cases that his conduct was at least not opposed to the best interests of New Coeur; and

•	if, with respect to a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

      Attorney’s fees are included in such indemnification to the extent the indemnified party is successful on the merits in defense of the proceeding. If the foregoing criteria are met, indemnification also applies to a suit threatened or pending by New Coeur against the officer, director, employee or agent with respect to attorney’s fees unless there is negligence on the part of the indemnified party. Indemnification is made only upon a determination by New Coeur that it is proper under the circumstances because the applicable standard is met. The determination shall be made by a majority vote of:

•	a quorum of the board of directors consisting of those persons who are not parties to the proceeding;

•	if such a quorum is not available, by independent legal counsel in writing; or

•	by the shareholders.

      Generally, expenses for defense may be paid in advance of final disposition of the proceeding if the indemnified party provides a written affirmation of his good faith belief that he has met the relevant standard of conduct under the Idaho Code and further provides a written undertaking to repay such amounts if it is determined that the applicable standard has not been met. New Coeur also has an officers’ and directors’ liability insurance policy. This insurance policy contains a limit of liability of $10 million with a retention to New Coeur of $500,000, on a claims made basis. The policy covers claims against officers and directors for “wrongful acts” and also reimburses New Coeur to the extent New Coeur indemnifies officers and directors in accordance with applicable law and its bylaws. “Wrongful act” is defined to mean any breach of duty, neglect, error, misstatement, misleading statement, omission or act by the directors or officers of New Coeur in their respective capacities as such, or any matter claimed against them solely by reason of their status as directors or officers of New Coeur. The policy contains numerous exclusions of liability which are exceptions to coverage.

Coeur d’Alene Canadian Acquisition Corporation

      Under New Brunswick law, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (an “Indemnifiable Person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or such body corporate, if: (a) he or she acted honestly and in good faith with a view to the best interests of such corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An Indemnifiable Person is entitled to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding ad fulfilled the conditions set out in (a) and (b), above. A corporation may, with the approval of a court, also indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgement in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set out in (a) and (b), above. The Coeur d’Alene Canadian Acquisition Corporation Bylaws provide for indemnification of directors and officers to the fullest extent authorized by New Brunswick law.

Item 21.	Exhibits.

      See Exhibit Index attached hereto and incorporated by reference.

Item 22.	Undertakings.

      (a) Each of the undersigned registrants hereby undertakes:

(i) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities and Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(ii) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting requirements of Rule 14a-3 or Rule 14c-3 under the Securities and Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (c) Each of undersigned registrants hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the Company being acquired, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

COEUR D’ALENE MINES HOLDINGS COMPANY

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur d’Alene, State of Idaho, on this 12th day of July, 2004.

COEUR D’ALENE MINES HOLDINGS COMPANY

By:	/s/ DENNIS E. WHEELER

Dennis E. Wheeler
Chairman of the Board and
Chief Executive Officer

COEUR D’ALENE CANADIAN ACQUISITION CORPORATION

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur d’Alene, State of Idaho, on this 12th day of July, 2004.

COEUR D’ALENE
CANADIAN ACQUISITION CORPORATION

By:	/s/ DENNIS E. WHEELER

Dennis E. Wheeler
President

POWERS OF ATTORNEY

COEUR D’ALENE MINES HOLDINGS COMPANY

      KNOWN ALL PERSONS BY THESE PRESENT, that each persons whose signature appears below hereby constitutes and appoints Dennis E. Wheeler and James A. Sabala, and each of them severally, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place, and stead in any and all capacities to sign any and all amendments (including post-effective amendments and amendments filed pursuant to 462(b) under the Securities Act of 1933) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-facts and agents or any of them, or of his substitute or substitutes, may lawfully do to cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DENNIS E. WHEELER Dennis E. Wheeler	Chairman of the Board of Directors, Chief Executive Officer and Director (Principal Executive Officer)	July 12, 2004

/s/ JAMES A. SABALA James A. Sabala	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 12, 2004

/s/ WAYNE L. VINCENT Wayne L. Vincent	Controller and Chief Accounting Officer (Principal Accounting Officer)	July 12, 2004

/s/ MITCHELL KREBS Mitchell Krebs	Director	July 12, 2004

COEUR D’ALENE CANADIAN ACQUISITION CORPORATION

      KNOWN ALL PERSONS BY THESE PRESENT, that each persons whose signature appears below hereby constitutes and appoints Dennis E. Wheeler and James A. Sabala, and each of them severally, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place, and stead in any and all capacities to sign any and all amendments (including post-effective amendments and amendments filed pursuant to 462(b) under the Securities Act of 1933) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-facts and agents or any of them, or of his substitute or substitutes, may lawfully do to cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DENNIS E. WHEELER Dennis E. Wheeler	President & Director	July 12, 2004

/s/ JAMES A. SABALA James A. Sabala	Executive Vice President, Chief Financial Officer & Director	July 12, 2004

/s/ WAYNE L. VINCENT Wayne L. Vincent	Controller and Chief Accounting Officer (Principal Accounting Officer)	July 12, 2004

/s/ MITCHELL KREBS Mitchell Krebs	Director	July 12, 2004

EXHIBIT INDEX

Exhibit
Number		Description

3.1		Restated and Amended Articles of Incorporation of Coeur as filed with the Secretary of State of the State of Idaho effective September 13, 1999. (Incorporated herein by reference to Exhibit 3 to Coeur’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.)
3.2		Bylaws of Coeur and amendments thereto. (Incorporated herein by reference to Exhibit 3(b) to Coeur’s Annual Report on Form 10-K for the year ended December 31, 1988.)
3.3		Certificate of Designations, Powers and Preferences of the Series B Junior Preferred Stock of Coeur, as filed with Idaho Secretary of State on May 13, 1999 (Incorporated herein by reference to Exhibit 3(c) to Coeur’s Annual Report on Form 10-K for the year ended December 31, 2002)
3.4		Articles of Amendment to the Restated and Amended Articles of Incorporation of Coeur as filed with the Secretary of State of the State of Idaho on October 21, 2002. (Incorporated herein by reference to Exhibit 3.1 to Coeur’s Annual Report on Form 10-Q for the year ended September 30, 2002)
3.5		Articles of Amendment to the Restated and Amended Articles of Incorporation of Coeur as filed with the Secretary of State of the State of Idaho on May 27, 2004.
3.6		Articles of Incorporation of Canadian Exchange Co., as filed with the province of New Brunswick on June 30, 2004.
3.7		Bylaws of Canadian Exchange Co.
*3	.8	Articles of Incorporation of New Coeur.
*3	.9	Bylaws of New Coeur.
4.1		Specimen certificate of Coeur’s stock. (Incorporated herein by reference to Exhibit 4 to Coeur’s Registration Statement on Form S-2 (File No. 2-84174).)
4.2		Indenture dated as of January 13, 2004, by and between Coeur and the Bank of New York relating to Coeur’s 1.25% Convertible Senior Notes due 2024 (Incorporated herein by reference to Exhibit 4.1 to Coeur’s Current Report on Form 8-K dated January 7, 2004).
4.3		Rights Agreement, dated as of May 11, 1999, between Coeur and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. (Incorporated herein by reference to Exhibit 1 to Coeur’s Form 8-A relating to the registration of the Rights on the New York and Pacific Stock Exchanges.)
4.4		Specimen certificate of Canadian Exchange Co. Stock.
*4	.5	Specimen certificate of New Coeur common stock.
*5	.1	Legal opinion of William F. Boyd regarding the legality of the common stock of Coeur d’Alene Mines Holding Company being registered under this registration statement.
*5	.2	Legal opinion of Stewart, McKelvey Stirling Scales regarding the validity of the exchangeable shares of Canadian Exchange Co. being registered under this registration statement.
8.1		Tax opinion of Gibson, Dunn & Crutcher LLP regarding certain U.S. Income Tax considerations (Included under the caption entitled “Certain U.S. Federal Income Tax Considerations” beginning on page 66).
8.2		Tax opinion of Goodmans LLP regarding certain Canadian Federal Income Tax considerations (Included under the caption entitled “Certain Canadian Federal Income Tax Considerations” beginning on page 55).
10.1		Executive Compensation Program. (Incorporated herein by reference to Exhibit 10(e) Coeur’s Annual Report on Form 10-K for the year ended December 31, 1989.)
10.2		Agreement, dated January 1, 1994, between Coeur-Rochester, Inc. and Johnson Matthey Inc. (Incorporated herein by reference to Exhibit 10(m) of Coeur’s Annual Report on Form 10-K for the year ended December 31, 1993.)
10.3		Master Equipment Lease No. 099-03566-01, dated as of December 28, 1988, between Idaho First National Bank and Coeur. (Incorporated herein by reference to Exhibit 10(w) of Coeur’s Annual Report on Form 10-K for the year ended December 31, 1988.)
10.4		Master Equipment Lease No. 01893, dated as of December 28, 1988, between Cargill Leasing Corporation and Coeur. (Incorporated herein by reference to Exhibit 10(x) of Coeur’s Annual Report on Form 10-K for the year ended December 31, 1988.)
10.5		Amended and Restated Profit Sharing Retirement Plan of Coeur. (Incorporated herein by reference to Exhibit 10(ff) to Coeur’s Annual Report on Form 10-K for the year ended December 31, 1993.)

Exhibit
Number	Description

10.6	1993 Annual Incentive Plan and Long-Term Performance Share Plan of Coeur. (Incorporated herein by reference to Exhibit 10(jj) to Coeur’s Annual Report on Form 10-K for the year ended December 31, 1993.)
10.7	Supplemental Retirement and Deferred Compensation Plan, dated January 1, 1993, of Coeur. (Incorporated herein by reference to Exhibit 10(kk) to Coeur’s Annual Report on Form 10-K for the year ended December 31, 1993.)
10.8	Lease Agreement, dated January 12, 1994, between First Security Bank of Idaho and Coeur Rochester, Inc. (Incorporated herein by reference to Exhibit 10(mm) to Coeur’s Annual Report on Form 10-K for the year ended December 31, 1993.)
10.9	Non-employee Directors’ Retirement Plan effective as of March 19, 1993, of Coeur. (Incorporated herein by reference to Exhibit 10(oo) to Coeur’s Annual Report on Form 10-K for the year ended December 31, 1993.)
10.10	Extension of Employment and Severance Agreement between Coeur and Dennis E. Wheeler, dated June 28, 1994. (Incorporated by reference to Exhibit 10 (nn) to Coeur’s Annual Report on Form 10-K for the year ended December 31, 1994.)
10.11	401k Plan of Coeur. (Incorporated by reference to Exhibit 10 (pp) to Coeur’s Annual Report on Form 10-K for the year ended December 31, 1994.)
10.12	Mining Lease, effective as of June 1, 1997, between Silver Valley Resources and American Silver Mining Company. (Incorporated herein by reference to Exhibit 10(a) to Coeur’s Registration Statement on Form S-3 (File No. 333-40513).)
10.13	Mining Lease, effective as of April 23, 1996, between Silver Valley Resources Corporation and Sterling Mining Company. (Incorporated herein by reference to Exhibit 10(b) to Coeur’s Registration Statement on Form S-3 (File No. 333-40513).)
10.14	Mining Lease, effective as of March 21, 1997, between Silver Valley Resources Corporation and Silver Buckle Mines, Inc. (Incorporated herein by reference to Exhibit 10(c) to Coeur’s Registration Statement on Form S-3 (File No. 333-40513).)
10.15	Mining Lease, effective as of March 21, 1997, between Silver Valley Resources Corporation and Placer Creek Mining Company. (Incorporated herein by reference to Exhibit 10(d) to Coeur’s Registration Statement on Form S-3 (File No. 333-40513).)
10.16	Form of severance/change in control agreements entered into by Coeur with each of its executive officers (Dennis E. Wheeler — March 30, 1989, Robert Martinez — March 30, 1989, James A. Sabala — January 13, 2003, Gary W. Banbury — March 19, 1998, James K. Duff — March 17, 1997, Troy Fierro — November 11, 2001, and Wayne L. Vincent — October 29, 1998). (Incorporated by reference to Exhibit 10(hh) to Coeur’s Annual Report on Form 10-K for the year ended December 31, 2001).
10.17	Employment Agreement, dated as of January 13, 2003, between Coeur and James A. Sabala. (Incorporated herein by reference to Exhibit 10(jj) to Coeur’s Form 10-K for the year ended 2002).
10.18	2003 Long-Term Incentive Plan of Coeur. (Incorporated herein by reference to Appendix A to Coeur’s definitive Proxy Statement on Schedule 14A filed with the SEC on April 21, 2003).
10.19	Employment Agreement, dated February 1, 2004 between Coeur and Donald J. Birak (Incorporated herein by reference to Coeur’s Annual Report on Form 10-K for the year ended December 31, 2003).
10.20	Employment Agreement, dated March 11, 2003 between Coeur and Gary Banbury. (Incorporated herein by reference to Exhibit 10(b) to Coeur’s Quarterly Report on 10-Q for the quarter ended March 31, 2003).
10.21	Employment Agreement, dated March 11, 2003 between Coeur and Mitchell J. Krebs. (Incorporated herein by reference to Exhibit 10(a) to Coeur’s Quarterly Report on 10-Q for the quarter ended March 31, 2003).
10.22	Employment Agreement, dated March 11, 2003 between Coeur and Robert Martinez. (Incorporated herein by reference to Exhibit 10(e) to Coeur’s Quarterly Report on 10-Q for the quarter ended March 31, 2003).
10.23	Employment Agreement, dated March 11, 2003 between Coeur and Wayne Vincent. (Incorporated herein by reference to Exhibit 10(d) to Coeur’s Quarterly Report on 10-Q for the quarter ended March 31, 2003).

Exhibit
Number		Description

10.24		Employment Agreement, dated June 9, 2003 between Coeur and James Arnold. (Incorporated herein by reference to Exhibit 10(a) to Coeur’s Quarterly Report on 10-Q for the quarter ended June 30, 2003).
10.25		Amendment to Employment Agreement dated February 5, 2004 between Coeur and Wayne Vincent. (Incorporated herein by reference to Exhibit 10(b) to Coeur’s Quarterly Report on 10-Q for the quarter ended March 31, 2004).
21.1		List of Subsidiaries
*23	.1	Consent of William F. Boyd. (Included in Exhibit 5.1)
23.2		Consent of KPMG, LLP.
*23	.3	Consent of Goodmans LLP.
23.4		Consent of Gibson, Dunn & Crutcher LLP.
*23	.5	Consent of Stewart, McKelvey Stirling Scales (Included in Exhibit 5.2)
24.1		Powers of Attorney. (Included on Pages II-3 and II-4 as part of the signature pages hereto)
99.1		Press Release, dated May 27, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on May 28, 2004)
99.2		Slide Presentation, dated May 27, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on May 28, 2004)
99.3		Transcript of Conference Call, dated May 28, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 1, 2004)
99.4		Press Release, dated May 31, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 1, 2004)
99.5		Press Release, dated June 3, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 3, 2004)
99.6		Slide Presentation, dated June 3, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 4, 2004)
99.7		Press Release, dated June 4, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 4, 2004)
99.8		Press Release, dated June 7, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 7, 2004)
99.9		Press Release, dated June 8, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 9, 2004)
99.10		Press Release, dated June 21, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 21, 2004)
99.11		Letter to Wheaton shareholders, dated June 21, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 22, 2004)
99.12		Press Release, dated June 23, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 23, 2004)
99.13		Slide Presentation, dated June 23, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 23, 2004)
99.14		Press Release, dated June 28, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 29, 2004)
99.15		Press Release, dated June 29, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 29, 2004)
99.16		Slide Presentation, dated June 29, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 30, 2004)
99.17		Press Release, dated June 30, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on June 30, 2004)
99.18		Press Release, dated July 6, 2004 (incorporated by reference to Rule 425 filing filed by Coeur on July 7, 2004)
99.19		Letter from Dennis E. Wheeler to Wheaton shareholders, dated July 13, 2004

*	To be filed by amendment or incorporated by reference as may be required in connection with the offering of securities.